                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              CLARUS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [Clarus Logo Appears Here]
                            3970 Johns Creek Court
                            Suwanee, Georgia 30024

Dear Stockholder:

   You are cordially invited to attend our Special Stockholders' Meeting (the "Meeting"), to be held at our principal offices located at 3970 Johns Creek Court, Suwanee, Georgia 30024 on Monday, October 18, 1999 at 9:00 a.m., local time, notice of which is enclosed.

   At the Special Meeting you will be asked to consider and vote upon the following: approval of the sale of substantially all of our assets and the transfer of certain of the liabilities of our financial and human resources software business and technologies for $17.1 million, pursuant to the Asset Purchase Agreement dated August 24, 1999, between Clarus Corporation and Geac Computer Systems, Inc., the Intellectual Property Rights Purchase Agreement dated August 24, 1999, between Clarus Corporation and Geac Canada Limited and the related agreements in connection therewith. The sale does not include our Web-based electronic commerce technologies and products, which currently consist of our Clarus eProcurement and Clarus Commerce products.

   The proposal listed above has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of our common stock owned by such member in favor of the proposal.

   The affirmative vote of a majority of our common stock present in person or represented by proxy will be required to approve the proposal.

   We hope that you will be able to join us for the Special Meeting. Whether you own a few or many shares of our common stock and whether or not you plan to attend in person, it is important that your shares be voted on the proposal. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.


                                          Sincerely,

                                          /s/ Stephen P. Jeffery
                                          ------------------------------------
                                          Stephen P. Jeffery, Chairman of the
                                          Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
September   , 1999

                      [LOGO OF CLARUS CORP. APPEARS HERE]
                            3970 Johns Creek Court
                            Suwanee, Georgia 30024
                                (770) 291-3900

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                          TO BE HELD OCTOBER 18, 1999

   Notice is hereby given that the Special Stockholders' Meeting of Clarus Corporation will be held at the 3970 Johns Creek Court, Suwanee, Georgia 30024 on Monday, October 18, 1999 at 9:00 a.m., local time, for the following purposes:

   1. Sale of substantially all of our financial and human resources assets. To consider and vote on a proposal to approve the sale of substantially all of our assets and liabilities of our financial and human resources software business, technologies and products for cash, pursuant to the Asset Purchase Agreement dated August 24, 1999, between Geac Computer Systems, Inc. and Clarus Corporation, the Intellectual Property Rights Purchase Agreement dated August 24, 1999, between Geac Canada Limited and Clarus Corporation, and the related agreements in connection therewith.

   2. Other Business. The transaction of such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

   The affirmative vote of majority of the shares of our common stock present in person or represented by proxy will be required to approve the proposal. Only stockholders of record at the close of business on September 10, 1999 are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

   The Board of Directors unanimously recommends that holders of our common stock vote "FOR" the proposal listed above.

   We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. You may revoke your proxy by filing with our Secretary an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          /s/ Stephen P. Jeffery
                                          ------------------------------------
                                          Stephen P. Jeffery, Chairman
   Atlanta, Georgia
   September   , 1999

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Questions and Answers about the Sale...................................     1
Summary................................................................     4
Proposal--The Sale of Substantially All of Our Assets..................     9
The Asset Purchase Agreements..........................................    14
Unaudited Pro Forma Financial Information..............................    19
Factors to Consider in Evaluating the Sale.............................    22
Beneficial Ownership...................................................    25
General Information....................................................    28

                               ----------------

   In this Proxy Statement, we use the terms "Clarus," "we," "us" and "our" to refer to Clarus Corporation and its subsidiaries. We use the term "Geac" to refer to Geac Computer Systems, Inc. and Geac Canada Limited.

                          [Clarus Logo Appears Here]

                              PROXY STATEMENT FOR
                         SPECIAL STOCKHOLDERS MEETING

                     QUESTIONS AND ANSWERS ABOUT THE SALE

Q: Who is soliciting my proxy?

A: Our Board of Directors.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place at 3970 Johns Creek Court, Suwanee,
   Georgia 30024 on Monday, October 18, 1999 at 9:00 a.m., local time, notice of which is enclosed.

Q: What proposal will I be voting on at the Special Meeting?

A: You will be asked to consider a resolution to approve the sale of substantially all of our assets relating to our traditional financial and human resources software business and technologies to Geac for cash of $17.1 million, of which approximately $2.9 million will be placed in escrow for a period of six months following the sale to secure certain potential purchase price reductions and our indemnification obligations under our agreements with Geac.

Q: What will Clarus' business be after the sale to Geac?

A: As a result of the sale to Geac, we will have sold substantially all of our assets relating to what has historically been our primary business of developing, marketing and licensing financial and human resources software technologies and products. On November 6, 1998, we completed the acquisition of ELEKOM Corporation. Since that time, a growing focus of our business has been the business of developing and licensing the electronic commerce products we bought from ELEKOM. These products, including Clarus eProcurement and Clarus Commerce, leverage Web technology to connect large populations of employees, management, and suppliers in continuous planning, monitoring and control of resources. The sale is part of our overall reorganization strategy which resulted from our two distinct business operations. After the sale, we intend to continue to develop and license our electronic commerce products and to service our electronic commerce products already sold. We also intend to develop next-generation Clarus Commerce products which we believe will be necessary to compete and succeed in the marketplace. Our efforts to develop our electronic commerce business may include the exploration of strategic transactions to augment that business, such as mergers, acquisitions and joint ventures.

   Although it currently represents substantial portions of our revenue, our revenues from licensing, supporting and maintaining our traditional financial and human resources products has been decreasing since
   September 30, 1998. Further, over time, as we focus on our Web-based electronic commerce business, we expect that revenues from licensees of our traditional software products would have become a less significant part of our revenues.

Q: Why is Clarus's Board of Directors recommending the sale to Geac?

A: Our Board of Directors has determined that our reorganization through this sale is in the best interests of our stockholders. In reaching this conclusion, we considered a number of factors, including:

  . the risks associated with our traditional business, including (1) a decline in product demand for enterprise resource planning ("ERP") applications; (2) the low prices which the market is willing to pay for financial and human resources software products and technologies of the type we developed and (3) the difficulty of achieving further market penetration with those products and technologies due to the domination of larger, established competitors;

  . the risk that we would not be able to achieve significant growth in our revenues within a reasonable time if we continued both our traditional business and our electronic commerce business;

  . the benefits of reorganizing us to achieve a focused workforce with uniform strategies;

  . our potential to achieve a leadership role in the electronic procurement marketplace;

  .  the cash purchase price of $17.1 million;

  . the opinion of U.S. Bancorp Piper Jaffray that the cash consideration to be received from Geac is fair from a financial point of view; and

  . the agreement by Geac to offer employment to at least 90% of the individuals employed by us at the time of the sale in connection with our financial and human resources business.

  A copy of the U.S. Bancorp Piper Jaffray opinion letter is included as Appendix D to this Proxy Statement.

Q: What are Clarus' plans if the sale and the agreements with Geac are not approved by the stockholders?

A: If the agreements with Geac relating to the sale of assets and intellectual property rights are not approved by our stockholders, the sale to Geac will not be consummated and we will pursue other strategic opportunities, which could include the sale to another party or retaining our financial and human resources software and technologies.

   If we continue to conduct and to develop our electronic commerce business at least in the short run, we could be forced to pursue our new business focus in the area of electronic commerce with less cash than if the sale is consummated. For the same reasons that led us to determine that the sale is in the best interests of our stockholders, we would likely seek an alternative to the transaction with Geac, which would involve the sale of our financial and human resources software business.

Q: How will Clarus pay for the costs and expenses associated with the sale?

A: The assets to be sold to Geac do not include any of our cash, cash equivalents and short-term investments. Our cash will be used to pay all of our costs and expenses associated with the sale. As of July 31, 1999, our cash, cash equivalents and short-term investments totaled approximately $6.4 million not including the cash that we will receive from Geac at the closing of the sale.

Q: Will I receive any payment as a result of the sale?

A: No, you will not receive any payment as a result of the sale. We will retain the net proceeds from the sale and use them for general corporate purposes, including for the continued development of our electronic commerce products.

Q: Can I still sell my shares of Clarus common stock?

A: Neither the sale nor the agreements with Geac will affect your right to sell or otherwise transfer your shares of our common stock.

Q: What is the required vote to approve the agreements with Geac and the sale of Clarus' financial and human resources technologies and products?

A: The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the agreements with Geac and the sale of our financial and human resources software and technologies.

Q: If I sign and return the proxy without completing it, will that be considered a "yes" or "no" vote?

A: If a proxy is executed and returned without instructions as to how it is to be voted, the proxy will be deemed a vote FOR the approval of the agreements with Geac and the sale of our financial and human resources software and technologies.

Q: What if I want to change my vote?

A: To change your vote, just send in a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or attend the Special Meeting in person and vote.

Q: If my shares of Clarus common stock are held in "street name" by my broker, will my broker vote my shares for me?

A: Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have the effect of a vote against the sale. This is why it is very important to us that you complete and return your proxy.

Q: When do you expect the sale to be completed?

A: We are working toward completing the sale as quickly as possible, with the goal of completing the sale on the same date that the Special Meeting is held, or as shortly as possible thereafter.

Q: Will I have appraisal rights?

A: Under the Delaware General Corporation Law, you do not have appraisal rights in connection with the sale.

Q: What do I need to do now?

A: Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares of common stock may be represented at the Special Meeting. In addition, you may attend and vote at the Special Meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q: Who should I call with questions?

A. If you have any questions about the sale, please call Arthur G. Walsh, Jr., our Corporate Secretary, at (770) 291-3905.

                                    SUMMARY

   This summary highlights selected information contained in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand the sale of our financial and human resources software business and technologies to Geac fully and for a more complete description of the legal terms of the sale, you should read carefully this entire document. The actual terms of the sale are contained in the agreements with Geac. The purchase agreements and the indemnification agreement are included in this Proxy Statement as Appendix A, Appendix B and Appendix C, respectively.

The Meeting

   The Special Meeting will take place at 3970 Johns Creek Court, Suwanee, Georgia 30024 on Monday, October 18, 1999, at 9:00 a.m., local time. Copies of this Proxy Statement, the attached Notice of Special Meeting of Stockholders and the enclosed proxy card are being mailed to stockholders on or about
September    , 1999.

Proposal

   At the Special Meeting, our stockholders will consider and vote upon a proposed resolution in favor of the approval of the Asset Purchase Agreement dated August 24, 1999, between us and Geac Computer Systems, Inc. and the Intellectual Property Rights Purchase Agreement between us and Geac Canada Limited, dated August 24, 1999, pursuant to which we propose to sell for cash substantially all of the assets and transfer certain of the liabilities of our financial and human resources software business and technologies. The sale does not include our electronic commerce business, technologies or products, currently consisting of our Clarus eProcurement and Clarus Commerce products. A vote in favor of the approval of the agreements will be considered a vote in favor of the sale to Geac of substantially all of the assets of our financial and human resources software technologies and business to Geac for an aggregate cash price of $17.1 million, of which approximately $2.9 million will be placed in escrow for a period of six months following the closing to secure certain potential purchase price reductions and our indemnification obligations under the agreements with Geac, all as more fully described in this Proxy Statement and in the Asset Purchase Agreement contained in Appendix A, the Intellectual Property Rights Purchase Agreement contained in Appendix B, and the Indemnification Agreement contained in Appendix C.

   On November 6, 1998, we completed the acquisition of ELEKOM. Since that time, we have shifted our primary business focus to developing, marketing and selling the electronic commerce products purchased from ELEKOM.

Voting of Proxies and Revocation

   You are requested to promptly sign, date, and return the accompanying proxy card to us in the enclosed postage-paid envelope. Any stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to us a signed proxy bearing a later date, provided that such notice or proxy is actually received by us prior to the taking of the stockholder vote or by electing to vote in person at the Special Meeting. Any notice of revocation should be sent to Clarus Corporation, 3970 Johns Creek Court, Suwanee, Georgia 30024, Attention: Corporate Secretary. The shares of our common stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted FOR approval of the proposal. As of the date of this Proxy Statement, we are unaware of any other matter to be presented at the Special Meeting.

Solicitation of Proxies

   Execution and return of the enclosed proxy card are being solicited by and on behalf of our Board of Directors for the purposes set forth in the foregoing notice of Special Meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing brokerage firms, nominees, custodians, and fiduciaries for forwarding proxy materials to their principals, will be paid by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication.

Who Can Vote; Voting of Shares

   Our Board of Directors has established the close of business on September 10, 1999, as the record date for determining our stockholders entitled to notice of and to vote at the Special Meeting. Only our stockholders of record as of the record date will be entitled to vote at the Special Meeting. The affirmative vote of a majority of our outstanding common stock present in person or represented by proxy at the Special Meeting will be required to approve the sale. Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have the effect of voting against the sale.

   As of the Record Date, there were     holders of record of shares of our
common stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

   The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the stockholders in order to take action at the meeting. For these purposes, shares of our common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter.

   Our directors and executive officers have agreed with Geac to vote their shares beneficially owned by them for approval of the sale and the purchase agreements. Our directors and executive officers beneficially owned, as of the
record date,    shares (or approximately   % of the outstanding shares) of our
common stock. For information regarding stock ownership by directors, executive officers and by the beneficial owners of more than 5% of our common stock, see "Beneficial Ownership."

How You Can Vote

   You may vote your shares by marking the appropriate box on the enclosed proxy card. You must sign and return the proxy card promptly in the enclosed self-addressed envelope. Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the Special Meeting in person.

No Appraisal Rights

   Under the Delaware General Corporation Law, stockholders do not have appraisal rights in connection with the sale.

The Sale

   The asset purchase agreements provide that Geac will pay an aggregate of $17.1 million in cash to us for the assets, of which approximately $2.9 million will be placed in escrow for a period of six months following the closing to secure certain purchase price adjustments and our indemnification obligations under the asset purchase agreements. Consummation of the sale is subject to the satisfaction of a number of conditions, including obtaining the approval of our stockholders and from certain regulatory authorities. For a more detailed description of the asset purchase agreements and the assets and liabilities to be transferred to and assumed by Geac, and the assets and liabilities to be retained by us, see "The Agreements with Geac," "Appendix A," "Appendix B" and "Appendix C."

Reasons for the Sale and Recommendation of the Board of Directors

   Our Board of Directors has determined that the sale is fair to, and in the best interests of, our stockholders, and has unanimously approved the asset purchase agreements. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve the asset purchase agreements with Geac. In reaching its conclusion, the Board of Directors considered a number of factors, including:

  . the risks associated with our traditional business, including (1) a decline in product demand for ERP applications, (2) the low prices which the market is willing to pay for financial and human resources software products and technologies of the type we developed and (3) the difficulty of achieving further market penetration with those products and technologies due to the domination of larger, established competitors;

  . the benefit of reorganizing us to achieve a focused workforce within uniform strategies;

  . the risk that we would not be able to achieve significant growth in our revenues within a reasonable time if we stayed in our current business;

  . the all cash purchase price of $17.1 million of which approximately $2.9 million will be placed in escrow at the closing for a period of six months to secure certain of our obligations;

  . the opinion of U.S. Bancorp Piper Jaffray that the cash consideration to be received from Geac is fair from a financial point of view; and

  . the agreement by Geac to offer employment to at least 90% of our employees that work in our financial and human resources software business.

Opinion of Financial Advisor

   We retained U.S. Bancorp Piper Jaffray to render an opinion as to whether the consideration to be paid by Geac in the sale is fair from a financial point of view. U.S. Bancorp Piper Jaffray provided our Board of Directors with a written opinion on August 23, 1999. The opinion states that the cash consideration to be paid by Geac to us is fair from a financial point of view. U.S. Bancorp Piper Jaffray has advised us that the opinion remains in full force and effect as of the date of this Proxy Statement. The full text of the U.S. Bancorp Piper Jaffray opinion, which sets forth the assumptions made, matters considered and limitations on the review performed, is included in this Proxy Statement as Appendix D.

Business After the Sale

   As a result of the sale to Geac, we will have sold substantially all of our assets relating to what has historically been our primary business of developing, marketing and licensing products for use in the financial and human resources markets. On November 6, 1998, we completed the acquisition of ELEKOM. Since that time, we have focused our business on developing, marketing and selling electronic commerce products. These products, including Clarus eProcurement and Clarus Commerce, leverage Web technology to connect large populations of employees, management, and suppliers in continuous planning, monitoring and control of resources. After the sale, we intend to continue to sell our electronic commerce products and service our electronic commerce products already sold. We also intend to develop next-generation electronic commerce products which we believe will be necessary to compete and succeed in the market. Our efforts to develop our electronic commerce business may include the exploration of strategic transactions to augment that business, such as mergers, acquisitions and joint ventures, although we have no strategic transactions currently planned.

   Our revenue from licensing financial and human resources software products has been decreasing since September 30, 1998. Further, over time, as we focus on the electronic commerce business, we expect that revenues from licenses of financial and human resources software products will become a less significant part of our revenues.

Use of Proceeds

   We will use the proceeds of the sale for our general corporate purposes, including product development, marketing and ongoing general and administrative costs. Specifically, we will use the proceeds to position Clarus as a pure electronic commerce business and continue the development and enhancement of our electronic commerce products, including Clarus eProcurement and Clarus Commerce. We also plan to use our cash to fund the transaction expenses related to the sale, which we estimate will be approximately $740,000.

No Payments to Holders of Common Stock

   The stockholders will not receive any payments as a result of the sale.

Accounting Treatment of the Sale

   For accounting purposes, the sale will be presented as a sale of assets transaction that is expected to result in a gain to us of approximately $12.6 million, after consideration of the expected net proceeds from the sale less the book value of the assets transferred to Geac.

Federal Income Tax Consequences

   We expect to recognize a gain on the sale of assets to Geac to the extent that the net proceeds of the sale exceed the tax basis of the assets transferred to Geac. That gain is estimated at approximately $16.7 million, assuming receipt of all of the $2.9 million held in escrow.

Interests of Officers and Directors in the Sale

   The contemplated sale will be conducted at arms-length and none of our officers or directors have any affiliation with, or beneficial interest in, Geac.

Summary Selected Pro Forma Financial Data

   The proforma condensed combined balance sheet data has been prepared as if the sale had been consummated on June 30, 1999. The pro forma condensed combined statements of operation data have been prepared as if the sale had been consummated at the beginning of the periods presented. The pro forma information does not purport to represent what our results of operation actually would have been if the sale had occurred on or for the periods presented.

                                  For The
                                 Year Ended               At or For The
                                December 31,             Six Months Ended
                                    1998                  June 30, 1999
                             ---------------------    ----------------------
                             (Dollars in thousands, except share data)
   Pro forma statement of
    operations data:
     Total revenues........    $                 862      $              4,935
     Operating loss........                  (11,960)                   (6,229)
     Net loss..............                  (11,324)                   (6,052)
     Basic and diluted net
      loss per share (1)...                    (1.79)                    (0.55)
     Weighted average
      common shares
      outstanding..........                    6,311                    10,968
   Pro forma balance sheet
    data:
     Working capital
      (deficit)............                               $             22,423
     Total assets..........                                             39,099
     Stockholders' equity
      (deficit)............                                             32,306

   The summary selected pro forma information gives effect to the sale and assumes the receipt of $17.1 million in cash. You should not rely on the pro forma information as being indicative of the historical results that would have resulted if the sale had occurred as of the periods presented or the future results we will experience after the sale, nor should you rely on the six month information as being indicative of results we expect for the entire year.

                           Forward-Looking Statements

   This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause our actual results or outcomes to be materially different from those anticipated and discussed in this Proxy Statement.

   Important factors that we believe might cause these differences include:

  . our lack of operating history and experience in operating an electronic commerce business;

  . our need to introduce new and enhanced products in order to increase market penetration and the risk of obsolescence of our products due to technological change;

  . our need to attract and retain key management and other personnel with experience in the electronic commerce business;

  .  the potential for substantial fluctuations in our results of operations;

  .  competition from others;

  .  Year 2000 issues;

  .  problems associated with protecting our intellectual property; and

  .  our need for additional capital.

In assessing forward-looking statements contained in this Proxy Statement, you are urged to read carefully all cautionary statements contained in this Proxy Statement, in particular "Factors to Consider in Evaluating the Sale" beginning on page 22.

             PROPOSAL--THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

Background of the Sale

   In November, 1998, we closed our acquisition of ELEKOM. ELEKOM was a development stage enterprise engaged in the development of a Web-based, business-to-business electronic commerce solution that was designed to streamline the corporate procurement process. Following the completion of our acquisition of ELEKOM, we began to focus our development and marketing efforts on these electronic commerce products and to build the Clarus Commerce suite of products. In May 1999, we announced a strategic growth plan to fuel the development of our electronic commerce products. As part of this plan, we began aggressively hiring employees for our Web-based electronic commerce business and we consolidated our electronic procurement product developers in Bellevue, Washington with our Clarus Commerce team in Atlanta, Georgia.

   In March, 1999, the Board began reviewing and discussing our strategic objectives in light of our two distinct business operations which have different operational focuses, needs and strategies. In April 1999 our Chairman of the Board and Chief Executive Officer met with representatives of U.S. Bancorp Piper Jaffray regarding various alternatives, including the potential sale of our financial and human resources business, as a means to allow us to focus on our expanding electronic commerce business.

   In July, we initiated a formal reorganization of the company into two business units, focusing on our two distinct businesses--electronic commerce and enterprise resource planning. This reorganization was designed to facilitate execution of the strategies required for success in these two different markets, and would be completed by the sale of the financial and human resources businesses to Geac.

   From March 1 through August 23, 1999, our Board held eight meetings, and additional committee meetings, to discuss the strategic direction of our business and to consider various operational and strategic alternatives. We retained U.S. Bancorp Piper Jaffray to provide market information, advice and assistance in evaluating our potential opportunities. The Board considered various alternatives including a potential spin-off of certain assets, maintain our current business plan, a sale of all or a portion of the business and other various options. In June 1999 we received a proposal from Geac to acquire our financial and human resources business. After preliminary discussions with other third parties, we began negotiations with Geac concerning the terms of a potential sale of the business.

   On August 23, 1999, at a special meeting, our Board of Directors considered the proposal to approve the agreements with Geac and the sale of the financial and human resources operations. Representatives from U.S. Bancorp Piper Jaffray presented an analysis of the transaction and rendered their opinion that the cash consideration is fair from a financial point of view. Following the fairness opinion discussion, the Board reviewed and discussed the elements and basis of the fairness opinion, and discussed and analyzed the terms of the transaction. Following a thorough evaluation, the Board concluded that the sale was fair to and in the best interests of our stockholders and then unanimously approved the sale and the draft agreements. Stephen Jeffery was authorized to finalize and execute the agreements, provided that no material terms were changed from the drafts presented to and reviewed by the Board. On August 24, 1999, Mr. Jeffery executed the agreements on behalf of Clarus and we issued a press release announcing the proposed sale on August 24, 1999, before the stock market opened for trading.

Reasons for the Sale and Recommendation of the Board of Directors

   Our Board of Directors has determined that the sale is fair to, and in the best interests of, our stockholders, and has unanimously approved the asset purchase agreements. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve the asset purchase agreements with Geac. In reaching its conclusion, the Board of Directors undertook extensive analysis and deliberation and considered the relevant of factors, including:

  . the risks associated with our traditional business, including (1) a decline in product demand for ERP applications; (2) the low prices which the market is willing to pay for financial and human resources software products and technologies of the type we developed; and (3) the difficulty of achieving further market penetration with those products and technologies due to the domination of larger, established competitors;

  . the risk that we would not be able to achieve significant growth in our revenues within a reasonable time if we stayed in our current business;

  . the potential of the Company to achieve a leadership role in the electronic procurement marketplace;

  . the benefits of reorganizing the Company to achieve a focused workforce with uniform strategies;

  .  the all cash purchase price of $17.1 million;

  . the opinion of U.S. Bancorp Piper Jaffray that the price to be received from Geac is fair from a financial point of view; and

  . the agreement by Geac to offer employment to at least 90% of the individuals employed by us at the time of our sale in connection with our financial and human resources software business.

   Our directors and executive officers have agreed with Geac to vote their shares beneficially owned by them for approval of the sale and the purchase agreements. Our directors and executive officers beneficially owned, as of the
record date,    shares (or approximately  % of the outstanding shares) of our common stock. For information regarding stock ownership by directors, executive officers and by the beneficial owners of more than 5% of our common stock, see "Beneficial Ownership."

Opinion of our Financial Advisor

   U.S. Bancorp Piper Jaffray was retained by our board of directors to assist the board in its evaluation of possible strategic or financial alternatives and, at the request of the board, to render an opinion to the board concerning the fairness, from a financial point of view, of the consideration to be received by us in the sale of assets of our financial and human resources business.

   U.S. Bancorp Piper Jaffray delivered to the Board on August 23, 1999 its written opinion to the effect that, as of the date of the opinion, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to us in the sale of assets pursuant to the purchase agreements with Geac was fair, from a financial point of view, to us. A copy of the opinion is attached as Appendix D to this proxy statement. You should read the attached opinion in its entirety.

   U.S. Bancorp Piper Jaffray was not requested and did not make any recommendation to the Board as to the form or amount of the consideration to be received by us, which was determined through negotiations between the parties to the transaction. The opinion was rendered to our board and does not constitute a recommendation to our stockholders as to how you should vote with respect to the sale of assets. The opinion does not address our underlying business decision to proceed with or effect the transaction with Geac or any other alternative transaction.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

  . a draft of the purchase agreements and related documents dated August 18, 1999;

  . available financial, operating and business information related to us and our financial and human resources software business;

  . internal forecasted financial information of our financial, enterprise resource planning and human resources software business furnished by our management;

  . to the extent publicly available, financial terms of selected acquisition transactions; and

  . financial and securities data of public companies deemed comparable to our financial and human resources software business.

   In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of our management and management of Geac concerning the financial condition, current operating results and our business outlook for our financial and human resources software business.

   In delivering the opinion to our Board on August 23, 1999, U.S. Bancorp Piper Jaffray prepared and delivered certain written materials containing various analyses material to the opinion. The following is a summary of these analyses:

 Proposed Consideration

   For purposes of its analyses, U.S. Bancorp Piper Jaffray calculated an enterprise value for our financial and human resources software business of $17.1 million based on the stated purchase price of $17.1 million and the absence of debt or cash attributable to this business. In this connection, U.S. Bancorp Piper Jaffray assumed, with our consent, that no part of the proposed purchase price would be reduced due to application of various provisions of the purchase agreements relating to indemnification, escrow, accounts receivable or net asset values.

 Comparable Company Analysis

   U.S. Bancorp Piper Jaffray compared financial information relating to our financial and human resources software business to corresponding data and ratios from a group of nine selected publicly traded companies deemed comparable to this business. These comparable companies included Computron Software, Made2Manage, Walker Interactive, Infinium Software, Symix Systems, FlexiInternational, Ross Systems, Epicor Software and QAD.

   U.S. Bancorp Piper Jaffray presented the following valuation multiple data for our financial and human resources software business (based on the proposed transaction consideration) and the comparable companies:

                                                        Comparable Companies
                               Clarus Financial, ERP --------------------------
                                  and HR Business     Low   Mean  Median  High
                               --------------------- ----- ------ ------ ------
   Enterprise value/LTM
    revenue..................          0.41x         0.12x  0.39x  0.44x  0.62x
   Enterprise value/estimated
    calendar 1999 revenue....          0.46x         0.10x  0.37x  0.42x  0.58x
   Enterprise value/estimated
    calendar 2000 revenue....          0.40x         0.08x  0.31x  0.38x  0.50x
   Equity value/LTM net
    income...................         10.4x          9.5x  13.6x  13.5x  17.9x

 Merger and Acquisition Multiple Analysis

   U.S. Bancorp Piper Jaffray reviewed seven recent merger and acquisition transactions announced since January 1, 1996 for which information was publicly available involving companies engaged in businesses comparable to our financial and human resources software business. This group included the pending or completed acquisitions of JBA Holdings by Geac, Marcam Solutions Inc. by Invensys PLC, DataWorks Corp. by Platinum Software Corp., Versatility Inc. by Oracle, CODA Group PLC by BAAN Co NV, Interactive Group Inc. by DataWorks Corp. and Dun & Bradstreet Software by Geac.

   U.S. Bancorp Piper Jaffray calculated the following valuation multiple data for this comparable transactions group and our financial and human resources software business:

                                                        Comparable Transactions
                                  Clarus Financial, ERP ------------------------
                                     and HR Business     Low  Mean  Median High
                                  --------------------- ----- ----- ------ -----
  Enterprise value/LTM revenue...         0.41x         0.35x 0.78x 0.72x  1.46x

   U.S. Bancorp Piper Jaffray selected a group of two of these transactions, JBA Holdings/Geac and Marcam Solutions/Invensys, for further comparison primarily due to their recent occurrence in 1999. U.S. Bancorp Piper

Jaffray calculated the following valuation multiple data for this focus group and our financial and human resources software business:

                                                              Focus Group
                                  Clarus Financial, ERP ------------------------
                                     and HR Business     Low  Mean  Median High
                                  --------------------- ----- ----- ------ -----
  Enterprise value/LTM revenue...         0.41x         0.35x 0.39x 0.39x  0.44x

 Discounted Cash Flow Analysis

   Using discounted cash flow analysis, U.S. Bancorp Piper Jaffray estimated the present value of the projected cash flows of our financial and human resources software business using internal financial planning data prepared by our management. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of projected revenue of 0.10x to 0.40x and a range of discount rates of 25.0% to 35.0%. This analysis yielded a range of estimated present values of our enterprise value of approximately $14.343 million to $25.055 million, with a midpoint of $19.085 million.

   In reaching its conclusion as to the fairness of the transaction consideration and in its presentation to our board, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

   The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to our financial and human resources software business or the transaction with Geac. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which our financial and human resources software business was compared and other factors that could affect the public trading value of the companies.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by us or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of such information. U.S. Bancorp Piper Jaffray relied upon the assurances of our management that the information provided to it by us was prepared on a reasonable basis, the financial planning data and other business outlook information reflect the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any of our specific assets or liabilities, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed our financial and human resources software business as a going concern, assumed with our consent that the assets conveyed and liabilities assumed pursuant to the purchase agreements constitute all material assets and liabilities associated with operation of this business unit and expressed no opinion as to its liquidation value. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of our common stock have traded or at which these shares may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

   U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Our board selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with us and the enterprise resource software industry in general. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade our securities for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

   Under the terms of the engagement letter dated April 15, 1999, we paid U.S. Bancorp Piper Jaffray $50,000 upon its engagement, and has agreed to pay 2% of the value of the sale of assets upon consummation of the transaction for financial advisory services rendered in connection with the sale of assets (less amounts paid for our engagement and opinion), but not less than $600,000. In addition, we have agreed to pay U.S. Bancorp Piper Jaffray $250,000 for rendering its opinion, which fee is not contingent on consummation of the sale of assets but is credited against the $600,000 financial advisory fee. Whether or not the transaction is consummated, we have agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board.

Use of Proceeds

   We plan to use our cash to fund transaction expenses related to the sale. We estimate that the expenses incurred by us in connection with the sale, including accounting, legal, printing and investment banking fees, will be approximately $740,000. We will use the remainder of the proceeds of the sale for general corporate purposes, including paying ongoing general and administrative costs. Specifically, we will use proceeds to position us as a pure electronic commerce business and continue the development and enhancement of our Web-based electronic commerce products, including Clarus eProcurement and Clarus Commerce. Pending the foregoing uses, we intend to invest the cash proceeds from the sale and our other cash in investment grade, interest-bearing instruments.

No Payment, Dividend or Distribution to Holders of Common Stock

   Our stockholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the sale. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in our business operations.

Absence of Dissenters' Rights of Appraisal

   The Delaware General Corporation Law governs stockholders' rights in connection with the sale. Under the applicable provisions of Delaware law, our stockholders will have no right in connection with the sale to Geac to dissent and seek appraisal of their shares of common stock.

                         THE ASSET PURCHASE AGREEMENTS

   The following is a brief summary of certain provisions of the purchase agreements by and between us and Geac relating to the sale of our financial and human resources business. This discussion is not complete and is qualified in its entirety by reference to the copy of the asset purchase agreements included as Appendix A and Appendix B and the Indemnification Agreement contained in Appendix C to this Proxy Statement. You are urged to read carefully the purchase agreements and the Indemnification Agreement in their entirety.

Assets to be Sold and Liabilities to be Assumed

   The assets to be transferred to Geac include substantially all of our assets used in our financial and human resources software business. We are not transferring our assets used in the development, marketing, licensing and sale of our Web-based electronic commerce products, currently consisting of our Clarus eProcurement and Clarus Commerce products.

   In addition, Geac has agreed to offer employment to at least 90% of our employees working in the financial and human resource business at the closing. Certain of our liabilities, such as future customer support and service, will be assigned to, and assumed by Geac, as provided in the Asset Purchase Agreement. We will retain liability for our obligations related to

  .  any of our indebtedness;

  .  any litigation involving us;

  . brokers or other third parties acting on behalf of us in connection with the sale of the acquired assets;

  . any employee benefit plan maintained by us on or prior to the closing date and related to our financial and human resources software business;

  . any taxes which are or were due and payable in connection with the acquired assets or the financial and human resources software business on or prior to the closing date;

  . any claim arising from, relating to or made in connection with any environmental law based on any event, action or inaction by us in connection with the financial and human resources software business or the acquired assets on or prior to the closing date;

  .  certain contracts or commitments;

  . any payments to be made to our employees or consultants related to the financial and human resources software business that are triggered by the transactions contemplated in the agreements, including without limitation, golden parachute or golden handcuff payments;

  . any liability related to our real estate leases, including, without limitation, the current space utilized in connection with our financial and human resources software business;

  .  any employee bonuses; and

  .  any liability related to our Web-based electronic commerce business.

Purchase Price

   In consideration of the sale of assets to Geac, Geac has agreed to pay us $17.1 million in cash and to assume certain liabilities as described above. The purchase price is payable to us in the following manner: Approximately $14.2 million shall be paid at closing in cash, and approximately $2.9 million will be held in an escrow account for six months following the closing to be reserved for any purchase price reduction and any amounts that we may have to pay Geac pursuant to the Indemnification Agreement in connection with the sale.

   The purchase price may be reduced, if Geac is unable to collect the accounts receivable related to our financial and human resources software business. Upon notice to us as provided in the Asset Purchase Agreement, we will be required to pay to Geac an amount equal to the uncollected accounts receivable, net of any reserve that we have established for doubtful accounts. In addition, the purchase price may be reduced if the net value of the assets transferred is less than the net value of such assets as of March 31, 1999, determined as provided in the Asset Purchase Agreement.

Escrow of Purchase Price

   At the closing, pursuant to the Escrow Agreement, Geac will place $2.9 million of the purchase price in escrow to secure the potential purchase price reduction and our indemnification obligations in the Indemnification Agreement. Any claims against the escrowed funds must be asserted by Geac not later than six months after the closing, which is the end of the escrow period. Geac will collect all interest earned from the escrow amount during the escrow period. At the end of the escrow period, any retained funds will be released to us, subject to retention of amounts held for claims pending at that time.

The Closing

   We are working with Geac toward closing the sale as quickly as possible, with the goal of completing the sale on the same date that the Special Meeting is held, or as shortly as possible thereafter. In no event shall the closing take place after November 5, 1999.

Representations and Warranties

   The asset purchase agreements with Geac contains various representations and warranties by us including, but not limited to, representations and warranties regarding:

  .  our corporate organization;

  . our authority to consummate the sale and the enforceability of the Asset Purchase Agreement;

  . our ownership of, title to and completeness of the assets acquired by Geac;

  .  the accuracy of our financial statements, books, and records;

  . the absence of undisclosed liabilities, or litigation, relating to the assets sold to Geac;

  . the absence of litigation that could be expected to have a material adverse effect on our financial and human resources business;

  .  the Year 2000 readiness of our financial and human resources products;

  .  the conformance of our products to published specifications;

  .  the non-infringement of our intellectual property;

  .  the absence of certain changes in our business since July 31, 1999;

  . our accounts receivable for our financial and human resources software business;

  .  the accuracy of our taxes and tax returns;

  .  our contracts and commitments related to the acquired assets;

  .  our compliance with applicable laws, including environmental matters;

  .  our employee, labor matters and employee benefit plans;

  .  the need for regulatory approvals and filings; and

  .  warranty and product liability claims against us.

   The agreement contains various representations and warranties of Geac including, but not limited to, representations and warranties as to:

  .  Geac's corporate organization and existence;

  . Geac's authority to consummate the sale and the enforceability of the Asset Purchase Agreement; and

  .  the need for regulatory approvals and filings.

Termination

   The agreement relating to the sale of assets may be terminated as follows:

  . on November 5, 1999, if the transactions contemplated by the asset purchase agreements have not been consummated and no extension has been agreed to in writing by the parties;

  .  by mutual written agreement of us and Geac;

  . by us if at any time prior to the closing there is a material breach of any of the representations, warranties or covenants of Geac or the failure by Geac to perform any condition or obligation;

  . by Geac if at any time prior to the closing there shall occur a material breach of any of the representations, warranties or covenants or our failure to perform any condition or obligation hereunder, or

  . by us or Geac if at any time: (a) our Board of Directors shall have withdrawn or modified its approval or recommendation of the asset purchase agreements and the transactions contemplated herein, (b) we enter into a binding written agreement with respect to a superior acquisition proposal, or (c) the Intellectual Property Rights Purchase Agreement, included as Appendix B is terminated.

Effect of Termination and Abandonment by Us

   If a proposal by a third party for an acquisition of our assets has been publicly announced and the agreement has been terminated due to the withdrawal of the Board's recommendation or the acceptance of another offer to purchase the business being sold to Geac, we must pay to Geac within two business days of such termination an amount equal to $1,400,000 plus all costs and expenses (including attorneys' fees and expenses) incurred by Geac in connection with the negotiation, drafting and execution of the asset purchase agreements and the consummation of the transactions contemplated in connection with the sale to Geac.

Standstill

   We have agreed that we will not, and none of our employees or directors will, directly or indirectly solicit any proposal for a merger, asset purchase or stock purchase of more than 50% of our outstanding capital stock, or for our liquidation. To comply with applicable law and fiduciary obligations, we may, in response to an inquiry, proposal or offer by a third party participate in and provide confidential information for discussions and negotiations regarding such inquiry, proposal or offer. We have also agreed to keep Geac informed of any proposals or offers to us by third parties and any negotiations or discussions thereof.

Non-Competition Agreement

   For a period of five years after the closing we will not, directly or indirectly, within the United States, Canada or Mexico

  . engage in any business competitive with our financial and human resources software business sold to Geac as of the closing,

  . solicit customers, business, patronage or orders for, or sell any products, or perform any services for any business which is, directly or indirectly, competitive with our business sold to Geac, or

  . directly or indirectly hire, solicit for employment or encourage to leave the employment of Geac any of our employees who become employed by Geac, unless such employees have ceased to be employed by Geac for at least six months.

   In addition, for a period of five years following the closing, Geac will not directly or indirectly hire, solicit for employment or encourage to leave our employment of any of our employees employed in connection with our electronic commerce business unless such employee had ceased to be our employee for at least six months.

Geac's Use of Our Premises

   We have agreed to allow Geac to use the current office space used by us for our financial and human resources software business located at 3970 Johns Creek Court, Suwanee, Georgia rent free, for a period of up to 90 days after the closing of the sale. Geac will be required to pay us its proportionate share of the reasonable operating costs, including utilities, taxes, and cleaning fees.

Limited License To Us

   In connection with the sale, Geac will irrevocably grant to us a limited paid-up, royalty-free and irrevocable license to certain of our software programs for our internal use after closing.

Indemnification

   Pursuant to our indemnification agreement with Geac, entered into in connection with the asset purchase agreements, we have agreed, subject to certain limitations set forth below, to indemnify and hold harmless Geac for any loss or expenses arising from

  . any breach of any of our representations or warranties or non-fulfillment or nonperformance by us of any covenant or agreement contained in the Asset Purchase Agreement, Intellectual Property Rights Purchase Agreement or certain related agreements,

  . any product warranty or product liability or claim relating to products manufactured, delivered, licensed or sold by us prior to closing or our use of certain intellectual property, certain assets or operations prior to closing to the extent the remedy is outside the scope of our end user license or

  . any claims penalties or obligations in connection with any failure to comply with the requirements of the Uniform Commercial Code and bulk sales laws in force in applicable jurisdictions related to the contemplated transaction.

   In addition, to and independent of our other indemnity obligations, we have agreed to indemnify Geac for 50% of all costs of any nature incurred by Geac to satisfy certain contractual deliverable obligations to three of our customers for a period of 18 months following the closing. Our maximum indemnity in connection with this particular indemnity arrangement is limited to $490,000.

   Geac has agreed to indemnify us against any losses in connection with

  .  any breach of any of Geac's representations or warranties,

  .  Geac's use of the acquired assets after closing, and

  .  Geac's use of the acquired intellectual property after the closing.

   Our maximum aggregate indemnification obligation is limited to the purchase price as adjusted, plus the $490,000 special indemnity obligation, with certain smaller maximum amounts for specific categories of claims. The indemnification obligations of Geac is limited to one half of the purchase price as adjusted with regard to any breach of its representation and warranties.

Conditions to the Sale

   The obligations of each party to complete the sale are subject to the satisfaction of the following conditions on or before the closing, unless specifically waived in writing by such party before the closing the following:

  . The representations and warranties of the other party contained in the purchase agreements or as subsequently updated in writing must have been true and correct as of the date the agreements were executed or updated and must be true and correct as of the closing;

  . The other party must have duly performed and complied with all covenants, agreements and obligations required by the agreements to be performed or complied with by it on or prior to the closing;

  . No action or proceeding may be pending or, threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by the agreements;

  . The other party must have obtained all of the third party consents required to be obtained by it in connection with the sale;

  . All governmental approvals must have been obtained for the consummation of the sale, including consents of the Department of Justice and Federal Trade Commission and from the SEC.

  . The sale must have been approved by the affirmative vote of a majority of our common stock; and

  . Each party must have received from legal counsel to the other party a legal opinion, dated the closing, in the form previously agreed upon.

Employee Matters

   On or prior to the Closing, Geac has agreed to offer employment to at least 90% of the individuals employed by us at the closing in connection with our financial and human resources business on terms that are substantially similar to the economic terms and conditions of such individual's employment arrangement as of the date that the asset purchase agreements are signed. If any employee employed in our financial and human resources business is offered employment by Geac and declines such offer of employment, we may not create or maintain any position for such individual in our remaining operations for 12 months from and after closing with Geac. To the extent that any financial obligations arise as a result of the termination of any individual employed with us, we will remain liable for such obligation and any such obligation will be satisfied by us in full on or prior to the closing.

   On or prior to the closing of the sale, we will pay a pro rata portion of the bonuses payable under our current employee bonus program to our employees who will become employees of Geac in connection with the sale and who remain our employees at closing.

Accounting Treatment of the Sale

   For accounting purposes, the sale will be presented as a sale of assets transaction that is expected to result in a gain to us of approximately $12.6 million, after consideration of the expected net proceeds from the sale less the book value of the assets transferred to Geac.

Federal Income Tax Consequences

   We expect to recognize a gain on the sale of assets to Geac to the extent that the net proceeds of the sale exceed the tax basis of the assets transferred to Geac. That gain is estimated at approximately $16.7 million, assuming receipt of all of the $2.9 million held in escrow.

Interests of Officers and Directors in the Sale

   The contemplated sale will be conducted at arms-length and none of our officers or directors have any affiliation with, or beneficial interest in, Geac.

Legal Proceedings

   We are not a party to any material legal proceedings.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined balance sheet as of June 30, 1999, was prepared as if the sale occurred on such date. The following unaudited condensed combined statements of operations give effect to the sale as of the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the sale had occurred as of such date or what such results will be for any future periods.

   The unaudited pro forma condensed combined financial statements are derived from our historical financial statements and the assumptions and adjustments described in the accompanying notes. We believe that all adjustments necessary to present fairly such unaudited financial information have been made. The unaudited pro forma financial data should be read in conjunction with the accompanying notes thereto.

         Unaudited Pro Forma Condensed Balance Sheet at June 30, 1999
                                (In thousands)

                                               Clarus    Pro Forma
                   ASSETS                    Historical Adjustments   Pro Forma
                   ------                    ---------- -----------   ---------
Current assets:
  Cash......................................  $  8,072    $14,193 (a) $ 21,525
  Restricted cash...........................                 (740)(a)
                                                            2,907 (a)    2,907
  Accounts receivable, net..................    11,248     (7,805)(b)    3,443
  Prepaid and other current assets..........       759       (111)         648
                                              --------    -------     --------
    Total current assets....................    20,079      8,444       28,523
Property and equipment, net.................     4,358       (483)(b)    3,875
Other assets:
  Intangible assets, net....................    11,170     (4,603)       6,567
  Deposits and other long-term assets.......       134                     134
                                              --------    -------     --------
    Total other assets......................    11,304     (4,603)       6,701
                                              --------    -------     --------
    TOTAL ASSETS............................  $ 35,741    $ 3,358     $ 39,099
                                              ========    =======     ========
    LIABILITIES AND STOCKHOLDER'S EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities..  $  6,927    $(1,710)(b) $  5,217
  Deferred revenue..........................     7,129     (6,638)(b)      491
  Current maturities of long-term debt......       392                     392
                                              --------    -------     --------
    Total current liabilities...............    14,448     (8,348)       6,100
Noncurrent liabilities:
  Deferred revenue..........................     1,654     (1,266)(b)      388
  Long-term debt, net of current
   maturities...............................        70                      70
  Other non-current liabilities.............       235                     235
                                              --------    -------     --------
    Total liabilities.......................    16,407     (9,614)       6,793
Stockholders' equity (Note 3)
  Common stock..............................         1        --             1
  Additional paid in capital................    61,505        (82)      62,123
  Accumulated deficit.......................   (41,694)       700 (c)  (29,483)
                                                           17,100 (a)
                                                             (740)(a)
                                                           (3,388)(b)
  Warrants..................................        40       (761)(c)       40
  Treasury stock, at cost...................        (2)                     (2)
  Deferred compensation.....................      (516)       143 (c)     (373)
                                              --------    -------     --------
    Total stockholders' equity..............    19,334     12,992       32,306
                                              --------    -------     --------
    Total liabilities and stockholders'
     equity.................................  $ 35,741    $ 3,358     $ 39,099
                                              ========    =======     ========

--------
(a) To reflect the receipt of cash of $17.1 million from the sale, of which $2.9 million will be held in escrow, net of the anticipated expenses of $740,000.
(b) To reflect the elimination of the historical operations and net assets and liabilities of the financial, enterprise resources planning and human resources software business and technologies included in the balance sheet of Claus Corporation as of June 30, 1999.
(c) To reflect the recognition of the vesting of certain stock options upon completion of the sale, and the elimination of the deferred compensation related to employee stock options that will be forfeited upon the sale.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                    for the Six Months Ended June 30, 1999
                     (In thousands except per share data)

                                              Clarus    Pro forma       Pro
                                            Historical Adjustments     Forma
                                            ---------- -----------    -------
Revenues:
  License fees.............................  $  7,879   $  3,554 (b)  $ 4,325
  Services fees............................    10,053      9,626 (b)      427
  Maintenance fees.........................     4,748      4,565 (b)      183
                                             --------   --------      -------
    Total revenues.........................    22,680     17,745        4,935
Cost of revenues:
  License fees.............................       711        328 (b)      383
  Service fees.............................     6,640      6,080 (b)      560
  Maintenance fees.........................     1,970      1,638 (b)      332
                                             --------   --------      -------
    Total cost of revenues.................     9,321      8,046        1,275
Operating expenses:
  Research and development.................     4,552      2,175 (b)    2,377
  Sales and marketing......................     6,817      2,842 (b)    3,975
  General and administrative...............     3,222      1,694 (b)    1,528
  Depreciation.............................     1,006        345 (b)      661
  Amortization.............................       827        250 (b)      577
  Non-cash compensation....................                   74 (b)
                                                   84       (761)(c)      771
                                             --------   --------      -------
    Total operating expenses...............    16,508      6,619        9,889

Operating loss.............................    (3,149)    (3,080)      (6,229)
Interest income............................       228                     228
Interest expense...........................        51                      51
  Net loss.................................  $ (2,972)  $ (3,080)     $(6,052)
                                             ========   ========      =======

Basic and diluted net loss per share.......  $  (0.27)                $ (0.55)
Weighted average common shares outstanding
 (basic and diluted).......................    10,968                  10,968

        Unaudited Pro Forma Condensed Combined Statement of Operations
                     for the Year Ended December 31, 1998
                     (In thousands except per share data)

                                           Clarus       Pro forma
                                         Historical    Adjustments   Pro forma
                                         ----------    -----------   ---------
Revenues:
  License fees..........................  $ 17,372       $16,672 (b) $    700
  Services fees.........................    16,477        16,467 (b)       10
  Maintenance fees......................     7,791         7,639 (b)      152
                                          --------       -------     --------
    Total revenues......................    41,640        40,778          862
Cost of revenues:
  License fees..........................     1,969         1,477 (b)      492
  Service fees..........................    10,353        10,316 (b)       37
  Maintenance fees......................     3,599         3,581 (b)       18
                                          --------       -------     --------
    Total cost of revenues..............    15,921        15,374          547
Operating expenses:
  Research and development..............     6,335         5,862 (b)      473
  Purchased in-process technology.......    10,500           --        10,500
  Sales and marketing...................    11,802        11,512 (b)      290
  General and administrative............     5,126         5,005 (b)      121
  Depreciation..........................     1,271         1,271 (b)      --
  Amortization..........................       883           753 (b)      130
  Non-cash compensation.................       880
                                              (761)(c)       880 (b)      761
                                          --------       -------     --------
    Total operating expenses............    36,797        24,522       12,275

Operating loss..........................   (11,078)          882     $(11,960)
Interest income.........................       636           --           636
Interest expense........................       224           224          --
Minority interest.......................        36            36          --
                                          --------       -------     --------
Net loss................................  $(10,702)      $  (622)    $(11,324)
                                          ========       =======     ========

Basic and diluted net loss per share....  $  (1.70)                  $  (1.79)
Weighted average common shares
 outstanding............................     6,311                      6,311

   See notes to unaudited pro-forma condensed combined financial statements.

     Notes To Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

   The unaudited pro forma condensed balance sheet assumes that the sale took place on June 30, 1999, and separates the June 30, 1999 assets and liabilities, to be transferred in the sale from our unaudited June 30, 1999, consolidated condensed balance sheet.

   The pro forma statements of operations assumes the sale took place as of the beginning of the periods presented and separate the unaudited statement of operations for the business being sold for the year and six month period ended December 31, 1998, and June 30, 1999, respectively from our consolidated statement of operation for the year and six month period ended December 31, 1998 and June 30, 1999, respectively.

                  FACTORS TO CONSIDER IN EVALUATING THE SALE

   Our primary business focus is currently the development and sale of Web-based electronic commerce products. This is the business that was conducted by ELEKOM prior to our acquisition of ELEKOM in November 1998. The business acquired from ELEKOM is substantially different from our historical business of developing and licensing financial and human resources software. If the sale to Geac is approved and completed, our ability to engage in our historical business will be significantly limited. The following factors should be taken into consideration by each stockholder in determining whether to vote to approve the asset purchase agreements with Geac and the sale of our traditional business assets.

We have little operating history in the area of Web-based electronic commerce.

   Following our acquisition of ELEKOM, we substantially changed our business focus to the development, sale and support of Web-based electronic commerce products. If the agreements with Geac are approved and the sale is consummated, we will not invest further in the development of our financial and human resources software and technologies. The servicing and support of this business will be continued by Geac.

   We have limited operating history in Web-based electronic commerce. Accordingly, our future operations may not generate substantial revenues, or operating income or net income. Our prospects must be considered in light of the risks, expenses, problems and delays inherent in establishing a new business. Specifically, to achieve profitability and increased sales levels, we must, among other things, continue to establish and increase market acceptance of Clarus eProcurement and Clarus Commerce, respond effectively to competitive pressures, introduce, or enter into agreements with others which result in the introduction of, products incorporating our technologies and enhancements to our products and successfully market and support our products and enhancements.

We expect our history of operating losses to continue following the sale.

   We incurred net losses of approximately $10.7 million in fiscal 1998 and $2.9 million in the six months ended June 30, 1999. A significant portion of our business during these periods was developing and licensing financial and human resources technologies and products. We have incurred losses from continuing operations since our inception and we expect to continue to incur net losses in the future as we continue to develop, market and support our Web-based electronic commerce products.

We have limited experience with Internet commerce.

   The success of our Web-based electronic commerce software applications depends on the development and expansion of the market for Web-based software applications, in particular electronic commerce applications. This market is new and rapidly evolving. The acceptance of electronic commerce generally, and the Internet specifically, as a forum for corporate procurement is uncertain and subject to a number of risks. Many significant issues relating to use of the Internet (including security, reliability, cost, ease of use, quality or service, and government regulation) remain unsolved and could delay or prevent the necessary growth of the Internet. If widespread use of the Internet for commercial transactions does not develop or if the Internet otherwise does not develop as an effective forum for corporate procurement, the success of Clarus eProcurement and our other Clarus Commerce products would be materially adversely affected, as well as, potentially, our overall business, operating results, and financial condition.

We need to attract and retain key management and other personnel with experience in the areas of Web-based electronic commerce.

   In order to succeed in developing our electronic commerce business, we will need to continue to develop a work force with skills and experience relevant to the development and sale of electronic commerce products, including the skills to enhance those products and develop new products. Many of our key employees, particularly in the area of product development for our traditional financial and human resources products, will leave us after the sale to Geac to work on product development for Geac. We will need to retain our key employees, and to attract other personnel experienced in electronic commerce.

   We believe that there is a shortage of qualified personnel with the skills required to manage, develop, sell and market Web-commerce applications in today's highly competitive market. Accordingly, we may not be able to attract, assimilate, or retain highly qualified personnel. Our inability to attract and retain necessary personnel could materially and adversely affect our business, results of operations, and financial condition.

Our historical financial information is of limited relevance to assess our future operating results.

   As a result of our acquisition of ELEKOM in November 1998 and the sale of our financial and human resources assets to Geac, our business will be substantially different than the business we have pursued since our inception. Therefore, our past financial performance is of limited value in predicting or assessing the future results of our business. We believe that there is limited historical financial information on which to base an assessment of the sale and our new business focus.

We may not be successful in developing our Web-based electronic commerce products.

   Our future performance will also depend in part on whether we are successful in developing, introducing and gaining market acceptance of new and enhanced products, including our Clarus Commerce suite of products. We may not successfully develop our new or enhanced products. The failure to do so would have a material adverse effect on our business, results of operations and financial condition.

   Our prospects of success with our Web-based electronic commerce products must be considered in light of the considerable risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating in unproven markets with unproven products. We expect to incur substantial costs to complete the development of our Clarus(TM) Commerce suite of products, and to continue to market and support this product.

Businesses may be reluctant in using the Internet for corporate procurement and other commercial transactions.

   The use of the Internet for corporate procurement and other commercial transactions requires acceptance of new ways of transacting business. In particular, enterprises with established patterns of purchasing goods and services that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant to adopt a new strategy that may make some of their existing personnel and infrastructure obsolete. Also, the security and privacy concerns of existing and potential users of Web-based products and services may impede the growth of online business generally and the market's acceptance of our products and services in particular. A functioning market for such products may not emerge or be sustained. If the market for Web-based packaged procurement applications fails to develop or develops more slowly than we anticipate, or if Clarus eProcurement and any other Web-based products we develop do not achieve market acceptance, our business, operating results, and financial condition could be materially adversely affected.

Intense competition may reduce demand for our products and cause us to reduce the prices of our products.

   The market for Internet procurement applications, such as Clarus eProcurement and electronic commerce technology generally, is rapidly evolving and intensely competitive. Clarus eProcurement is designed to compete with prepackaged electronic commerce software, software tools for developing commerce applications, system integrators, and business application software. In addition, potential customers may elect to develop their own electronic commerce solutions.

   We will face competition from other electronic procurement providers. In addition, we believe we will experience increased competition from travel and expense software companies. We also anticipate increased competition from some of the larger enterprise resource planning software vendors.

   The majority of our principal current and potential competitors have significantly greater financial, technical, and marketing resources and name recognition than we have. In addition, because of relatively low barriers to entry and relatively high availability of capital in today's markets, new competitors will likely emerge in our markets. We anticipate facing pricing pressures. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate our markets. If we do not offer products that continue to achieve success in our markets in the short term, we could suffer a loss in market share and brand name acceptance. Moreover, any material reduction in the price of our products would negatively affect margins as a percentage of net revenues and would require us to increase sales or reduce costs to maintain or increase net income. The occurrence of any of the foregoing would materially and adversely affect our business, results of operations, and financial condition. We may not compete effectively in our markets.

Our markets are characterized by rapid technological change that could render our products obsolete and unmarketable.

   The market for Web-based commerce applications is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands, and evolving industry standards and practices. The introduction of products embodying new technologies and functionality can render existing products obsolete and unmarketable. As a result, our future success will depend, in part, upon our ability to enhance our existing products, develop and introduce new products that keep pace with technological developments, and satisfy customer requirements and preferences, while remaining price competitive and achieving market acceptance. We may not identify new product opportunities and develop and bring new products to the market in a timely and cost-effective manner. Products, capabilities or technologies others develop may render our products or technologies obsolete or noncompetitive or shorten life cycles of our products.We may not be able to introduce enhancements to our products and technologies in a timely manner.

   Because of these potentially rapid changes in the Web-commerce applications markets, the life cycle of our technology is difficult to estimate. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by developing and introducing enhancements to our products and technologies in a timely manner that keeps pace with technological developments, emerging industry standards and customer requirements. We may not be successful in developing and marketing enhancements to existing products or in developing new products that respond to technological changes, evolving industry or accounting standards or practices or customer requirements. Our failure to develop and introduce new or enhanced products that offer advanced technology and function adequately to compete with other available products could materially and adversely affect our business, results of operations, and financial condition.

We will need additional capital in the future.

   We expect that the sale to Geac will be consummated in October 1999. As of July 31, 1999, we had approximately $6.4 million in cash, cash equivalents and short-term investments. Based on our currently planned research and development and marketing programs, we anticipate that this amount, together with approximately $14.2 million to be received from Geac at the closing of the sale and interest income, should be adequate to satisfy our capital and operational requirements for approximately one year following consummation of the sale. We may need additional funding prior to that time if we want to enter into a transaction to acquire other products or technology. After that period, unless we generate substantial cash from operations, we will require additional financing to continue the development of our technologies and products. Any additional financing may not be available or, if available, may not be on terms favorable to us.

                             BENEFICIAL OWNERSHIP

   The following table sets forth ownership of shares of our common stock by each known holder of more than 5% of our outstanding common stock, our Chief Executive Officer and our four other most highly compensated officers in 1998, and each director and all executive officers and directors as a group, as of August 31, 1999.

                                                                           Number of
                                                                             Shares    Percentage of
                                                                          Beneficially  Common Stock
Name                                         Position                       Owned(1)   Outstanding(2)
----                                         --------                     ------------ --------------
Stephen P. Jeffery (3)..  Chairman, President and Chief Executive Officer    245,299         2.2%
William M. Curran,        Vice President, Sales
 Jr. (4)................                                                      41,900           *
Sally M. Foster (5).....  Vice President and General Manager                  26,000           *
Steven M. Hornyak (6)...  Vice President, Strategy and Business
                          Development                                         34,520           *
Arthur G. Walsh, Jr.      Acting Chief Financial Officer and Corporate
 (7)....................  Secretary                                           70,254           *
Norman N. Behar (8).....  Director                                           288,168         2.9
Tench Coxe (9)..........  Director                                           529,659         4.8
Donald L. House (10)....  Director                                            85,624           *
Mark A. Johnson (11)....  Director                                            29,325           *
William S. Kaiser (12)..  Director                                           995,756         8.9
Said Mohammadioun (13)..  Director                                            43,125           *
Technology Crossover
 Management, L.L.C.
 (14)...................                                                   1,710,934        15.4
Greylock Limited
 Partnership (15).......                                                     986,381         8.9
NationsBank
 Corporation (16).......                                                     925,201         8.4
HarbourVest Partners
 IV--Direct Fund L.P.
 (17)...................                                                     870,155         7.9
Sutter Hill Ventures, a
 California Limited
 Partnership (18).......                                                     763,615         6.9
Highland Capital
 Partners II Limited
 Partnership (19).......                                                     594,683         5.4
Hummer Winblad Venture
 Partners III, L.P.
 (20)...................                                                     590,119         5.4
Directors and executive
 officers as a group (13
 persons)...............                                                   2,446,630        22.0

--------
  *Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days after August 31, 1999 ("Presently Exercisable Options"). Except as otherwise indicated, each beneficial owner named in the table has sole voting and investment power with respect to the shares set forth opposite such beneficial owner's name.
 (2) Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Includes 158,249 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

 (4) Includes 14,100 shares of common stock issuable upon the exercise of Presently Exercisable Options.
 (5) Includes 21,000 shares of common stock issuable upon the exercise of Presently Exercisable Options.
 (6) Includes 21,260 shares of common stock issuable upon the exercise of Presently Exercisable Options.
 (7) Includes 7,500 shares of common stock issuable upon the exercise of Presently Exercisable Options.
 (8) Includes 20,625 shares of common stock issuable upon the exercise of Presently Exercisable Options.
 (9) Includes 9,375 shares of common stock issuable upon the exercise of Presently Exercisable Options and 498,474 shares of common stock held by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"). Mr. Coxe, a member of our Board of Directors, is a managing director of the general partner of Sutter Hill and shares voting and investment power with respect to the shares of common stock held by Sutter Hill. Mr. Coxe disclaims beneficial ownership of the shares held by Sutter Hill and its affiliates, except as to the shares held of record in his name and as to his partnership interest in Sutter Hill.
(10) Includes 9,375 shares of common stock issuable upon the exercise of Presently Exercisable Options.
(11) Includes 20,625 shares of common stock issuable upon the exercise of Presently Exercisable Options
(12) Includes 9,375 shares of common stock issuable upon the exercise of Presently Exercisable Options and includes 986,381 shares held by Greylock Limited Partnership, with which Mr. Kaiser is affiliated.
(13) Includes 1,875 shares of common stock issuable upon the exercise of Presently Exercisable Options.
(14) Includes (i) 74,866 shares of common stock owned by Technology Crossover Ventures II, L.P.; (ii) 647,675 shares of common stock owned by Technology Crossover Ventures I, L.P. ("TCVLP"); (iii) 51,292 shares of common stock owned by Technology Crossover Ventures, C.V. ("TCVCV");
     (iv) 57,558 shares of common stock owned by Technology Crossover Ventures
     (Q), L.P.; (v) 10,215 shares of common stock owned by Technology Crossover Ventures II Strategic Partners, L.P.; (v) 11,430 shares of common stock owned by Technology Crossover Ventures II, C.V.; (vi) 2,431 shares of common stock owned by Technology Crossover Ventures II, V.O.F.;
     (vi) 156,500 shares of common stock owned by Technology Crossover Management II, L.L.C., and (viii) 698,967 shares of common stock owned by Technology Crossover Management, L.L.C. Technology Crossover Management, L.L.C. is the sole general partner of TCVLP and the sole investment general partner of TCVCV. The managing members of Technology Crossover Management, L.L.C. are Jay C. Hoag and Richard H. Kimball. Technology Crossover Ventures' address is 575 High Street, Suite 400, Palo Alto, California 94301. Information with respect to Technology Crossover Management, L.L.C. is provided in reliance upon information included in an amendment to Schedule 13G dated June 17, 1998, filed with the SEC on February 3, 1999.
(15) Mr. Kaiser, one of our directors, has voting control over our securities held by Greylock Limited Partnership. The managing partners of Greylock Limited Partnership are Robert P. Henderson and Henry McCance. Greylock Limited Partnership's address is One Federal Street, Boston, Massachusetts 02110.
(16) Consists of 312,501 shares owned by MS Spitfire LLC, 312,501 shares owned by Spitfire Capital Partners LP and 393,001 shares owned by NationsBanc Montgomery Securities LLC. Information with respect to NationsBank Corporation ("NationsBank") is provided in reliance upon information included in a Schedule 13G dated September 10, 1998, filed with the SEC by NationsBank. NationsBank's address is 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255.
(17) Includes 43,507 shares of common stock owned by Falcon Ventures II, L.P. ("Falcon"). Falcon is an affiliate of HarbourVest Partners IV Direct Fund L.P. ("HarbourVest"). Both Falcon and HarbourVest are beneficially owned by Edward W. Kane, D. Brooks Zug, George R. Anson, Kevin Delbridge, William A. Johnston, Frederick C. Maynard, Ofer Nemirovsky and Robert M. Wadsworth. HarbourVest's address is One Financial Center, Boston, Massachusetts 02111. Information with respect to HarbourVest is provided on reliance upon information included in a Schedule 13G dated December 31, 1998, filed with the SEC on February 3, 1999.
(18) Includes (i) 498,474 shares of common stock owned by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"); (ii) 46,412 shares of common stock held by TOW Partners, a California Limited Partnership; (iii) 196,919 shares of common stock held of record for other individuals or entities associated with Sutter Hill (the "Sutter Hill Affiliates"); and (iv) 21,810 shares owned by Mr. Coxe, a member of our Board of Directors, who is a Managing Director of the General Partner of Sutter Hill and shares voting and investment power with respect to the shares of common stock held by Sutter Hill. Sutter Hill's address is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005. Information with respect to Sutter Hill is provided in reliance upon information included in a Schedule 13G dated December 31, 1998 filed with the SEC on February 9, 1999.
(19) Includes 594,683 shares of common stock owned by Highland Capital Partners II Limited Partnership ("Highland Capital"). The general partner of Highland Capital is Highland Management Partners II. The general partners of Highland Management Partners II are Robert F. Higgins, Paul
     A. Maeder, Daniel J. Nova and Wycliff K. Grousbeck. Highland Capital's address is One International Place, Boston, Massachusetts 02110. Information with respect to Highland Capital is provided on reliance upon information included in a Schedule 13G dated December 31, 1998, filed on February 11, 1999.
(20) Includes 29,506 shares owned by Hummer Winblad Venture Partners III, L.P. Hummer Winblad Venture Partners III, L.P.'s address is 2 South Park, 2nd Floor, San Francisco, California 94107. Information with respect to Hummer Winblad Venture Partners III, L.P. is provided in reliance upon information included in a Schedule 13G dated April 7, 1999 filed on April 9, 1999.

                              GENERAL INFORMATION

   The above Notice of Special Meeting and Proxy Statement are sent by order of our Board of Directors.


                                         /s/ Stephen P. Jeffery
                                         ------------------------------------
                                         Stephen P. Jeffery,
                                         Chairman of the Board, President and
                                          Chief Executive Officer


Atlanta, Georgia
September   , 1999

                                   APPENDIX A

                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT


                                     BETWEEN

                           GEAC COMPUTER SYSTEMS, INC.

                                       AND

                               CLARUS CORPORATION

                                TABLE OF CONTENTS
1.    Purchase and Sale of the Assets....................................     2
   1.1.  Purchase of the Assets..........................................     2
   1.2.  Further Assurances..............................................     3
   1.3.  Purchase Price for the Acquired Assets..........................     3
   1.4.  Assumption of Certain Liabilities...............................     4
   1.5.  Certain Employee Matters........................................     5
   1.6.  Allocation of Purchase Price and Assumed Liabilities............     5
   1.7.  Closing.........................................................     5
   1.8.  Intentionally Omitted...........................................     6
   1.9.  A/R Adjustment..................................................     6
   1.10. Company Actions.................................................     8

2.    Representations of the Company.....................................     9
   2.1.  Organization; Capital Stock.....................................     9
   2.2.  Authorization...................................................     9
   2.3.  Ownership of Acquired Assets....................................    10
   2.4.  Acquired Assets Complete........................................    10
   2.5.  Financial Statements............................................    10
   2.6.  Absence of Undisclosed Liabilities..............................    11
   2.7.  Litigation......................................................    11
   2.8.  Insurance.......................................................    11
   2.9.  Fixed Assets....................................................    12
   2.10. Change in Financial Condition and Assets........................    12
   2.11. Accounts Receivable.............................................    12
   2.12. Tax Matters.....................................................    12
   2.13. Books and Records...............................................    14
   2.14. Contracts and Commitments.......................................    14
   2.15. Compliance with Agreements and Laws.............................    16
   2.16. Employee Relations..............................................    17
   2.17. Employee Benefit Plans..........................................    17
   2.18. Employee Indebtedness...........................................    18
   2.19. Powers of Attorney and Suretyships..............................    18
   2.20. Suppliers.......................................................    18
   2.21. Real and Leased Property........................................    19
   2.22. Environmental Matters...........................................    19
   2.23. Warranty and Product Liability Claims...........................    20
   2.24. Prepayments and Deposits........................................    21
   2.25. Disclosure......................................................    21

3.    Representations of the Buyer ......................................    21
   3.1.  Organization and Authority......................................    21
   3.2.  Authorization...................................................    21
   3.3.  Regulatory Approvals............................................    22

4.    Access to Information; Public Announcements; Covenants
      of the Company.....................................................    22
   4.1.  Access to Management, Properties and Records....................    22
   4.2.  Confidentiality.................................................    22

   4.3.  Public Announcements.............................................   23
   4.4.  Third Party Acquisitions.........................................   24
   4.5.  Filings; Other Actions; Notification.............................   25
   4.6.  Information Supplied.............................................   27
   4.7.  Stockholders Meeting.............................................   27
   4.8.  Cooperation Regarding Shared Contracts...........................   27
   4.9.  Effect of Termination and Abandonment............................   27
5.    Pre-Closing Covenants of the Company................................   28
   5.1.  Conduct of Business..............................................   28
   5.2.  Absence of Material Changes......................................   28
   5.3.  Continued Truth of Representations and Warranties................   29
   5.4.  Reports, Taxes...................................................   29
   5.5.  Communications with Customers and Suppliers......................   29
6.    Efforts to Obtain Satisfaction of Conditions........................   29
7.    Conditions to Obligations of the Buyer..............................   29
   7.1.  Continued Truth of Representations and Warranties of the Company;
         Compliance with Covenants and Obligations........................   29
   7.2.  Corporate Proceedings and Shareholder Approval...................   30
   7.3.  The Acquired Assets..............................................   30
   7.4.  Governmental Approvals...........................................   30
   7.5.  Consent of Third Parties.........................................   30
   7.6.  Adverse Proceedings..............................................   30
   7.7.  Opinion of Counsel...............................................   30
   7.8.  Material Adverse Change..........................................   31
   7.9.  Trademark License Agreement......................................   31
   7.10.    Intentionally Omitted.........................................   31
   7.11.    Fulfillment of Closing Conditions in IP Asset
            Purchase Agreement          ..................................   31
   7.12.    Execution of the Stockholders Agreement.......................   31
   7.13.    Intentionally Omitted.........................................   31
   7.14.    Closing Deliveries............................................   31
8.    Conditions to Obligations of the Company............................   32
   8.1.  Continued Truth of Representations and Warranties of the
         Buyer; Compliance Covenants and Obligations......................   32
   8.2.  Company Proceedings..............................................   32
   8.3.  Governmental Approvals...........................................   32
   8.4.  Consents of Third Parties........................................   33
   8.5.  Adverse Proceedings..............................................   33
   8.6.  Opinion of Counsel...............................................   33
   8.7.  Fulfillment of Closing Conditions in IP Asset Purchase Agreement.   33
   8.8.  Execution of the Indemnification Agreement.......................   33
   8.9.  Closing Deliveries...............................................   33
   8.10.    Stockholder Approval..........................................   34
9.    Post-Closing Agreements.............................................   34
   9.1.  Proprietary Information..........................................   34
   9.2.  Limitation on Use of Name........................................   34
   9.3.  Non-Competition Agreement........................................   34
   9.4.  Sharing of Data..................................................   35

   9.5.  Cooperation of the Company.......................................   36
   9.6.  Cooperation of the Buyer.........................................   36
   9.7.  Buyer's Use of Premises for the Business.........................   36
   9.8.  Onyx Software and Customer Database..............................   36
   9.9.  Limited License to the Company to use the software comprising
         the Acquired Assets..............................................   37
   9.10.    Electronic Commerce Distribution Rights; Fusion...............   37
10.   Termination of Agreement; Option to Proceed; Damages................   37
   10.1.    Termination by Lapse of Time..................................   37
   10.2.    Termination by Agreement of the Parties.......................   37
   10.3.    Termination by Reason of Breach...............................   37
   10.4.    Availability of Remedies at Law...............................   38
11.   Dispute Resolution..................................................   38
   11.1.    General.......................................................   38
   11.2.    Consent of the Parties........................................   38
   11.3.    Arbitration...................................................   38
12.   Brokers.............................................................   39
   12.1.    For the Company...............................................   39
   12.2.    For the Buyer.................................................   39
13.   Notices.............................................................   39
14.   Successors and Assigns..............................................   40
15.   Entire Agreement; Amendments; Attachments...........................   40
16.   Severability........................................................   41
17.   Expenses............................................................   41
18.   Governing Law.......................................................   41
19.   Section Headings....................................................   41
20.   Counterparts........................................................   41
21.   Definition of Knowledge.............................................   41
22.   Construction........................................................   41
23.   Defined Terms.......................................................   42

                           ASSET PURCHASE AGREEMENT
                           ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the ____ day of August, 1999 by and among Clarus Corporation, a Delaware corporation (the "Company"), and Geac Computer Systems, Inc., a Georgia corporation (the "Buyer"). All amounts referred to herein as denominated in "dollars" or preceded by the "$" sign are stated in U.S. dollars.

         WHEREAS, the Company desires to sell substantially all of the assets and transfer certain of the liabilities of the Business for the consideration set forth below, subject to the terms and conditions of this Agreement;

         WHEREAS, the Buyer desires to purchase such assets and assume such liabilities, subject to the terms and conditions of this Agreement;

         WHEREAS, the Board of Directors of the Buyer has approved the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, for purposes of this Agreement, the term "Business" means all of the business conducted by the Company, of each and every nature, relating to the development, marketing, licensing and sale of products for use in the Financial, Enterprise Resource Planning and Human Resources markets, and, for greater certainty, excluding the Electronic Commerce Business;

         WHEREAS, for purposes of this Agreement, the term "Electronic Commerce Business" means the development, marketing, licensing and sale of products for use in electronic commerce, currently consisting of the "Clarus E Procurement" and "Clarus Commerce" products;

         WHEREAS, as a condition subsequent to the Buyer's entering into this Agreement, certain stockholders of the Company (the "Signatory Stockholders") shall have entered into a Stockholders Agreement with the Buyer (the "Stockholders Agreement") on or before August 26, 1999, pursuant to which the Signatory Stockholders will have, among other things, granted to the Buyer a proxy with respect to the voting of their shares of capital stock in the Company upon the terms and subject to the conditions set forth in the Stockholders Agreement (the "Proxy");

         WHEREAS, the Proxy is to be granted with respect to approximately 2,113,558 shares of capital stock in the Company, which shares represent approximately 19.1% of the total outstanding capital stock in the Company as of the date hereof; and

          WHEREAS, the Board of Directors of the Company (the "Company's Board of Directors") has approved this Agreement, has determined that the transactions contemplated by this Agreement, taken together, are in the best interests of the Company's stockholders and has recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

          1.   Purchase and Sale of the Assets.
               -------------------------------

               1.1. Purchase of the Assets. Subject to and upon the terms and
                    ----------------------
conditions of this Agreement, at the closing of the transactions contemplated by this Agreement, the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire, accept and pay for, all the Company's right, title and interest in and to all of the assets set forth below and used by the Company in the operation of the Business, together with the goodwill related thereto (collectively, the "Acquired Assets"):

                    (i) all accounts receivable of the Business, including, without limitation, trade, e-mail retail and mail order accounts receivable, existing on the Closing Date;

                    (ii) all prepaid expenses and other similar assets of the Company existing on the Closing Date as set forth on Schedule 1.1(ii) hereto, including the cash represented by such assets, but excluding tax refunds and insurance proceeds;

                    (iii) all rights of the Company under the Assumed Contracts; provided, however, that only those employment or consulting agreements with any current or past employees of the Company which are designated by the Buyer in writing shall be assumed by the Buyer;

                    (iv) all books, records and accounts, correspondence, production records, technical, manufacturing and procedural manuals, customer lists, customer files, customer support files, employment records, accounting records relating to the Accounts Receivable (as defined below), studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Acquired Assets, and any confidential information which has been reduced to writing and relating to the Business but excluding all corporate and stockholder records and minute books, all accounting records not specifically referenced above and all tax records;

                    (v) all rights of the Company under express or implied warranties from the suppliers of the Company, to the extent the same may be assigned;

                    (vi) all of the machinery, equipment, tools, fixtures, office equipment (including, without limitation, all computer equipment, but excluding telephone equipment, PBX and related software, such as the Symposium software), owned vehicles and transportation equipment, owned by the Company and utilized in the Business on the Closing Date whether or not reflected as a capital asset in the Company's accounting records;

                    (vii)  all Commercial Software Rights (as defined in Section
2.14 below) (a) used by the Company or its subsidiaries primarily in the Business which are transferable without the consent of the licensor or, (b) used by the Company or its subsidiaries in the Business and the Company and its subsidiaries' other operations which are transferable in part without the consent of the licensor;

                    (viii) the rights of the Company to assign, transfer or convey all contracts, agreements and other understandings or arrangements between the Company and any other party with respect to the Business relating to confidentiality (the "Confidentiality Agreements"); and

                    (ix) all other assets, properties, claims, rights and interests of the Company which are primarily utilized in the Business and exist on the Closing Date, of every kind and description, whether tangible or intangible, personal or mixed, excluding the assets set forth on Schedule 2.4.
                                                                 ------------

          1.2. Further Assurances. At any time and from time to time after
               ------------------
the Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Acquired Assets and to carry out the purpose and intent of this Agreement. The parties acknowledge and agree that from time to time after the Closing the Buyer may request the Company to transfer, assign and convey any or all of the Confidentiality Agreements to the Buyer. The Company agrees that it shall take all such action as the Buyer may reasonably request to effect any such transfer, assignment and conveyance, except to the extent that such Confidentiality Agreements may not by their terms permit such transfer, assignment and conveyance.

          1.3. Purchase Price for the Acquired Assets.
               --------------------------------------

               (a) The aggregate purchase price to be paid by the Buyer for the Acquired Assets shall be the sum of Five Million Nine Hundred Sixty Thousand Dollars ($5,960,000) plus the Assumed Liabilities (the "Purchase Price"). The Purchase Price shall be payable in the manner described in Subsection 1.3(b) and shall be subject to adjustment as set forth in Section 1.9 below and Section 2.1(d) of the Indemnification Agreement (as defined below).

               (b)  At the Closing:

                    (i) the aggregate sum of Three Million Fifty-Three Thousand Dollars ($3,053,000) shall be delivered by the Buyer to the Company in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Company (the "Cash Payment");

                    (ii) the aggregate sum of Two Million Nine Hundred Seven Thousand Dollars ($2,907,000) (the "Escrow Amount") shall be delivered by the Buyer to a commercial bank designated by the Buyer, as escrow agent, to be held in escrow (the "Escrow") pursuant to the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit A except for the provisions relating specifically to the escrow agent's liability and responsibilities thereunder (the "Escrow Agreement"); and

                    (iii) the Buyer will assume the Assumed Liabilities pursuant to an Instrument of Assumption of Liabilities, as provided in Section
1.4 below.

          1.4. Assumption of Certain Liabilities.
               ---------------------------------

               (a)  Assumed Liabilities. At the Closing, the Buyer shall execute
                    -------------------
and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") in substantially the form attached hereto as Exhibit B, pursuant to
                                                          ---------
which it shall assume and agree to perform, pay and discharge, and indemnify and hold the Company harmless from, the liabilities, obligations and commitments of the Company listed on Schedule 1.4(a) attached hereto (the "Assumed
                      ---------------
Liabilities").

               (b)  Retained Liabilities. The Buyer shall not at the Closing
                    --------------------
assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, of the Company (other than the Assumed Liabilities), including, without limitation, any liabilities or obligations related to (i) any of the Company's indebtedness, including, without limitation, the liabilities comprising the "Current Maturities of Debt" and "Debt, Net of Current Maturities" line items on the Balance Sheet of the Company dated March 31, 1999 and attached hereto as Schedule 1.4(b) (the "Initial Asset/Liability
                                ---------------
Schedule"), (ii) any litigation involving the Company, (iii) brokers or other third parties acting on behalf of the Company in connection with the sale of the Acquired Assets, (iv) any Employee Plan maintained by the Company on or prior to the Closing Date and related to the Business; (v) any Taxes which are or were due and payable in connection with the Acquired Assets or the Business on or prior to the Closing Date; (vi) any claim arising from, relating to or made in connection with any Environmental Law based on any event, action or inaction by the Company in connection with the Business or the Acquired Assets on or prior to the Closing Date; (vii) any Contract that is not an Assumed Contract; (viii) any payments to be made to employees or consultants of the Company related to the Business that are triggered by the transactions contemplated herein, including without limitation, golden parachute or golden handcuff payments; (ix) any liability related to the Company's real estate leases, including, without limitation, the current space utilized in connection with the Business; (x) the Employee Bonuses (as defined below); and (xi) any liability related to the Electronic Commerce Business.

          1.5. Certain Employee Matters. (a) The Company covenants and agrees
               ------------------------
that it will maintain adequate staffing levels to effectively manage and operate the Business until the Closing Date (it being understood that so long as the Company fulfills this covenant the failure of any employees offered employment by the Buyer in accordance with the provisions of this Section 1.5 to accept such offer of employment shall not constitute a Business Material Adverse Effect (as defined below)). On or prior to the Closing Date, the Buyer shall offer employment to a minimum of 90% of the individuals listed on Schedule 2.16 attached hereto (the
                                              -------------
"ERP List") who are still employees of the Company at such time on terms and conditions which, taken as a whole, are substantially similar to the economic terms and conditions of such individuals' employment arrangements as of the date hereof. In the event that any individual on the ERP List is offered employment by the Buyer and declines such offer of employment, the Company shall not create or maintain any position (whether as an employee or consultant) for such individual in the Company's remaining operations for 12 months from and after the Closing Date. To the extent that any obligations arise as a result of the termination of any individual's employment with the Company, including severance payments, stay bonuses and accrued vacation and sick time, such obligations shall be and remain the liability of the Company and shall be satisfied in full on or prior to the Closing Date.

          (b) From and after the date hereof through the Closing Date, the Buyer shall be entitled to contact the individuals listed on Schedule 1.5(b)
                                                             ---------------
attached hereto to discuss possible employment with the Buyer after the Closing Date.

          (c) On or prior to the Closing Date, the Company shall pay a pro rata portion of the bonuses payable under its current employee bonus program up to the Closing Date to all eligible employees on the ERP List who are still employees of the Company at the Closing Date (the "Employee Bonuses").

          (d) Nothing expressed or implied herein shall confer upon any past or present employee of the Company, their representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, the Company, or any successor or affiliate; nor shall the Buyer, the Company or their affiliates be precluded or prevented from terminating or amending any Employee Plan (as defined below).

          1.6. Allocation of Purchase Price and Assumed Liabilities. The
               ----------------------------------------------------
parties agree to allocate the Purchase Price, for all tax and financial accounting purposes, as set forth on Schedule 1.6 attached hereto and agree to reflect such allocation on all tax returns filed by them which require such information.

          1.7. Closing. The closing of the transactions contemplated by this
               -------
Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts at 10:00 a.m., Boston Time, or such other place and time as the parties shall mutually agree, as soon as all the necessary consents and approvals to the transactions contemplated herein are obtained by the parties (the "Closing Date"), but in no event later than the second business day following the satisfaction of the conditions set forth in Sections 7.4, 7.5 and 8.9. The transfer of the Acquired Assets to the Buyer shall be deemed to occur at 12:02 a.m., Boston time, on the Closing Date.


          1.8. Intentionally Omitted.
               ---------------------

          1.9. A/R Adjustment. The Purchase Price set forth in Section 1.3
               --------------
above shall be further subject to adjustment after the Closing as follows:

               (a) The Buyer shall have the right and obligation to collect all Closing A/R for its own behalf for a period of one hundred eighty (180) days after the Closing in the case of Non-LT Closing A/R (the "First Collection Period") and for a period of thirty (30) days after the payment due date for each such Long-Term Closing A/R in the case of Long-Term Closing A/R (the "Second Collection Period" and, together with the First Collection Period, the "Collection Periods") and will use all commercially reasonable efforts to do so as expeditiously as possible. The Buyer shall use collection efforts substantially consistent with the Buyer's current collection practices to collect the Closing A/R and may, in its sole discretion, use a collection agency or commence legal action in connection with such collection efforts; provided,
                                                                     --------
that the Buyer shall provide written notice to the Company at least twenty (20) days prior to the commencement of legal action in connection with such collection efforts by the Buyer against any customer that is a customer of both the Buyer and the Company. During the Collection Periods, the Company shall cooperate with the Buyer, and may participate with the Buyer in the collection of the Closing A/R, provided that the Buyer shall have control over the timing and method of such collection efforts.

               (b) Within fifteen (15) business days after the end of the First Collection Period, the Buyer shall deliver a written statement to the Company certified as accurate by its Chief Financial Officer: (i) setting forth the amount of the Non-LT Closing A/R that has been collected by the Buyer during the First Collection Period, the aggregate amount of the Non-LT Closing A/R that remains uncollected or is deemed uncollected at the end of the First Collection Period (such uncollected amount, the "Uncollected Non-LT A/R"), and a list of the Uncollected Non-LT A/R, including the names of the account debtors and the amounts owed by each and (ii) instructing the Company to pay to the Buyer, by wire transfer of immediately available funds, an amount equal to the Uncollected Non-LT A/R net of any reserve for doubtful accounts used in determining the "Accounts Receivable Balance, net of allowance for Doubtful Accounts" indicated in the Closing Statement of Value. The Company shall immediately pay the amount referenced in the Buyer's instructions. The amount of the Uncollected Non-LT A/R that is paid to the Buyer shall constitute a reduction in Purchase Price. Upon receipt of payment from the Company, the Buyer shall promptly convey to the Company all Uncollected Non-LT A/R for the Company's own account and collection, together with any documentation or other tangible evidence of such Uncollected Non-LT A/R that will aid the Company in the collection of such amounts. Notwithstanding the foregoing, in the event that any account debtor that owes Uncollected Non-LT A/R claims that such Uncollected Non-LT A/R has been paid to the Buyer, then the Company shall have the right to audit at its own expense the Buyer's records with respect to such Uncollected Non-LT A/R during normal business hours and in a manner that does not interfere with the Buyer's ordinary business operations. In the event that as a result of such audit, the Company determines that such Uncollected Non-LT A/R has been paid to the Buyer, the Company shall notify the Buyer in writing (the "A/R Dispute Notice") of the amount, nature and basis of such dispute within fifteen (15) business days after conclusion of its audit. In the event of such dispute, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the A/R Dispute Notice, then the dispute shall be submitted for binding resolution to a mutually acceptable, nationally recognized Big Five accounting firm which is independent of all parties. Upon the expiration of the First Collection Period, (x) the Buyer shall no longer have the right or obligation to pursue or collect the Uncollected Non-LT A/R, or any portion thereof,

(y) the Company shall have the right to pursue all Uncollected Non-LT A/R for its own behalf using any lawful means it chooses, and (z) the Buyer shall remit promptly (but in any event with fifteen (15) business days of receipt) to the Company all sums received with respect to the Uncollected Non-LT A/R.

               (c) Within fifteen (15) business days after the end of the Second Collection Period, the Buyer shall deliver a written statement to the
Company: (i) setting forth the amount of the Long-Term Closing A/R that has been collected by the Buyer during the Second Collection Period, the aggregate amount of the Long-Term Closing A/R that remains uncollected or is deemed uncollected at the end of the Second Collection Period (such uncollected amount, the "Uncollected LT A/R"), and a list of the Uncollected LT A/R, including the names of the account debtors and the amounts owed by each and (ii) instructing the Company to pay to the Buyer, by wire transfer of immediately available funds, an amount equal to the Uncollected LT A/R net of the remainder of any reserve for doubtful accounts indicated on the Closing Statement of Value. The Company shall immediately pay the amount referenced in the Buyer's instructions. The amount of the Uncollected LT A/R that is paid to the Buyer shall constitute a reduction in Purchase Price. Upon receipt of payment from the Company, the Buyer shall promptly convey to the Company all Uncollected LT A/R for the Company's own account and collection, together with any documentation or other tangible evidence of such Uncollected LT A/R that will aid the Company in the collection of such amounts. Upon the expiration of the Second Collection Period, (x) the Buyer shall no longer have the right or obligation to pursue or collect the Uncollected LT A/R, or any portion thereof, (y) the Company shall have the right to pursue all Uncollected LT A/R for its own behalf using any lawful means it chooses, and (z) the Buyer shall remit promptly (but in any event with fifteen
(15) business days of receipt) to the Company all sums received with respect to the Uncollected LT A/R.

               (d) In the event that any payment received by the Buyer during the Collection Periods is remitted by a customer which is indebted under a Closing A/R and under an account receivable arising out of the sale of services or products in the ordinary course of business after the Closing Date (a "New Receivable"), such payment shall be applied as follows: (i) if such customer designates the account receivable to which such payment is to be applied, such payment shall be applied to the account receivable so designated; (ii) if such customer fails to designate an account receivable to which such payment is to be applied, such payment shall be applied to the account receivable that the Buyer in its reasonable judgment determines is the account receivable to which such payment relates (provided that the Buyer shall have the right to contact, but not to influence, any such customer to determine the account receivable to which such payment relates); or (iii) if such customer fails to designate an account receivable to which such payment is to be applied and there is no reasonable basis for determining the account receivable to which such payment relates, then such payment shall be applied to the Closing A/R due from such customer and the balance remaining after payment in full of all Closing A/R due from such customer shall then be applied to the New Receivable due from such customer; provided, however, that (x) with respect to any Closing A/R being contested or
--------  -------
disputed by the payor thereof, no portion of the amount in dispute shall be deemed to have been collected by the Buyer with respect to such disputed account receivable due from such customer ("Disputed Account") until all amounts due from such customer have been paid or the dispute is resolved, whichever occurs first, and in the event that the Buyer receives any funds with respect to such Disputed Account after the Company has paid to the Buyer the full amount of such Disputed

Account, the Buyer shall promptly remit such funds to the Company, and (y) the foregoing priorities shall not apply to payments received by the Buyer which are designated by the Customer as payment of a C.O.D. sale arising after the Closing Date.

               (e) The Buyer shall not be responsible for the collection of accounts receivable that arose out of the Electronic Commerce Business ("Electronic Commerce A/R"). If the Buyer receives any payment from a customer that is designated by the customer as payment of an Electronic Commerce A/R, it shall forward such payment to the Company within five (5) business days of receipt.

               (f)  "Accounts Receivable" has the meaning set forth in Section
2.11 below.

                    "Closing A/R" has the meaning set forth in Section 2.11 below.

                    "Long-Term Closing A/R" shall mean all Closing A/R identified on Schedule 2.11 attached hereto as having a scheduled payment due
              -------------
date more than one hundred eighty (180) days after the Closing.

                    "Non-LT Closing A/R" shall mean all Closing A/R that is not a Long-Term Closing A/R.

               (g)  If any amount required to be paid by the Company pursuant to
Section 1.9(b) or 1.9(c) above is not paid within three (3) business days after it is due, the Buyer shall be entitled to submit a certificate to the Escrow Agent requesting that upon disbursement of the Escrow Amount at the termination of the Escrow Agreement, the Escrow Agent retain an amount equal to the unpaid Uncollected Non-LT A/R or Uncollected LT A/R as applicable (the "A/R Certificate").

       1.10.   Company Actions. The Company hereby approves of and
               ---------------
consents to this Agreement and represents that the Company's Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, taken together, are in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby in all respects, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such
                                              --------  -------
recommendation and approval may be withdrawn, modified or amended to the extent that the Company's Board determines in good faith, after taking into consideration the written advice of its outside legal counsel, that failure to take such action is reasonably likely to result in a breach of the fiduciary obligations of the Company's Board of Directors under applicable law. The Company also represents that the Company's Board of Directors has reviewed the opinion of US Bancorp Piper Jaffray, financial advisor to the Company's Board of Directors (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the Company from a financial point of view (the "Fairness Opinion"). The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Proxy Statement (as defined below).

     2.   Representations of the Company.
          ------------------------------
          The Company represents and warrants to the Buyer as follows:

          2.1. Organization; Capital Stock. (a) Each of the Company and its
               ---------------------------
subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and (ii) has all requisite power and authority (corporate and otherwise) to own its properties and to carry on its business as now being conducted. The Company has made available to the Buyer a complete and correct copy of the Company's certificate of incorporation and bylaws (or comparable operating documents), each as amended to date. The Company's certificate of incorporation and bylaws (or comparable governing documents) so made available are in full force and effect. The Company does not own any shares of capital stock or other equity interest in any other entity that owns any of the Acquired Assets or conducts any portion of the Business.

          (b) On the date hereof, the Company's authorized capital stock consists of 25,000,000 shares of capital stock, of which approximately 11,072,151 shares are issued and outstanding.

          2.2. Authorization.
               -------------

          The Company has all requisite power (corporate and otherwise) and authority to execute, deliver and perform its obligations hereunder except for the required approval of the stockholders of the Company. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate and shareholder action except for the required approval of the stockholders of the Company. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby following approval by the Company's stockholders, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the charter or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Business pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is or may be bound, except as set forth on Schedule 2.2. Schedule 2.2 attached hereto sets
                              ------------- ------------
forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

          2.3. Ownership of Acquired Assets. Schedule 2.3 attached hereto sets
               ----------------------------  ------------
forth a true, correct and complete list of all claims, liabilities, security interests, mortgages, liens, pledges, charges, encumbrances and equities of any kind affecting the Acquired Assets (collectively, the "Encumbrances"). The Company is, and at the Closing will be, the true and lawful owner of the Acquired Assets, and will have the right to sell and transfer to the Buyer good title to the Acquired Assets, free and clear of all Encumbrances of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Acquired Assets in the Buyer, free and clear of all Encumbrances.

          2.4. Acquired Assets Complete. Except as set forth on Schedule 2.4
               ------------------------                         ------------
attached hereto, the Acquired Assets are, when utilized by a labor force substantially similar to those employed by the Company on the date hereof, adequate and complete to conduct the Business as currently conducted by the Company.

          2.5. Financial Statements.
               --------------------

     (a) The Company has made available to the Buyer its Balance Sheet and Statement of Operations and Cash Flows for the year ended December 31, 1998 and the three (3) month period ended March 31, 1999 (the "Company Reports"). Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of operations and cash flows included in the Company Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as set forth in Company Reports filed with the SEC prior to the date hereof or as incurred in the ordinary course of business since March 31, 1999, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be set forth on a consolidated balance sheet of the Company and its subsidiaries taken as a whole.

     (b) The Company has previously delivered to the Buyer the Initial Asset/Liability Schedule and a Schedule of Assets Purchased and Liabilities Assumed reflecting the Business of the Company dated as of July 31, 1999, a copy of which is attached as Schedule 2.5(b) (the "July Schedule"). The accounts
                        ---------------
reflected on the Initial Asset/Liability Schedule and the July Schedule have been prepared in accordance with GAAP consistently applied with the Company's past practices, are complete and correct in all material respects and present fairly as of their respective dates the assets and liabilities of the Business for the periods stated therein. The Initial Asset/Liability Schedule and the July Schedule contain and reflect adequate reserves, which are determined consistent with previous reserves taken, for all reasonably anticipated material losses, impairment of asset values, costs and expenses with respect to the contracts and commitments of the Business.

          2.6. Absence of Undisclosed Liabilities. Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Initial Asset/Liability Schedule, (b) set forth on Schedule 2.6 attached hereto or (c) incurred in the ordinary course
             ------------
of business after the date of the Initial Asset/Liability Schedule, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which would reasonably be expected to have a Business Material Adverse Effect. For purposes of this Agreement, "Business Material Adverse Effect" means a material adverse effect on any of the financial condition, properties, business, results of operations or reasonably foreseeable prospects of the Business as contemplated on the date hereof, taking such Business as a whole (either directly or as a result of its effect on the Company), but excluding any effect on the sales of the Business or the collection of the accounts receivable of the Company resulting from the announcement of the transactions contemplated by this Agreement. For purposes of this Agreement, when a representation or warranty is qualified by the phrase "Business Material Adverse Effect," the determination of whether or not there is a Business Material Adverse Effect with respect to the matters referenced in such representation or warranty shall be made both with respect to each matter referenced therein on an individual basis and with respect to all matters referenced therein on a collective basis.

          2.7. Litigation. Except as set forth on Schedule 2.7 attached hereto,
               ----------                         ------------
(a) there is no action, suit or proceeding to which the Company is a party and has been served pending or, to the Company's knowledge, threatened before any court or governmental agency, authority, body or arbitrator which, taken individually or together with all other such actions, suits or proceedings, would reasonably be expected to have a Business Material Adverse Effect; (b) the Company has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or the Acquired Assets; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency naming the Company or enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties or the Acquired Assets.

          2.8. Insurance. The Company maintains insurance policies (the
               ---------
"Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.

          2.9. Fixed Assets. Schedule 2.9 contains a true, correct and complete
               ------------  ------------
list as of July 31, 1999 of all fixed assets of the Business having a material value, as the term "fixed assets" is generally understood pursuant to GAAP (the "Fixed Assets"), including a description of each such asset, its original cost, the depreciation taken since its date of acquisition and the net book value thereof. Such list, as updated at the Closing, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description of each asset, its original cost, the depreciation taken since its date of acquisition and the net book value thereof. All of the Fixed Assets are in reasonable operating condition and repair, normal wear and tear excepted, are currently used by the Company in the ordinary course of conducting the Business, and normal maintenance has been performed with respect to such Fixed Assets.

          2.10.  Change in Financial Condition and Assets. Except as set forth
                 ----------------------------------------
on Schedule 2.10 attached hereto, since the date of the Initial Asset/Liability
   -------------
Schedule there has been no change which could reasonably be expected to have a Business Material Adverse Effect. The Company does not have any knowledge of any existing or threatened occurrence, event or development (excluding general economic conditions) which, as far as can be reasonably foreseen, could have a Business Material Adverse Effect.

          2.11.  Accounts Receivable. Schedule 2.11 attached hereto sets forth a
                 -------------------  -------------
true, correct and complete schedule of the accounts receivable of the Company included in the Business (the "Accounts Receivable"), including the aging thereof, as of the date of the July Schedule. Such schedule, as updated at the Closing, shall represent a true, correct and complete schedule of the Accounts Receivable of the Company, including (i) the aging thereof, as of the Closing Date, (ii) the invoice date thereof and (iii) the scheduled payment due date thereof (the "Closing A/R"). All Accounts Receivable arose out of the licensing of software in the ordinary course of conducting the Business. All Non-LT A/R set forth on Schedule 2.11 as of the date hereof and as of the Closing Date are
             -------------
collectible in the face value thereof net of the reserve for doubtful accounts reflected on the July Schedule within one hundred eighty (180) days of the date of invoice, using normal collection procedures. All Long-Term A/R set forth on
Schedule 2.11 as of the date hereof and as of the Closing Date are collectible
-------------
in the face value thereof net of the reserve for doubtful accounts reflected on the July Schedule within one hundred eighty (180) days of the scheduled payment due date, using normal collection procedures.

          2.12.  Tax Matters. Except as set forth on Schedule 2.12,
                 -----------                         -------------
     (a) the Company and its subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes in connection with the Acquired Assets and Assumed Liabilities for any period ending on or before the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its subsidiaries, and all such returns and reports are correct and complete in all material respects;

     (b) all Taxes shown to be payable on such returns or reports that are due prior to the date hereof have been timely paid;

     (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed or, to the Company's knowledge, has been threatened or is likely to be assessed by a taxing authority against the Company or any of its subsidiaries in connection with the Acquired Assets or Assumed Liabilities, other than deficiencies as to which adequate reserves have been provided for in the July Schedule;

     (d) no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries do not file Tax Returns that any of the Acquired Assets are or may be subject to taxation by that jurisdiction;

     (e) neither the Company nor any subsidiary has been included in any consolidated, combined or unitary Tax Return (other than for a group of which the Company is the common parent) provided for under the laws of the United States, any state or locality with respect to

Taxes for any taxable period for which the statute of limitations has not expired; and neither the Company nor any subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

     (f) the Company and each subsidiary as of the Closing Date (A) will have paid or accrued all Taxes it is required to pay or accrue in connection with the Acquired Assets and Assumed Liabilities and (B) will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA"), and other Taxes required to be withheld;

     (g) neither the Company nor any subsidiary has been delinquent in the payment of any Tax, nor has the Company nor any subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax;

     (h) no audit or other examination of any Tax Return of the Company or any subsidiary by any Tax authority is presently in progress, nor has the Company or any subsidiary been notified of any request for such an audit or other examination;

     (i) no adjustment relating to any Tax Returns filed by the Company or any subsidiary has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof;

     (j) the Company has provided the Buyer with copies of all federal, state, and foreign income and all state sales and use Tax Returns of the Company or any Subsidiary for each of the Company's last fiscal year;

     (k) there are (and, as of immediately following the Closing Date, there will be) no liens or Encumbrances on the Acquired Assets relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

     (l) neither the Company nor any subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company;

     (m) neither the Company nor any subsidiary is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement;

     (n) the Company and the subsidiaries have not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date; and

     (o) none of the Acquired Assets is tax exempt use property within the meaning of Section 168(h) of the Code.

For purposes of this Agreement, "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including taxes or other charges on or with respect to net or gross income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          2.13.  Books and Records. The general ledgers and books of account of
                 ----------------
the Company with respect to the Acquired Assets and the Business, and all other books and records of the Company related to the Acquired Assets and the Business are in all material respects complete and correct and have been maintained in accordance with reasonable business practice and in accordance with all applicable procedures required by laws and regulations.

          2.14.  Contracts and Commitments
                 -------------------------

                 (a)     Schedule 2.14(a) attached hereto contains a true,
                         ---------------
complete and correct list and description of the following contracts and agreements, whether written or oral, which are related to the Business (collectively, the "Contracts"):

                         (i)    all pledges, conditional sale or title retention
agreements, security agreements (including but not limited to maintenance agreements), equipment leases and other equipment obligations, other personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound, and all material leases of personal property, whether operating, capital or otherwise, under which the Company is lessor or lessee;

                         (ii)   all contracts, agreements, commitments, purchase
orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which either involve payments or receipts by the Company of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto, or may materially adversely effect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

                         (iii)  all collective bargaining agreements, employment
and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party;

                         (iv)   all agency, distributor, sales representative,
franchise or similar agreements to which the Company is a party;

                         (v)    all contracts, agreements or other
understandings or arrangements between the Company and any of its affiliates (as such term is defined in the Securities Act of 1933 and the regulations promulgated thereunder);

                         (vi)   all contracts, agreements and other documents or
information relating to past disposal of waste (whether or not hazardous);

                         (vii)  all agreements pursuant to which the Company or
its subsidiaries is an end user licensee of commercially available software programs generally available to the public (including without limitation both so-called "shrinkwrap" software and enterprise software) that are in no way a component of or incorporated in any of the Company's or any of its subsidiaries' products that are included in the Business ("Commercial Software Rights");

                         (viii) any other material agreements or contracts
entered into by the Company;

                         (ix)   all contracts, agreements and other
understandings or arrangements pursuant to which the Company has rights or obligations related both to the Business and the Electronic Commerce Business (the "Shared Contracts").

                  (b)    Except as set forth on Schedule 2.14(b):
                                                ----------------

                         (i)  each Contract that is included in the Assumed
Liabilities (each an "Assumed Contract" and, collectively, the "Assumed Contracts") is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles, and the Company has no knowledge that any material Assumed Contract is not a valid and binding agreement of the other parties thereto;

                         (ii)  the Company has fulfilled all material
obligations required pursuant to the Assumed Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Assumed Contracts which remain to be performed after the date hereof to the extent required to be performed prior to the Closing Date ;

                         (iii) the Company is not in material breach of or
material default under any Assumed Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a material breach or material default, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                         (iv)  to the knowledge of the Company, there is no
existing material breach or default by any other party to any Assumed Contract and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                    (v) the Company is not restricted by any Assumed Contract from carrying on the Business anywhere in the world; and

                    (vi) the Company has no written or oral Assumed Contracts to sell products or perform services for the Business which are expected to be performed at, or to result in, a loss.

               (c)  Except as set forth on Schedule 2.2 or Schedule 2.14(b),
                                           ------------    ----------------
the continuation, validity and effectiveness of each Assumed Contract, will not be affected by the transfer thereof to the Buyer under this Agreement and all such Assumed Contracts are assignable to the Buyer without consent. True and correct copies of each Assumed Contract have been provided to the Buyer.

        2.15.  Compliance with Agreements and Laws. The Company has all material
               -----------------------------------
licenses, permits and certificates, including, without limitation, environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Acquired Assets (collectively, the "Permits"). Schedule 2.15(a) attached hereto sets
                                      ---------------
forth a true, correct and complete list of all such Permits, copies of which have been provided to the Buyer. Except as set forth on Schedule 2.15(b), to the
                                                        ----------------
knowledge of the Company, the Business as conducted by the Company on the date hereof does not, and as conducted on the Closing Date will not, violate any federal, state, local or foreign laws, regulations, ordinances or orders in any material respect (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, hazardous waste, conservation, or corrupt practices but excluding those relating to environmental protection). The Company has not had notice or communication from any federal, state or local governmental or regulatory authority since January 1, 1995 of any such violation or noncompliance and, to the knowledge of the Company, there are no other outstanding notices of any such violation or noncompliance which have not been cured. To the knowledge of the Company, the Company's pricing policies, including those imposed by the Company on distributors and resellers, are in compliance with all federal, state, local or foreign laws, regulations, ordinances and orders.

        2.16.  Employee Relations. The Company is in compliance in all material
               ------------------
respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Company's employees are represented by a union and there have been no union organizing efforts conducted at the Company and none are now being conducted. The Company has not had at any time, nor, to the knowledge of the Company, is there now threatened, any strike or other labor trouble. Schedule 2.16 sets forth a true, correct and complete
                        -------------
list as of July 31, 1999 of each employee of the Company working in the Business for a majority of his or her total working time, showing each employee's base compensation, bonuses and other cash compensation. For purposes of this Section 2.16, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time in the Business.

          2.17.  Employee Benefit Plans.
                 ----------------------

                 (a)  Employee Plans. Schedule 2.17 attached hereto contains a
                      --------------  -------------
true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the employees of the Business (the "Employee Plans"). All Employee Plans comply in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations currently in effect and applicable to such Employee Plans. The Company has in all material respects performed all obligations required to be performed by it under the Employee Plans. The Company has not ever been obligated to contribute to any "multiemployer plan," as such term is defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and has no "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

                 (b)  Prohibited Transactions. Neither the Company nor any of
                      -----------------------
its directors, officers, employees or agents, nor any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code, has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                 (c)  Copies of Employee Plans and Related Documents. True,
                      ----------------------------------------------
correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees have been delivered to Buyer.

                 (d)  Qualifications; Claims. Each Employee Plan and all
                      ----------------------
amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and copies of all determination letters with respect to each such Employee Plan have been provided to the Buyer, and nothing has since occurred, or is expected to occur prior to the Closing Date, which might cause the loss of such qualification or exemption. There are no pending claims, suits or other proceedings by present or former employees of the Company or their affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

          2.18.  Employee Indebtedness. Except as set forth on Schedule 2.18
                 ---------------------
attached hereto, the Company is not indebted, directly or indirectly, to any person who is an employee of

The business or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected in the Company Reports, and no such employee is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          2.19.  Powers of Attorney and Suretyships. Except as set forth on
                 ----------------------------------
Schedule 2.19 attached hereto, the Company does not have any powers of attorney
-------------
outstanding and has no obligation or liability related to the Acquired Assets or Assumed Liabilities, as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership or other entity except as endorser to makers of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          2.20.  Suppliers. Schedule 2.20 attached hereto sets forth a true,
                 ---------  -------------
correct and complete list of the names and addresses of the twenty (20) suppliers of the Company which accounted for the largest dollar volume of purchases by the Company in connection with the Business during the twelve (12) months ended July 31, 1999. Except as set forth on Schedule 2.20, there has been
                                                   -------------
no actual or threatened termination or cancellation of, and no adverse modification or change in, the business relationship of the Company with any supplier where same would have a Business Material Adverse Effect. The Company has no reason to believe that the benefits of any relationship with any of the suppliers of the Business will not continue after Closing in substantially the same manner as prior to Closing. Except as specified in Schedule 2.20, none of
                                                        -------------
the Company's suppliers of software has announced its intention to cease to maintain, support, update or further enhance such software.

          2.21.  Real and Leased Property. The Company does not currently and
                 ------------------------
has not in the past owned any real property in connection with the Business. The Company shall remain liable for any all lease obligations with respect to real property leased in connection with the Business (the "Leased Real Property").

          2.22.  Environmental Matters.
                 ---------------------

                 (a) The Company has complied and is in compliance with all applicable Environmental Laws, except for such noncompliance as could not individually, or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, and the Company has received no written notice, report, communication or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any applicable Environmental Laws.

                 (b) Without limiting the generality of the foregoing and to the best of the Company's knowledge, none of the following exists at the Leased Real Property, except as set forth on Schedule 2.22 hereto:
                                 -------------

                     (i)     underground or above-ground storage tanks;

                     (ii) asbestos-containing material in a form or condition which, if not removed or encapsulated, would constitute a hazard to human health or the environment; or

                     (iii)  PCB-containing materials or equipment.

               (c) The Company does not now, and in the past neither the Company nor its predecessors ever did, maintain, store, use, generate, treat, release, dispose (or cause to be disposed) of Hazardous Substances (other than office products, equipment, supplies and cleaning fluids customarily found in a commercial office setting) in, at, under, upon or from any real property at any time owned, leased, operated or controlled by the Company, including, without limitation, the Leased Real Property.

               (d) To the best of the Company's knowledge, there have been no releases of Hazardous Substances in, at, under, upon or from any other real property not owned, leased, operated or controlled by the Company that could be reasonably expected to have an impact on the Leased Real Property.

               (e) Neither the Company nor its predecessors ever utilized any hazardous waste transporters or any treatment, storage or disposal facilitators.

               (f) The Company is not subject to, nor has it received any notice of, any private, administrative or judicial action, or an intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the Leased Real Property, and there are no pending or, to the Company's knowledge, threatened actions or proceedings (or notices or potential actions or proceedings) against the Company from any Governmental Authority regarding any matter relating to any Environmental Laws.

         For the purposes of this Agreement, "Environmental Laws" means all applicable federal, provincial, state and local laws, rules, regulations, ordinances, requirements and common law relating to public health and safety, worker health and safety and pollution and protection of the environment pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals,
(v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species, (vi) storage tanks, vessels and containers, (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (viii) health and safety of employees and other persons and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. (S)9601 et seq., the Resource
                                               ------
Conservation and Recovery Act of 1976, 42 U.S.C. (S)6901 et seq., the Emergency
                                                         ------
Planning and Community Right-to Know Act, 42 U.S.C. (S)11001 et seq., the Clean
                                                             ------
Air Act, 42 U.S.C. (S)7401 et seq., the Federal Water Pollution Control Act, 33
                           -------
U.S.C. (S)1251 et seq., the
               ------

Toxic Substance Control Act, 15 U.S.C. (S)2601 et seq., the Safe Drinking Water
                                               ------
Act, 42 U.S.C. (S)300f et seq., and the Occupational Safety and Health Act, 42
                       ------
U.S.C.(S)1891 et seq., all as amended, and any regulations, rules, ordinances
              ------
adopted or publications promulgated pursuant thereto.

          "Hazardous Substances" means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar import as defined under any Environmental Laws; (ii) petroleum, including without limitation, crude oil or any fraction thereof;
(iii) any radioactive material; (iv) asbestos in any form or condition; (v) polychlorinated byphenyls ("PCBs") or PCB-containing materials; and (vi) any other material, substance or waste to which liability or standards of conduct are currently imposed under any Environmental Laws.

          "Governmental Authority" means any governmental agency, department, bureau, commission or similar body.

               2.23.  Warranty and Product Liability Claims. Schedule 2.23
                      -------------------------------------  -------------
attached hereto contains a true, correct and complete (i) list of all product liability claims made against the Company from January 1, 1995 through the date hereof, the current status of all such claims and the costs of all actions taken in satisfaction of such claims and (ii) summary of the Company's warranty policy. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

               2.24.  Prepayments and Deposits. Schedule 2.24 attached hereto
                      ------------------------  -------------
sets forth all prepayments and deposits, which have been received by the Company as of the date specified thereon, from customers for products to be shipped, or services to be performed, after the Closing Date.

               2.25.  Disclosure. The representations and warranties made by the
                      ----------
Company in this Agreement, in the Exhibits hereto and the Schedules delivered or to be delivered pursuant to this Agreement, taken as a whole, do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit any material fact, necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Buyer, including, without limitation, the documents disclosed in the Schedules to this Agreement, are complete and accurate copies of such documents.

           3.  Representations of the Buyer.
               ----------------------------

               The Buyer represents and warrants to the Company as follows:

               3.1. Organization and Authority. The Buyer is (a) a corporation
                    --------------------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite power (corporate and otherwise) and authority to own its properties and to carry on its business as now being conducted and (c) is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Buyer Material Adverse Effect. The Buyer has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of the Buyer, as amended to date. The certificate of incorporation and bylaws so delivered are in full force and effect. For purposes of this Agreement "Buyer Material Adverse Effect" means a material adverse effect on the financial condition, properties, results of operations or prospects of the Buyer, taken as a whole.

          3.2. Authorization. The Buyer has all requisite corporate power and
               -------------
authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute the valid and legally binding obligations of it, enforceable against the Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the charter or Bylaws of the Buyer; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator. Schedule 3.2
                                                              ------------
attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          3.3. Regulatory Approvals. All consents, approvals, authorizations and
               --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or prior to the Closing Date will be, obtained and satisfied, including, without limitation, filings and approvals pursuant to the HSR Act (as defined below) and Canadian and provincial securities laws.

     4.   Access to Information; Public Announcements; Covenants of the Company
          ---------------------------------------------------------------------

          4.1. Access to Management, Properties and Records. From the date of
               --------------------------------------------
this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable prior notice and during normal business hours to all management personnel, offices, properties, books and records of the Business, for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall furnish to the Buyer such financial and operating data and other information as to the Business as the Buyer shall reasonably request. Upon prior approval of the Company, which shall not be unreasonably withheld or delayed, the Buyer shall also have the right to contact the Company's vendors and customers, and other persons having business dealings with the Company for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall be entitled to participate in such communications and to make the initial introductions. The activities contemplated by this subsection are hereinafter referred to as "Due Diligence Activities."

          4.2. Confidentiality. All information not previously disclosed to the
               ---------------
public or generally known to the persons engaged in the respective businesses of the Buyer or the Company which shall have been furnished by either the Buyer or the Company to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any other person other than their respective employees, directors, attorneys, accountants, lenders or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated and upon request by the either party in the case of information disclosed by such party, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, or destroyed by the receiving party (in which case the receiving party shall provide the disclosing party with a certificate certifying that such documents were destroyed) and neither party shall at any time thereafter disclose to any third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the foregoing, the receiving party shall be entitled to retain that portion of such confidential information that the receiving party's counsel advises it is necessary or advisable to be retained for the purposes of any subsequent legal action involving the receiving party and the disclosing party or its shareholders, officers or directors, subject however to all of the confidentiality provisions hereof for so long as such confidential information is retained.

          4.3. Public Announcements. Except as otherwise required by law, the
               --------------------
parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer, provided that the Company and Geac Computer Corporation Limited shall be permitted to make such disclosures as may be required by law or rules of its securities exchange.

          4.4. Third Party Acquisitions.
               ------------------------

          (a) The Company agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiaries' agents and representatives (including any investment banker or other financial advisor and any attorney or accountant retained by it or any of its subsidiaries (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined in clause (b) below). The Company further agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as defined in clause (b) below) relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the Closing, the Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and the Buyer prior to the execution of this Agreement and
(y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in this Agreement shall
              --------  -------
prevent the Company or the Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition or withdrawing its recommendation to the stockholders of the Company to approve the transactions contemplated herein. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 4.4(a). The Company agrees to notify the Buyer as promptly as reasonably practicable in writing if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, any of its subsidiaries or any of the Company Advisors, (ii) any confidential or other non-public information about the Company or any of its subsidiaries is requested from the Company, any of its subsidiaries or any of the Company Advisors, or
(iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, any of its subsidiaries or any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep the Buyer informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

          (b) Except as permitted by this clause (b), the Company's Board of Directors shall not withdraw its recommendation to the stockholders of the Company to approve the transactions contemplated herein or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board of Directors determines in its good faith judgment, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board of Directors may withdraw its recommendation to its stockholders of the approval of the transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below); provided, however, that the
                                                   --------  -------
Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 10.3. For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Buyer or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of assets comprising the Business, or any part thereof, outside the ordinary course of business; (iii) the acquisition by a Third Party of 50% or more of the outstanding capital stock of the Company and its subsidiaries; or (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the capital stock of the Company then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, or the assets comprising the Business, or any part thereof and outside the ordinary course of business, and otherwise on terms which the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with its Financial Adviser or other financial advisors of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

          4.5. Filings; Other Actions; Notification.
               ------------------------------------

          (a) A vote of the Company's stockholders is required by law in order to consummate the transactions contemplated hereunder. Accordingly, the Company shall promptly prepare and file with the SEC a Proxy Statement (as defined in Section 4.6 below), which shall include the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Fairness Opinion. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the consummations of the transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) Upon and subject to the terms and conditions set forth in this Agreement, the Company and the Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing in
                                             --------  -------
this Section 4.5 shall require, or be construed to require, the Company or the Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any material assets, businesses or any interest in any material assets or businesses of the Buyer, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section shall require, or
               --------  -------
be construed to require, a proffer or agreement that would, in the reasonable judgment of the Company or the Buyer, as the case may be, be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of the Company and its subsidiaries or the Buyer and its subsidiaries, as the case may be, after the consummation of the transactions contemplated herein, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Entity. Subject to applicable laws relating to the exchange of information, the Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Buyer or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Proxy Statement to the extent it describes the transactions set forth herein. In exercising the foregoing right, the Company and the Buyer shall act reasonably and as promptly as practicable.

          (c) Each of the Company and the Buyer shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with filings pursuant to the HSR Act, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective subsidiaries to any governmental entity or other person (including the NASD) in connection with the transactions contemplated by this Agreement.

          (d) Each of the Company and the Buyer shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity alleging that the consent of such third party or governmental entity is or may be required with respect to the transactions contemplated by this Agreement. Each of the Company and the Buyer shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          4.6. Information Supplied. Each of the Buyer and the Company agrees,
               --------------------
as to information provided by itself and its subsidiaries, that none of the information included or incorporated by reference in the proxy statement, if any, delivered by the Company to its stockholders in connection with the transactions contemplated herein and any amendment or supplement thereto (the "Proxy Statement") will, at the time the Proxy Statement is cleared by the SEC, at the date of mailing to stockholders of the Company, and at the time of the Stockholders Meeting (as defined in Section 4.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.7. Stockholders Meeting. The Company will take, in accordance with
               --------------------
applicable laws and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of the capital stock of the Company (the "Stockholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC to consider and vote upon the approval of this Agreement. The Proxy Statement shall include a statement that the Company's Board of Directors approved this Agreement, determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company's stockholders and recommended that the Company's stockholders vote in favor of the transactions contemplated herein, and the Company shall use all reasonable and customary efforts to solicit such approval; provided, however, that if the
                                                --------  -------
Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that the Proxy Statement not containing such recommendation is required in order for its members to comply with their fiduciary duties under applicable law, then any failure of the Proxy Statement to contain such recommendation shall not constitute a breach of this Agreement.

          4.8. Cooperation Regarding Shared Contracts. The Buyer and the Company
               --------------------------------------
agree to use best efforts to reach mutually acceptable arrangements with respect to the Shared Contracts pursuant to which (i) the rights and obligations of the Company under the Shared Contracts relating to the Business would be transferred, assigned or otherwise made available on a stand-alone basis (i.e., in a manner that does not involve the Company) to the Buyer and (ii) the rights and obligations of the Company under the Shared Contracts relating to the Electronic Commerce Business would be retained or otherwise made available to the Company.

          4.9. Effect of Termination and Abandonment
               -------------------------------------
          (a) If a proposal by a Third Party for a Third Party Acquisition has been publicly announced the Buyer shall have terminated this Agreement pursuant to Section 10.3 (a) or (b), the Company shall pay to the Buyer within two (2) business days of such termination an amount equal to $1,400,000 plus all out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Buyer in connection with the negotiation, drafting and execution of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated herein.

          (b)  The Company acknowledges that the agreements contained in Section
4.9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 4.9 and, in order to obtain such payment the Buyer commence a suit which results in a final non-appealable judgment against the Company for such amounts, the Company shall pay to the Buyer (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) if (and only if) this Agreement has been terminated pursuant to Section 10.3, interest on the amount at the rate announced by Citibank, N.A. as its "reference rate" in effect on the date such payment was required to be made.

     5.   Pre-Closing Covenants of the Company
          ------------------------------------

          5.1. Conduct of Business. The Company shall carry on the Business
               -------------------
substantially in the same manner as heretofore and, without the consent of the Buyer (which shall not be unreasonably withheld or delayed), shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation; shall not ship, purchase or deliver any quantity of products less than or in excess of normal shipment or delivery levels; and shall continue to pay all vendors and suppliers in the ordinary course of business consistent with the Company's past practices in connection with the Business. All of the property of the Company comprising the Acquired Assets shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

          5.2. Absence of Material Changes. Without the prior written consent of
               ---------------------------
the Buyer, the Company shall not: (a) take any action to amend its charter documents or bylaws in a manner which would adversely impact the Business or this transaction; (b) incur any obligation or liability with respect to the Business (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of the Business;
(c) mortgage, pledge, or subject to any lien, charge or any other encumbrance (other than purchase money security interests arising in the ordinary course of business) any of the Acquired Assets; (d) sell, assign, or transfer any of its assets, except for sales or licensing in the ordinary course of business, which comprise the Acquired Assets; (e) cancel any debts or claims of the Business, except in the ordinary course of the Business; (f) merge or consolidate with or into any corporation or other entity; (g) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its employees of the Business; (h) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due in connection with the Acquired Assets; (i) waive any rights of material value related to the Acquired Assets or the Business; (j) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount and are related to the Business; (k) take or permit any act or omission constituting a material breach or default under any contract, indenture or agreement by which the Business or the Acquired Assets are bound;
(l) enter into any lease, contract, agreement or understanding on behalf of the Business, other than those entered into in the ordinary course of business; (m) incur any capital expenditure in excess of $5,000 in any single instance or $20,000 in the aggregate in connection with the Business; (n) change the Company's methods of inventory valuation with respect to the Business or the Acquired Assets; or (o) commit or agree to do any of the foregoing in the future.

          5.3. Continued Truth of Representations and Warranties. The Company
               -------------------------------------------------
will not take any action which would result in any of the representations or warranties set forth in Section 2 hereof being untrue in any material respect.

          5.4. Reports, Taxes. The Company will duly and timely file all reports
               --------------
or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon it in connection with the Business or any of the Acquired Assets (unless contesting such in good faith and adequate provision has been made therefor).

          5.5. Communications with Customers and Suppliers. The Company will
               -------------------------------------------
continue to accept customer orders related to the Business in the ordinary course of business and consistent with past practice for all products related to the Business and offered by the Company but expected to be shipped after the Closing Date. The Company and the Buyer will cooperate in communications with suppliers and customers in connection with the transfer of the Acquired Assets to the Buyer on the Closing Date.

     6.   Efforts to Obtain Satisfaction of Conditions
          --------------------------------------------

          The Company and the Buyer each covenant and agree to use all commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     7.   Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date (or, in the case of the condition precedent set forth in Section 7.12 on or before the date specified therein), of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          7.1. Continued Truth of Representations and Warranties of the Company;
               -----------------------------------------------------------------
Compliance with Covenants and Obligations. The representations and warranties of
-----------------------------------------
the Company shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing, the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Company shall have delivered to the Buyer a certificate signed by the President of the Company as to its compliance with this Subsection 7.1.

          7.2.  Corporate Proceedings and Shareholder Approval. All corporate,
                ----------------------------------------------
Board of Directors, shareholder and other proceedings required to be taken to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been taken.

          7.3.  The Acquired Assets. At the Closing the Buyer shall receive
                -------------------
good, clear, record and marketable title to the Acquired Assets, free and clear of all liens, liabilities (including taxes), security interests and encumbrances of any kind or nature whatsoever.

          7.4.  Governmental Approvals. All governmental agencies, department,
                ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company or the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consents of the Department of Justice and Federal Trade Commission required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filings and approvals from the SEC.

          7.5.  Consent of Third Parties. The Company shall have received all
                ------------------------
requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 2.2 attached hereto.
             ------------

          7.6.  Adverse Proceedings. No action or proceeding by or before any
                -------------------
court or other governmental body shall have been instituted or, to the knowledge of the Company, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Buyer to own or operate the Acquired Assets after the Closing.

          7.7.  Opinion of Counsel. The Buyer shall have received an opinion of
                ------------------
Womble Carlyle Sandridge & Rice PLLC, counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, and as to
                                                           ---------
such other matters as may be reasonably requested by the Buyer or its counsel.

          7.8.  Material Adverse Change. There shall have been no Business
                -----------------------
Material Adverse Effect from and after the date hereof through the Closing Date.

          7.9.  Trademark License Agreement. On or prior to the Closing Date,
                ---------------------------
the Company shall have executed and delivered to the Buyer a Trademark License Agreement in the form attached hereto as Exhibit D (the "Trademark License
                                         ---------
Agreement"), which shall provide that, for a period of six months after the Closing, the Buyer may refer to the Business and the Acquired Assets as "the former Financial, Enterprise Resources Planning and Human Resource business of the Clarus Corporation" or a mutually acceptable derivation thereof, and the Buyer to refer to the Company by name.

          7.10. Intentionally Omitted.
                ---------------------

          7.11. Fulfillment of Closing Conditions in IP Asset Purchase
                ------------------------------------------------------
Agreement. On or prior to the Closing, the Company shall have fulfilled all
---------
conditions to Closing set forth in the IP Asset Purchase Agreement.

          7.12. Execution of the Stockholders Agreement. On or prior to August
                ---------------------------------------
26, 1999, all of the Signatory Stockholders shall have executed and delivered the Stockholders Agreement.

          7.13. Intentionally Omitted.
                ---------------------

          7.14. Closing Deliveries. The Buyer shall have received at or prior
                ------------------
to the Closing all documents set forth in this Section 7 and such other documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                (a) an executed Bill of Sale in substantially the form attached hereto as Exhibit E (the "Bill of Sale");
          ---------

                (b) an executed Instrument of Assumption;

                (c) such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for the Buyer, as the Buyer shall reasonably request to effectively vest in the Buyer all of the right, title and interest in the Acquired Assets;

                (d) all technical data, formulations, product literature and other documentation relating to the Acquired Assets;

                (e) such contracts, files and other data and documents pertaining to the Acquired Assets as the Buyer may reasonably request;

                (f) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

                (g) a certificate of the Secretaries of State for each jurisdiction in which the Company is qualified to do business as to the legal existence and good standing of the Company in each such jurisdiction;

                (h) a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and bylaws delivered pursuant to Section 2.1; and

                (i) such other documents, instruments or certificates necessary to accomplish the transactions set forth herein as the Buyer may reasonably request.

     8.   Conditions to Obligations of the Company
          ----------------------------------------

          The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

          8.1. Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations. The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Company. The Buyer shall have each performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer as to the Buyer's compliance with this Section 8.1.

          8.2. Company Proceedings. All corporate, Board of Directors,
               -------------------
shareholder and other proceedings required to be taken to authorize the Buyer to carry out this Agreement and the transactions contemplated hereby shall have been taken.

          8.3. Governmental Approvals. All governmental agencies (including
               ----------------------
Canadian and provincial agencies and authorities), departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer or the Company of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consent of the Department of Justice and Federal Trade Commission as required pursuant to the HSR Act.

          8.4. Consents of Third Parties. The Buyer shall have received all
               -------------------------
requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

          8.5. Adverse Proceedings. No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Acquired Assets.

          8.6. Opinion of Counsel. The Company shall have received (i) an
               ------------------
opinion of Shelley Isenberg, general counsel of the Buyer, dated as of the Closing Date, in substantially the form attached as Exhibit F-1, and (ii) an
                                                    -----------
opinion of Epstein Becker & Green, P.C., special counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F-2,
                                                                  -----------
and as to such other matters as may be reasonably requested by the Company or its counsel.

          8.7.  Fulfillment of Closing Conditions in IP Asset Purchase
                ------------------------------------------------------
Agreement. On or prior to the Closing, the IP Buyer shall have fulfilled all
---------
conditions to Closing set forth in the IP Asset Purchase Agreement.

          8.8.  Execution of the Indemnification Agreement. On or prior to the
                ------------------------------------------
Closing, the Buyer and the IP Buyer shall have executed and delivered the Indemnification Agreement.

          8.9.  Closing Deliveries. The Company shall have received at or prior
                ------------------
to the Closing all documents set forth in this Section 8 and such other documents, instruments or certificates as the Company may reasonably request including, without limitation:

                (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Company shall reasonably request;

                (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer;

                (c) a certificate of the Secretary of State of the State of Georgia as to the legal existence and good standing of the Buyer;

                (d) a certificate signed by an authorized representative of the Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                (e) a certificate signed by an authorized representative of the Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the certificate of incorporation and bylaws (or similar governing documents) delivered pursuant to Section 3.1;

                (f) the Cash Payment;

                (g) an executed Instrument of Assumption;

                (h) an executed Bill of Sale;

                (i) an executed Trademark License Agreement; and

                (j) such other documents, instruments or certificates as the Company may reasonably request.

          8.10. Stockholder Approval. All shareholder approvals required to
                --------------------
authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been obtained.

     9.   Post-Closing Agreements
          -----------------------

          The Company agrees that from and after the Closing Date:

          9.1. Proprietary Information. The Company shall hold in confidence all
               -----------------------
knowledge and information of a secret or confidential nature with respect to the terms of this Agreement and the agreements contemplated hereby or the Business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company. The Company agrees that the remedy at law for any breach of this Subsection 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 9.1.

          9.2. Limitation on Use of Name. From and after the Closing Date,
               -------------------------
neither the Company nor any affiliate thereof shall use the name "SQL" or any derivation thereof in connection with any business related to, competitive with, or an outgrowth of, the Business as it is conducted on the date hereof, or in any new venture to which the Company, or any affiliate thereof, is a party.

          9.3. Non-Competition Agreement.
               -------------------------

               (a) For a period of five (5) years after the Closing Date, the Company shall not, directly or indirectly, within the United States, Canada and Mexico (i) engage in any business competitive with the Business of the Company as of the Closing Date, (ii) solicit customers, business, patronage or orders for, or sell any products, or perform any services which are, directly or indirectly, competitive with the products sold by and services rendered by the Business as of the Closing Date, or (iii) directly or indirectly hire, solicit for employment or encourage to leave the employment of the Buyer any of the employees of the Company who become employed by the Buyer pursuant to Section
1.5 herein unless such employees have ceased to be employed by the Buyer for at least six months.

               (b) For a period of five (5) years after the Closing Date, the Buyer shall not, directly or indirectly, hire, solicit for employment or encourage to leave the employment of the Company any of the employees of the Company not listed on the ERP List unless such employees have ceased to be employed by the Company for at least six (6) months.

               (c) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 9.3 are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every province of Canada. The parties also agree that damages are an inadequate remedy for any breach of this provision and that the Buyer or the Company, as the case may be, shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

          9.4. Sharing of Data.
               ---------------

               (a) The Company shall have the right for a period of six (6) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six (6) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or Acquired Assets transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

               (b) The Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer. Each party acknowledges and agrees that the transition contemplated by the preceding sentence may take up to sixty (60) days following the Closing Date, during which time the Company shall provide the Buyer with reasonable access to the Company's senior management for the purposes of facilitating the transfer of the Business and Acquired Assets to the Buyer.

          9.5. Cooperation of the Company. The Company will cooperate with the
               --------------------------
Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the Business or Acquired Assets and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date.

          9.6. Cooperation of the Buyer. The Buyer will cooperate with the
               ------------------------
Company in furnishing information or other assistance reasonably requested in connection with any actions or proceedings required by the Company in order to collect the Uncollected Non-LT A/R and Uncollected LT A/R upon the expiration of the respective Collection Periods.

          9.7. Buyer's Use of Premises for the Business. The Company hereby
               ----------------------------------------
grants to the Buyer a rent-free license to use the current office space utilized by the Company for the Business and located at 3970 Johns Creek Court, Suwanee, Georgia, for a period of up to ninety (90) days after the Closing Date. The Buyer hereby agrees to (i) abide by the terms of the Company's lease and the rules and regulations associated with such office building(s); (ii) pay to the Company its proportionate share of the reasonable operating costs associated with such license, including, without limitation, utilities, taxes and cleaning fees; and (iii) cooperate and provide full access to the Company for the purpose of the Company subletting such space after the termination of the license granted herein. The Company shall maintain its current insurance coverage for all such facilities and the Buyer agrees to reimburse the Company for the proportionate cost thereof. The Company shall invoice the Buyer for its share of such operating and insurance costs once per month, which shall be due and payable within thirty (30) days after the date of such invoice. The parties agree that the Company shall designate a certain amount of space for use by the Buyer and that Buyer will not exceed such allotted space, nor will the Buyer move the office of more than five (5) managers of the Buyer or its affiliates to such facility and the Buyer may replace any employee of the Company who terminates his or her employment with the Company with employees of the Buyer or its affiliates.

          9.8.  Onyx Software and Customer Database. The Company shall provide
                -----------------------------------
to the Buyer electronic reports generated by the Company's software currently known as "Onyx" and the predecessor software to "Onyx" for a period of 180 days after the Closing in order for Buyer to transfer and utilize the Company's customer database(s) related to the Business (the "Customer Database"). The Company will assist the Buyer in the electronic migration of the Customer Database to the Buyer's system (it being understood that such assistance shall not involve travel by any of the Company's employees and shall not extend beyond 90 days after the Closing). The Company further agrees that, within such 180 day period, the Company will provide a true and complete copy of all customer information related to the Business contained in the Customer Database to the Buyer, it being understood that Buyer will have all ownership rights to such copy of the Customer Database to the extent related to the Business.

          9.9.  Limited License to the Company to use the software comprising
                -------------------------------------------------------------
the Acquired Assets. The Buyer hereby grants to the Company a paid-up, non-
-------------------
exclusive, royalty-free, worldwide, irrevocable, perpetual license to use the software programs set forth on Schedule 9.9 solely for the Company's internal
                               ------------
use and subject to the terms and conditions set forth in the Software License Agreement attached hereto as Exhibit G.
                             ---------

          9.10. Electronic Commerce Distribution Rights; Fusion. The Company and
                -----------------------------------------------
the Company hereby agree that the parties intend for the Buyer to acquire the distribution rights to the products and services currently comprising the Company's Electronic Commerce business, including use of so-called "Fusion" software. To this end, the Buyer and the Company agree that, during the six months after the Closing Date, each will negotiate in good faith to determine the scope and cost of such distribution rights, provided that failure to reach agreement shall have no impact on this Agreement.

     10.  Termination of Agreement; Option to Proceed; Damages
          ----------------------------------------------------

          10.1. Termination by Lapse of Time. This Agreement shall terminate at
                ----------------------------
5:00 p.m., Boston Time, on (a) October 15, 1999 if the Company has not set a date for its Stockholders' Meeting and mailed all materials required by law for such meeting or (b) November 5, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company and the Buyer.

          10.2. Termination by Agreement of the Parties. This Agreement may be
                ---------------------------------------
terminated by the mutual written agreement of the Company and the Buyer. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

          10.3. Termination by Reason of Breach. This Agreement may be
                -------------------------------
terminated by the Company if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder (a "Pre-Closing Breach"). This Agreement may be terminated by the Buyer if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Company or the failure of the Company to perform any condition or obligation hereunder. Subject to Section 4.9 herein, this Agreement may be terminated by either the Company or the Buyer if at any time prior to the Closing: (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement and the transactions contemplated herein, (b) Company enters into a binding written agreement with respect to a Superior Proposal, or (c) the IP Asset Purchase Agreement is terminated.

          10.4. Availability of Remedies at Law. In the event this Agreement is
                -------------------------------
terminated by the Buyer or the Company pursuant to the provisions of Section
10.3 (other than as permitted pursuant to Section 4.4(b)), the parties hereto shall have available to them all remedies afforded to them by applicable law or in equity, including, without limitation, claims for specific performance and other equitable remedies.

     11.  Dispute Resolution
          ------------------

          11.1. General. In the event that any dispute should arise between the
                -------
parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a Pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this
Section 11.

          11.2. Consent of the Parties. In the event of any dispute between the
                ----------------------
parties with respect to any matter covered by this Agreement or any of the agreements entered into in connection herewith, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within sixty (60) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with this Section 11.

          11.3. Arbitration.
                -----------

                (a) The Buyer, on the one hand, or the Company, on the other hand, may submit any matter referred to in Section 11.2 hereof to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Company shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association's Boston office if the arbitration is initiated by the Company and selected by the American Arbitration Association's Atlanta office if initiated by the Buyer. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

                (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Company shall meet, at which time the Buyer and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Company. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                (e) Any arbitration pursuant to this Section 11 shall be conducted in Boston if initiated by the Company and Atlanta if initiated by the Buyer. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Georgia for purposes of the enforcement of any arbitration award.

     12.  Brokers
          -------

          12.1. For the Company. The Company represents and warrants that other
                ---------------
than US Bancorp Piper Jaffray no person, firm or corporation has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

          12.2. For the Buyer. The Buyer represents and warrants that no person,
                -------------
firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     13.  Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by telecopy, or sent by federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:       Geac Computer Systems, Inc.
                              c/o Geac Computer Corporation Limited
                              11 Allstate Parkway
                              Suite 300
                              Markham, Ontario
                              L3R 9T8
                              Attn: General Counsel
                              Fax: (905) 940-3705

          With a copy to:     Gabor Garai, Esq.
                              Epstein Becker & Green, P.C.
                              75 State Street
                              Boston, MA 02109
                              Fax: (617) 342-4001

          To the Company:     Clarus Corporation
                              3970 Johns Creek Court
                              Suite 100
                              Suwanee, GA 30024
                              Attn: Stephen P. Jeffery, President and CEO
                              Fax: (770) 291-8573

          With a copy to:     Sharon L. McBrayer, Esq.
                              Womble Carlyle Sandridge & Rice PLLC
                              1201 West Peachtree Street, NW
                              Suite 3500
                              Atlanta, GA 30309
                              Fax: (404) 870-4825

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy or (b) three business days after being sent, if sent by registered or certified mail.

     14.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Company from any obligation or liability under this Agreement.

     15.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement by a written instrument executed by the Buyer or the Company.

     16.  Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     17.  Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Company, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder.

     18.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     19.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     20.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     21.  Definition of Knowledge
          -----------------------

          The term "knowledge" as used in the phrases "to the knowledge of the Company", "to the Company's knowledge" or any other similar phrase attributing knowledge to the Company means the actual knowledge of the officers and key employees (i.e., vice presidents and above) of the Company after reasonable inquiry

     22.  Construction
          ------------

          In the construction of this Agreement general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

     23.  Defined Terms
          -------------

--------------------------------------------------------------------------------
           Defined Term                                              Section
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
"Accounts Receivable"                           Section 2.11
--------------------------------------------------------------------------------
"Agreement"                                     Introduction
--------------------------------------------------------------------------------
"Acquired Assets"                               Section 1.1
--------------------------------------------------------------------------------
"A/R Certificate"                               Section 1.9(g)
--------------------------------------------------------------------------------
"Assumed Contracts"                             Section 2.14(b)(i)
--------------------------------------------------------------------------------
"Assumed Liabilities"                           Section 1.4(a)
--------------------------------------------------------------------------------
"Bill of Sale"                                  Section 7.14(a)
--------------------------------------------------------------------------------
"Blue Sky"                                      Section 4.5(a)
--------------------------------------------------------------------------------
"Business"                                      Introduction
--------------------------------------------------------------------------------
"Business Material Adverse Effect"              Section 2.6
--------------------------------------------------------------------------------
"Buyer"                                         Introduction
--------------------------------------------------------------------------------
"Buyer Material Adverse Effect"                 Section 3.1
--------------------------------------------------------------------------------
"Cash Payment"                                  Section 1.3(b)(i)
--------------------------------------------------------------------------------
"Clarus Commerce"                               Introduction
--------------------------------------------------------------------------------
"Clarus E Procurement"                          Introduction
--------------------------------------------------------------------------------
"Closing"                                       Section 1.7
--------------------------------------------------------------------------------
"Closing A/R"                                   Section 2.11
--------------------------------------------------------------------------------
"Closing Date"                                  Section 1.7
--------------------------------------------------------------------------------
"Collection Periods"                            Section 1.9(a)
--------------------------------------------------------------------------------
"Commercial Software Rights"                    Section 2.14(a)(vii)
--------------------------------------------------------------------------------
"Company"                                       Introduction
--------------------------------------------------------------------------------
"Company Advisors"                              Section 4.4(a)
--------------------------------------------------------------------------------
"Company's Board of Directors"                  Introduction
--------------------------------------------------------------------------------
"Company Reports"                               Section 2.6(a)
--------------------------------------------------------------------------------
"Confidentiality Agreements"                    Section 1.1(viii)
--------------------------------------------------------------------------------
"Contracts"                                     Section 2.14(a)
--------------------------------------------------------------------------------
"Current Maturities of Debt"                    Section 1.4(b)
--------------------------------------------------------------------------------
"Customer Database"                             Section 9.8
--------------------------------------------------------------------------------
"Debt, Net of Current Maturities"               Section 1.4(b)
--------------------------------------------------------------------------------
"Defined Benefit Plan"                          Section 2.17(a)
--------------------------------------------------------------------------------
"Disputed Account"                              Section 1.9(d)
--------------------------------------------------------------------------------
"Disqualified Person"                           Section 2.17(b)
--------------------------------------------------------------------------------
"Due Diligence Activities"                      Section 4.1
--------------------------------------------------------------------------------
"Electronic Commerce A/R"                       Section 1.9(e)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
"Electronic Commerce Business"                  Introduction
--------------------------------------------------------------------------------
"Employee"                                      Section 2.16
--------------------------------------------------------------------------------
"Employee Bonuses"                              Section 1.5(c)
--------------------------------------------------------------------------------
"Employee Plans"                                Section 2.17(a)
--------------------------------------------------------------------------------
"Encumbrances"                                  Section 2.3
--------------------------------------------------------------------------------
"Environmental Laws"                            Section 2.22
--------------------------------------------------------------------------------
"ERISA"                                         Section 2.17(a)
--------------------------------------------------------------------------------
"ERP List"                                      Section 1.5(a)
--------------------------------------------------------------------------------
"Escrow"                                        Section 1.3(b)(ii)
--------------------------------------------------------------------------------
"Escrow Agreement"                              Section 1.3(b)(ii)
--------------------------------------------------------------------------------
"Escrow Amount"                                 Section 1.3(b)(ii)
--------------------------------------------------------------------------------
"Fairness Opinion"                              Section 1.10
--------------------------------------------------------------------------------
"FICA"                                          Section 2.12(f)
--------------------------------------------------------------------------------
"Financial Advisor"                             Section 1.10
--------------------------------------------------------------------------------
"First Collection Period"                       Section 1.9(a)
--------------------------------------------------------------------------------
"Fixed Assets"                                  Section 2.9
--------------------------------------------------------------------------------
"Fusion"                                        Section 9.10
--------------------------------------------------------------------------------
"FUTA"                                          Section 2.12(f)
--------------------------------------------------------------------------------
"Governmental Authority"                        Section 2.22
--------------------------------------------------------------------------------
"Hazardous Substances"                          Section 2.22
--------------------------------------------------------------------------------
"HSR Act"                                       Section 7.4
--------------------------------------------------------------------------------
"Initial Balance Sheet"                         Section 1.4(b)
--------------------------------------------------------------------------------
"Initial Asset/Liability Schedule"              Section 1.4(b)
--------------------------------------------------------------------------------
"Instrument of Assumption"                      Section 1.4(a)
--------------------------------------------------------------------------------
"Insurance Policies"                            Section 2.8
--------------------------------------------------------------------------------
"July Schedule"                                 Section 2.6(b)
--------------------------------------------------------------------------------
"Knowledge"                                     Section 21
--------------------------------------------------------------------------------
"Leased Real Property"                          Section 2.21
--------------------------------------------------------------------------------
"Long-Term Closing A/R"                         Section 1.9(f)
--------------------------------------------------------------------------------
"Multiemployer Plan"                            Section 2.17(a)
--------------------------------------------------------------------------------
"New Receivable"                                Section 1.9(d)
--------------------------------------------------------------------------------
"Non-LT Closing A/R"                            Section 1.9(f)
--------------------------------------------------------------------------------
"Onyx"                                          Section 9.8
--------------------------------------------------------------------------------
"Other"                                         Section 22
--------------------------------------------------------------------------------
"Party In Interest"                             Section 2.17(b)
--------------------------------------------------------------------------------
"Permits"                                       Section 2.15
--------------------------------------------------------------------------------
"Person"                                        Section 4.4(b)
--------------------------------------------------------------------------------
"Pre-Closing Breach"                            Section 10.3
--------------------------------------------------------------------------------
"Proxy"                                         Introduction
--------------------------------------------------------------------------------
"Proxy Statement"                               Section 4.6
--------------------------------------------------------------------------------
"Purchase Price"                                Section 1.3(a)
--------------------------------------------------------------------------------
"Reference Rate"                                Section 4.9(b)
--------------------------------------------------------------------------------
"Second Collection Period"                      Section 1.9(a)
--------------------------------------------------------------------------------
"Shared Contracts"                              Section 2.14(a)(ix)
--------------------------------------------------------------------------------
"Signatory Stockholders"                        Introduction
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
"SQL"                                          Section 9.2
--------------------------------------------------------------------------------
"Stockholders Agreement"                       Introduction
--------------------------------------------------------------------------------
"Stockholder's Meeting"                        Section 4.7
--------------------------------------------------------------------------------
"Superior Proposal"                            Section 4.4(b)
--------------------------------------------------------------------------------
"Taxes"                                        Section 2.12
--------------------------------------------------------------------------------
"Third Party"                                  Section 4.4(b)
--------------------------------------------------------------------------------
"Third Party Acquisition"                      Section 4.4(b)
--------------------------------------------------------------------------------
"Trademark License Agreement"                  Section 7.9
--------------------------------------------------------------------------------
"Uncollected LT A/R                            Section 1.9(c)
--------------------------------------------------------------------------------
"Uncollected Non-LT A/R"                       Section 1.9(b)
--------------------------------------------------------------------------------

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                            CLARUS CORPORATION


                                            By:    _____________________________

                                            Title: _____________________________

                                            GEAC COMPUTER SYSTEMS, INC.


                                            By: _____________________________

                                            Title: __________________________

                                   APPENDIX B

                INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT

                INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT
                -----------------------------------------------


                                    BETWEEN

                              GEAC CANADA LIMITED

                                      AND

                              CLARUS CORPORATION

                               TABLE OF CONTENTS

1.   Purchase and Sale of the Assets....................................................................................          1
     -------------------------------
   1.1.  Purchase of the Assets.........................................................................................          1
         ----------------------
   1.2.  Further Assurances.............................................................................................          2
         ------------------
   1.3.  Purchase Price for the Company Intellectual Property...........................................................          2
         ----------------------------------------------------
   1.4.  No Assumption of Liabilities...................................................................................          2
         ----------------------------
   1.5.  Closing........................................................................................................          2
         -------
   1.6.  Company Actions................................................................................................          2
         ---------------
2.   Representations of the Company.....................................................................................          3
     ------------------------------
   2.1.  Organization...................................................................................................          3
         ------------
   2.2.  Authorization..................................................................................................          3
         -------------
   2.3.  Ownership of Company Intellectual Property.....................................................................          4
         ------------------------------------------
   2.4.  Intellectual Property..........................................................................................          4
         ---------------------
   2.5.  Disclosure.....................................................................................................          9
         ----------
3.   Representations of the Buyer.......................................................................................          9
     ----------------------------
   3.1.  Organization and Authority.....................................................................................          9
         --------------------------
   3.2.  Authorization..................................................................................................          9
         -------------
   3.3.  Regulatory Approvals...........................................................................................         10
         --------------------
4.   Access to Information; Public Announcements; Covenants of the Company..............................................         10
     ---------------------------------------------------------------------
   4.1.  Access to Management, Properties and Records...................................................................         10
         --------------------------------------------
   4.2.  Confidentiality................................................................................................         10
         ---------------
   4.3.  Public Announcements...........................................................................................         11
         --------------------
   4.4.  Third Party Acquisitions.......................................................................................         11
         ------------------------
   4.5.  Filings; Other Actions; Notification...........................................................................         13
         ------------------------------------
   4.6.  Information Supplied...........................................................................................         14
         --------------------
   4.7.  Stockholders Meeting...........................................................................................         14
         --------------------
   4.8.  Effect of Termination and Abandonment..........................................................................         15
         -------------------------------------
5.   Efforts to Obtain Satisfaction of Conditions.......................................................................         15
     --------------------------------------------
6.   Conditions to Obligations of the Buyer.............................................................................         15
     --------------------------------------
   6.1.  Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations....         16
         -----------------------------------------------------------------------------------------------------------
   6.2.  Corporate Proceedings and Shareholder Approval.................................................................         16
         ----------------------------------------------
   6.3.  The Company Intellectual Property..............................................................................         16
         ---------------------------------
   6.4.  Governmental Approvals.........................................................................................         16
         ----------------------
   6.5.  Consent of Third Parties.......................................................................................         16
         ------------------------
   6.6.  Adverse Proceedings............................................................................................         16
         -------------------
   6.7.  Fulfillment of Closing Conditions of Asset Purchase Agreement..................................................         16
         -------------------------------------------------------------
   6.8.  Closing Deliveries.............................................................................................         17
         ------------------
7.   Conditions to Obligations of the Company...........................................................................         17
     ----------------------------------------
   7.1.  Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations......         17
         ---------------------------------------------------------------------------------------------------------
   7.2.  Company Proceedings............................................................................................         18
         -------------------
   7.3.  Governmental Approvals.........................................................................................         18
         ----------------------
   7.4.  Consents of Third Parties......................................................................................         18
         -------------------------

   7.5.  Adverse Proceedings............................................................................................         18
         -------------------
   7.6.  Fulfillment of Conditions to Closing in US Asset Purchase Agreement............................................         18
         -------------------------------------------------------------------
   7.7.  Stockholder Approval...........................................................................................         18
         --------------------
   7.8.  Closing Deliveries.............................................................................................         19
         ------------------
8.    Post-Closing Agreements...........................................................................................         19
      -----------------------
   8.1.  Proprietary Information........................................................................................         19
         -----------------------
   8.2.  Limitation on Use of Name......................................................................................         19
         -------------------------
   8.3.  Non-Competition Agreement......................................................................................         20
         -------------------------
   8.4.  Sharing of Data................................................................................................         20
         ---------------
   8.5.  Cooperation of the Company.....................................................................................         21
         --------------------------
   8.6.  Limited License to the Company to use the software comprising the Company Intellectual Property................         21
         -----------------------------------------------------------------------------------------------
9.    Intentionally Omitted.............................................................................................         21
      ---------------------
10.   Termination of Agreement; Option to Proceed; Damages..............................................................         21
      ----------------------------------------------------
   10.1.    Termination by Lapse of Time................................................................................         21
            ----------------------------
   10.2.    Termination by Agreement of the Parties.....................................................................         21
            ---------------------------------------
   10.3.    Termination by Reason of Breach.............................................................................         22
            -------------------------------
   10.4.    Availability of Remedies at Law.............................................................................         22
            -------------------------------
11.   Dispute Resolution................................................................................................         22
      ------------------
   11.1.    General.....................................................................................................         22
            -------
   11.2.    Consent of the Parties......................................................................................         22
            ----------------------
   11.3.    Arbitration.................................................................................................         22
            -----------
12.   Brokers...........................................................................................................         23
      -------
   12.1.    For the Company.............................................................................................         23
            ---------------
   12.2.    For the Buyer...............................................................................................         23
            -------------
13.   Notices...........................................................................................................         23
      -------
14.   Successors and Assigns............................................................................................         24
      ----------------------
15.   Entire Agreement; Amendments; Attachments.........................................................................         24
      -----------------------------------------
16.   Severability......................................................................................................         25
      ------------
17.   Expenses..........................................................................................................         25
      --------
18.   Governing Law.....................................................................................................         25
      -------------
19.   Section Headings..................................................................................................         25
      ----------------
20.   Counterparts......................................................................................................         25
      ------------
21.   Definition of Knowledge...........................................................................................         25
      -----------------------
22.   Construction......................................................................................................         26
      ------------
23.   Defined Terms in Section of Agreement Indicated...................................................................         26
      -----------------------------------------------

                INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT
                -----------------------------------------------

     THIS INTELLECTUAL PROPERTY RIGHTS PURCHASE AGREEMENT (the "Agreement") is made as of the ____ day of August, 1999 by and between Clarus Corporation, a Delaware Corporation (the "Company"), and Geac Canada Limited, a Canadian corporation (the "Buyer"). All amounts referred to herein as denominated in "dollars" or preceded by the "$" sign are stated in U.S. dollars.

     WHEREAS, the Company desires to sell substantially all of the intellectual property related to the Business, as such term is defined below, for the consideration set forth below, subject to the terms and conditions of this Agreement;

     WHEREAS, the Buyer desires to purchase such assets and assume certain related liabilities, subject to the terms and conditions of this Agreement;

     WHEREAS, the Board of Directors of the Buyer has approved the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, for purposes of this Agreement, the term "Business" means all of the business conducted by the Company, of each and every nature, relating to the development, marketing, licensing and sale of products for use in the Financial, Enterprise Resource Planning and Human Resources markets, and, for greater certainty, excluding the Electronic Commerce Business;

     WHEREAS, for purposes of this Agreement, the term "Electronic Commerce Business" means the development, marketing, licensing and sale of products for use in electronic commerce, currently consisting of the "Clarus E Procurement" and "Clarus Commerce" products;

     WHEREAS, the Board of Directors of the Company (the "Company's Board of Directors") has approved this Agreement, has determined that the transactions contemplated by this Agreement, taken together, are in the best interests of the Company's stockholders and has agreed to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Purchase and Sale of the Assets.
          -------------------------------

          1.1. Purchase of the Assets. Subject to and upon the terms and
               ----------------------
conditions of this Agreement, at the closing of the transactions contemplated by this Agreement the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire, accept and pay for, all of the Company's right, title and interest in and to all of the Company Intellectual Property (as defined below).

          1.2. Further Assurances. At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Company Intellectual Property and to carry out the purpose and intent of this Agreement.

          1.3. Purchase Price for the Company Intellectual Property. The
               ----------------------------------------------------
aggregate purchase price to be paid by the Buyer for the Company Intellectual Property shall be the sum of Eleven Million One Hundred Forty Thousand Dollars ($11,140,000), subject to adjustment pursuant to the Indemnification Agreement among the Buyer, the Company and Geac Computer Systems, Inc., dated as of even date herewith (the "Purchase Price"). The Purchase Price shall be payable by the Buyer to the Company in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Company.

          1.4. No Assumption of Liabilities. The Buyer shall not at the Closing
               ----------------------------
assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, of the Company, including, without limitation, any liabilities or obligations related to (i) any litigation involving the Company, (ii) brokers or other third parties acting on behalf of the Company in connection with the sale of the Company Intellectual Property, (iii) any taxes which are or were due and payable in connection with the Company Intellectual Property on or prior to the Closing Date; and (iv) any liability related to its business and operations not included in the Business.

          1.5. Closing. The closing of the transactions contemplated by this
               -------
Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts at 10:00 a.m., Boston Time, or such other place and time as the parties shall mutually agree, as soon as all the necessary consents and approvals to the transactions contemplated herein are obtained by the parties (the "Closing Date"), but in no event later than the second business day following the satisfaction of the conditions set forth in Sections 6.4, 6.5 and 7.7 hereof. The transfer of the Company Intellectual Property to the Buyers shall be deemed to occur at 12:01 a.m., Boston time, on the Closing Date.

          1.6. Company Actions. The Company hereby approves of and consents to
               ---------------
this Agreement and represents that the Company's Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, taken together, are in the best interests of the Company's stockholders,
(ii) approved this Agreement and the transactions contemplated hereby in all respects, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company's Board determines in good faith, after taking into consideration the written advice of its outside legal counsel, that failure to take such action is reasonably likely to result in a breach of the fiduciary obligations of the Company's Board of Directors under applicable law. The Company also represents that the

Company's Board of Directors has reviewed the opinion of US Bancorp Piper Jaffray, financial advisor to the Company's Board of Directors (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the Company from a financial point of view (the "Fairness Opinion"). The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Proxy Statement delivered by the Company to its Stockholders in connection with the transactions contemplated herewith and any amendment or supplement thereto (the "Proxy Statement").

     2.   Representations of the Company.
          ------------------------------

          The Company represents and warrants to the Buyer as follows:

          2.1. Organization. Each of the Company and its subsidiaries: (a) is a
               ------------
corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and (b) has all requisite power and authority (corporate and otherwise) to own its properties and to carry on its business as now being conducted. The Company has made available to the Buyer a complete and correct copy of the Company's certificate of incorporation and bylaws (or comparable operating documents), each as amended to date. The Company's certificate of incorporation and bylaws (or comparable governing documents) so made available are in full force and effect.

          2.2. Authorization.
               -------------

     (a) The Company has all requisite power (corporate and otherwise) and authority to execute, deliver and perform its obligations hereunder except for the required approval of the stockholders of the Company. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate and shareholder action except for the required approval of the stockholders of the Company. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby following approval by the Company's stockholders, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the charter or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Business pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is or may be bound, except as set forth on Schedule 2.2. Schedule 2.2
                                                   ------------  ------------
attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

          2.3. Ownership of Company Intellectual Property. Schedule 2.3 attached
               ------------------------------------------  ------------
hereto sets forth a true, correct and complete list of all claims, liabilities, security interests, mortgages, liens, pledges and encumbrances of any kind affecting the Company Intellectual Property (the items set forth on Schedule
                                                                    --------
2.3, together with any licenses granted to end user customers of the Business in
---
the ordinary course of business, being hereinafter referred to as the "Encumbrances"). The Company is, and at the Closing will be, the true and lawful owner of the Company Intellectual Property, and will have the right to sell and transfer to the Buyer good title to the Company Intellectual Property, free and clear of all Encumbrances of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Company Intellectual Property in the Buyer, free and clear of all Encumbrances.

          2.4. Intellectual Property. For purposes of this Agreement, the
               ---------------------
following terms have the following definitions:

"Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, processes, formulas, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, business names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all customer lists, databases and data collections and all rights therein throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vii) all Software; (viii) all licenses and other agreements to which the Company is a party (as licensor or licensee) or by which the Company is bound relating to any of the foregoing kinds of property; (ix) all rights to any "know how", trade secrets or use of ideas; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world;

"Commercial Software Rights" shall mean commercially available software programs generally available to the public (including without limitation both so-called "shrink-wrap" software and enterprise software) which have been licensed to the Company or its subsidiaries pursuant to end-user licenses and which are used in the Business, but are in no way a component of or incorporated in any of the Company's or any of its subsidiaries' Software;

"Company Intellectual Property" shall mean any Intellectual Property Rights to the extent used in or under development for use in the Business, including without limitation those Intellectual Property Rights used internally by the Company in the Business and those licensed, sold or distributed by the Company in the Business to third parties, but excluding all Commercial Software Rights and Embedded Third Party Software;

"Software" means the software specified in Schedule 2.4 and all other software
                                           ------------
used in connection with the Business or on order or under development for use in connection with the Business, whether or not for internal use or for licensing, sale or distribution.

"Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority; and

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any subsidiary and used in the Business.

"Embedded Third Party Software" shall mean all Software that is licensed to the Company by a third party and is a component of, or incorporated into, any of the Company's or any of its subsidiaries' products that are included in the Business.

     (a)  Schedule 2.4 sets forth a complete list of (i) all Registered
          ------------
Intellectual Property, (ii) all material Intellectual Property Rights included in the Company Intellectual Property and specifies the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with (iii) a list of all software products currently marketed by the Company and its subsidiaries in connection with the Business and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. To the Company's knowledge, all statements contained in all applications for registration of the Company Registered Intellectual Property were true and correct as of the date of such applications. Except as set forth on Schedule
                                                                    --------
2.4, each of the trademarks and trade names included in the Company Intellectual
---
Property is in use.

     (b)  Schedule 2.4 sets forth a complete list of (i) any requests the
          ------------
Company or any subsidiary has received to make any such registration of Company Intellectual Property, including the identity of the requestor and the item requested to be so registered and the jurisdiction for which such request has been made, (ii) all licenses, sublicenses, and other agreements to which the Company or any subsidiary is a party and pursuant to which the Company, any subsidiary, or any other person is authorized to use any material item of Company Intellectual Property, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof (provided that in the case of end user agreements only the identity of the parties thereto may be supplied) and (iii) any agreement pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company (other than licenses of Commercial Software Rights). Except as set forth on Schedule 2.4,
                                                                ------------
the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will cause neither the Company nor any subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

     (c)  Except as set forth on Schedule 2.4, neither the Company nor any
                                 ------------
subsidiary has been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement by the Company Intellectual Property of any Intellectual Property Rights of any third party used in the Business and which has not been finally terminated prior to the date hereof, nor does the Company have any knowledge of any such charge or claim or any valid basis therefor, and there has been no decree, order, judgment, stipulation or claim of any infringement liability by the Company or any subsidiary of any Intellectual Property Rights of another. To the Company's knowledge, no Company Intellectual Property or Embedded Third Party Software is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing of products by the Company and the subsidiaries.

     (d)  Except as set forth on Schedule 2.4, each item of Company Registered
                                 ------------
Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations of such Registered Intellectual Property.

     (e)  Except as set forth on Schedule 2.4, the Company or a subsidiary is
                                 ------------
the sole and exclusive owner or licensee of, with all right, title, and interest, or license rights, as the case may be, in and to each item of Company Intellectual Property, free and clear of any Encumbrance, and has sole and exclusive rights, excluding licenses granted to end user customers of the Business in the ordinary course of business (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used. Except as set forth on Schedule 2.4, neither the Company nor any of its
                       ------------
subsidiaries is a party to or bound by any agreement, indenture, contract, lease, deed of trust, license, sublicense, option, instrument or other commitment, whether written or oral, that limits or impairs its ability to sell, license or assign, or that otherwise adversely affects in any material respect, the Company Intellectual Property. None of the Software which is owned by the Company includes or incorporates, any (i) software distributed free of charge on a trial basis for which a paid license would be required for commercial distribution, (ii) software whose ownership has been retained by a third party who controls its distribution, or (iii) any other code obtained from the public domain.

     (f) To the extent that any material Company Intellectual Property has been developed or created by a third party for the Company or any subsidiary, the Company or a subsidiary has a written agreement with such third party with respect thereto, and the Company or a subsidiary, has obtained ownership of, and is the exclusive owner of all such third party's Intellectual Property Rights in such work. All Embedded Third Party Software is listed and identified as such on Schedule 2.4, which schedule also indicates whether the Company's license for such Embedded Third Party Software is exclusive or nonexclusive.

     (g) Neither the Company nor any subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any third party.

     (h) All material contracts, licenses and agreements relating to the Company Intellectual Property and the Embedded Third Party Software are in full force and effect. Except as set forth on Schedule 2.4, the execution and
                                         ------------
delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will neither violate nor result in the material breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Except as set forth on Schedule 2.4 the
                                                           ------------
Company and each of the subsidiaries is in material compliance with, and has not breached any material term of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not breached any material term of, such contracts, licenses and agreements. Except as set forth on
Schedule 2.4 following the Closing Date, the Buyer will be permitted to exercise
------------
all of the Company's and the subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company or any subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company or any subsidiary would otherwise be required to pay.

     (i)  Except as set forth on Schedule 2.4, no claims with respect to Company
                                 ------------
Intellectual Property have been asserted or, to the Company's knowledge, are threatened by any person, nor to the Company's knowledge are there any valid grounds with respect to Company Intellectual Property for any bona fide claims
(i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company and the subsidiaries used in the Business infringes on or misappropriates any Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction, (ii) against the use by the Company or any subsidiary of any Company Intellectual Property or
(iii) challenging the ownership by the Company or any subsidiary of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property. To the Company's knowledge, the foregoing representations and warranties are true and correct with respect to Embedded Third Party Software. To the knowledge of the Company, the Business as currently conducted or as reasonably foreseeably proposed to be conducted as of the date hereof has not and does not infringe on any proprietary right of any third party. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property or Third Party Embedded Software by any third party, including any employee or former employee of the Company or any subsidiary.

     (j) The Company has taken reasonable steps to protect the Company's and the subsidiaries' rights in their confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Buyer and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to result in a Business Material Adverse Effect. For purposes of this Agreement, "Business Material Adverse Effect" means a material adverse effect on any of the financial condition, properties, business, results of operations or reasonably foreseeable prospects of the Business as contemplated on the date hereof, taking such Business as a whole (either directly or as a result of its effect on the Company), but excluding any effect on the sales of the Business or the collection of the accounts receivable of the Company resulting from the announcement of the transactions contemplated by this Agreement. For purposes of this Agreement, when a representation or warranty is qualified by the phrase "Business Material Adverse Effect," the determination of whether or not there is a Business Material Adverse Effect with respect to the matters referenced in such representation or warranty shall be made both with respect to each matter referenced therein on an individual basis and with respect to all matters referenced therein on a collective basis.

     (k) The latest version of each software program included in the Software (excluding the Commercial Software Rights) which is currently marketed by the Company, including, without limitation, the controlled release version of the FSA Program, conforms in all material respects to the published specifications delivered by the Company for such software program. Such Software does not contain any product keys, expiry codes, time locks, bombs, or other routines, codes or devices that may prevent the Buyer or any end user of such Software from using such Software at any time. To the knowledge of the Company, such Software, and the computer systems and media on which such Software is stored, do not contain any computer viruses or any other programs that may affect the normal use of the Software or any other software, data or computer systems.

     (l)  (i) Except as set forth on Schedule 2.4, all Date Sensitive Systems
                                     ------------
are Year 2000 Compliant; provided, however, that with respect to Date Sensitive
                         --------  -------
Systems that constitute Embedded Third Party Software, the foregoing representation and warranty is made to the Company's knowledge. "Date Sensitive Systems" means the most recent versions (i.e., the C5 version, where applicable) of Software included in the Company Intellectual Property and any Embedded Third Party Software that is or was previously marketed by the Company, including any electronic or electronically controlled systems or component thereof that processes any Date Data, both for the Company's internal use and which the Company sells, leases, licenses, assigns or otherwise provides, or the benefit of which the Company provides, to its customers, vendors, suppliers, affiliates or any other third party. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Year 2000 Compliant" means, with respect to Date Sensitive Systems, that each such system when used in the manner currently used by the Company and in accordance with such system's own documentation accurately processes all Date Data without loss of any material functionality or performance as a result of the change in year from 1999 to 2000 and thereafter, including, but not limited to, calculating, comparing, sequencing, storing, displaying and otherwise processing such date data (including all leap year considerations); (ii) except as set forth on Schedule 2.4, each of the suppliers
                                             ------------
of goods or services that are material to the Business has certified or otherwise provided evidence to the Company that its ability to carry on business will not be adversely affected by the change from the year 1999 to the year 2000; (iii) Schedule 2.4 sets forth a true, correct and complete list of any
            ------------
agreements, promises or statements by or between the Company and other persons in respect of the year 2000, including but not limited to auditors, insurers, bankers, customers and shareholders of the Business, excluding end user customer warranties made in the ordinary course of business; (iv) Schedule 2.4 sets forth
                                                         ------------
a true, correct and complete list of reports prepared by or on behalf of the Company in respect of the year 2000 in relation to the Business; (iv) Schedule
                                                                      --------
2.4 sets forth a true, correct and complete description of the Company's year
---
2000 compliance program, including but not limited to year 2000 test methodologies, plans, scripts and outputs/results for all products that are material to the Business.

          2.5. Disclosure. The representations and warranties made by the
               ----------
Company in this Agreement, in the Exhibits hereto and the Schedules delivered or to be delivered pursuant to this Agreement, taken as a whole, do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit any material fact, necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Buyer, including, without limitation, the documents disclosed in the Schedules to this Agreement, are complete and accurate copies of such documents.

     3.   Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to the Company as follows:

          3.1. Organization and Authority. The Buyer is (a) a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite power (corporate and otherwise) and authority to own its properties and to carry on its business as now being conducted and (c) is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Buyer Material Adverse Effect. The Buyer has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of the Buyer, as amended to date. The certificate of incorporation and bylaws so delivered are in full force and effect.

          3.2. Authorization. The Buyer has all requisite corporate power and
               -------------
authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute the valid and legally binding obligations of it, enforceable against the Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the charter or Bylaws of the Buyer; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator. Schedule 3.2
                                                              ------------
attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          3.3. Regulatory Approvals. All consents, approvals, authorizations and
               --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or prior to the Closing Date will be, obtained and satisfied, including, without limitation, filings and approvals pursuant to the HSR Act (as defined below) and Canadian and provincial securities laws.

     4.   Access to Information; Public Announcements; Covenants of the Company
          ---------------------------------------------------------------------

          4.1. Access to Management, Properties and Records. From the date of
               --------------------------------------------
this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable prior notice and during normal business hours to all management personnel, offices, properties, books and records of the Business, for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall furnish to the Buyer such financial and operating data and other information as to the Business as the Buyer shall reasonably request. Upon prior approval of the Company, which shall not be unreasonably withheld or delayed, the Buyer shall also have the right to contact the Company's vendors and customers, and other persons having business dealings with the Company for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. The Company shall be entitled to participate in such communications and to make the initial introductions. The activities contemplated by this subsection are hereinafter referred to as "Due Diligence Activities."

          4.2. Confidentiality. All information not previously disclosed to the
               ---------------
public or generally known to the persons engaged in the respective businesses of the Buyer or the Company which shall have been furnished by either the Buyer or the Company to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any other person other than their respective employees, directors, attorneys, accountants, lenders or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated and upon request by the either party in the case of information disclosed by such party, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, or destroyed by the receiving party (in which case the receiving party shall provide the disclosing party with a certificate certifying that such documents were destroyed) and neither party shall at any time thereafter disclose to any third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the foregoing, the receiving party shall be entitled to retain that portion of such confidential information that the receiving party's counsel advises it is necessary or advisable to be retained for the purposes of any subsequent legal action involving the receiving party and the disclosing party or its shareholders, officers or directors, subject however to all of the confidentiality provisions hereof for so long as such confidential information is retained.

          4.3. Public Announcements. Except as otherwise required by law, the
               --------------------
parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer, provided that the Company and Geac Computer Corporation Limited shall be permitted to make such disclosures as may be required by law or rules of its securities exchange.

          4.4. Third Party Acquisitions.
               ------------------------

          (a) The Company agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiaries' agents and representatives (including any investment banker or other financial advisor and any attorney or accountant retained by it or any of its subsidiaries (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined in clause (b) below). The Company further agrees that neither it nor any of its subsidiaries nor any of its or its subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as defined in clause (b) below) relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the Closing, the Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and the Buyer prior to the execution of this Agreement and
(y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in this Agreement shall
              --------  -------
prevent the Company or the Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition or withdrawing its recommendation to the stockholders of the Company to approve the transactions contemplated herein. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 4.4(a). The Company agrees to notify the Buyer as promptly as reasonably practicable in writing if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, any of its subsidiaries or any of the Company Advisors, (ii) any confidential or other non-public information about the Company or any of its subsidiaries is requested from the Company, any of its subsidiaries or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, any of its subsidiaries or any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep the Buyer informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

          (b) Except as permitted by this clause (b), the Company's Board of Directors shall not withdraw its recommendation to the stockholders of the Company to approve the transactions contemplated herein or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board of Directors determines in its good faith judgment, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board of Directors may withdraw its recommendation to its stockholders of the approval of the transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below); provided, however, that the
                                                   --------  -------
Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 10.3. For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Buyer or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of assets comprising the Business, or any part thereof, outside the ordinary course of business; (iii) the acquisition by a Third Party of 50% or more of the outstanding capital stock of the Company and its subsidiaries; or (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the capital stock of the Company then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, or the assets comprising the Business, or any part thereof and outside the ordinary course of business, and otherwise on terms which the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with its Financial Adviser or other financial advisors of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

          4.5. Filings; Other Actions; Notification.
               ------------------------------------

          (a) A vote of the Company's stockholders is required by law in order to consummate the transactions contemplated hereunder. Accordingly, the Company shall promptly prepare and file with the SEC a Proxy Statement (as defined in Section 4.6 below), which shall include the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Fairness Opinion. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the consummations of the transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) Upon and subject to the terms and conditions set forth in this Agreement, the Company and the Buyer shall cooperate with each other and use (and shall cause their respective subsidiaries to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing in
                                             --------  -------
this Section 4.5 shall require, or be construed to require, the Company or the Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing Date, any material assets, businesses or any interest in any material assets or businesses of the Buyer, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section shall require, or
               --------  -------
be construed to require, a proffer or agreement that would, in the reasonable judgment of the Company or the Buyer, as the case may be, be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of the Company and its subsidiaries or the Buyer and its subsidiaries, as the case may be, after the consummation of the transactions contemplated herein, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Entity. Subject to applicable laws relating to the exchange of information, the Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Buyer or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Proxy Statement to the extent it describes the transactions set forth herein. In exercising the foregoing right, the Company and the Buyer shall act reasonably and as promptly as practicable.

          (c) Each of the Company and the Buyer shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with filings pursuant to the HSR Act, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective subsidiaries to any governmental entity or other person (including the NASD) in connection with the transactions contemplated by this Agreement.

          (d) Each of the Company and the Buyer shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer or the Company, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity alleging that the consent of such third party or governmental entity is or may be required with respect to the transactions contemplated by this Agreement. Each of the Company and the Buyer shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          4.6. Information Supplied. Each of the Buyer and the Company agrees,
               --------------------
as to information provided by itself and its subsidiaries, that none of the information included or incorporated by reference in the Proxy Statement, will, at the time the Proxy Statement is cleared by the SEC, at the date of mailing to stockholders of the Company, and at the time of the Stockholders Meeting (as defined in Section 4.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.7. Stockholders Meeting. The Company will take, in accordance with
               --------------------
applicable laws and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of the capital stock of the Company (the "Stockholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC to consider and vote upon the approval of this Agreement. The Proxy Statement shall include a statement that the Company's Board of Directors approved this Agreement, determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company's Stockholders and recommended that the Company's Stockholders vote in favor of the transactions contemplated herein, and the Company shall use all reasonable and customary efforts to solicit such approval; provided, however, that if the
                                                --------  -------
Company's Board of Directors determines in good faith, after taking into consideration the written advice of its outside legal counsel, that the Proxy Statement not containing such recommendation is required in order for its members to comply with their fiduciary duties under applicable law, then any failure of the Proxy Statement to contain such recommendation shall not constitute a breach of this Agreement.

          4.8. Effect of Termination and Abandonment
               -------------------------------------

          (a) If a proposal by a Third Party for a Third Party Acquisition has been publicly announced at the time of termination of this Agreement by the Buyer and the Buyer shall have terminated this Agreement pursuant to Section 10.3, the Company shall pay to the Buyer within two (2) business days of such termination an amount equal to all costs and expenses (including attorneys' fees and expenses) incurred by the Buyer in connection with the negotiation, drafting and execution of this Agreement and the consummation of the transactions contemplated herein.

          (b)  The Company acknowledges that the agreements contained in Section
4.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 4.8 and, in order to obtain such payment the Buyer commence a suit which results in a final non-appealable judgment against the Company for such amounts, the Company shall pay to the Buyer (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) if (and only if) this Agreement has been terminated pursuant to Section 10.3, interest on the amount at the rate announced by Citibank, N.A. as its "reference rate" in effect on the date such payment was required to be made.

     5.   Efforts to Obtain Satisfaction of Conditions
          --------------------------------------------

          The Company and the Buyer each covenant and agree to use all commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     6.   Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          6.1. Continued Truth of Representations and Warranties of the Company;
               -----------------------------------------------------------------
Compliance with Covenants and Obligations. The representations and warranties
-----------------------------------------
of the Company shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Company shall have delivered to the Buyer a certificate signed by the President of the Company as to its compliance with this Subsection 6.1.

          6.2. Corporate Proceedings and Shareholder Approval. All corporate,
               ----------------------------------------------
Board of Directors, shareholder and other proceedings required to be taken to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been taken.

          6.3. The Company Intellectual Property. At the Closing the Buyer shall
               ---------------------------------
receive good, clear, record and marketable title to the Company Intellectual Property, free and clear of all Encumbrances.

          6.4. Governmental Approvals. All governmental agencies, department,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company or the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consents of the Department of Justice and Federal Trade Commission required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filings and approvals from the SEC.

          6.5. Consent of Third Parties. The Company shall have received all
               ------------------------
requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 2.2 attached hereto.
             ------------

          6.6. Adverse Proceedings. No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or, to the knowledge of the Company, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Buyer to own or operate the Acquired Assets after the Closing.

          6.7. Fulfillment of Closing Conditions of Asset Purchase Agreement. On
               -------------------------------------------------------------
or prior to the Closing Date, the Company shall have fulfilled all conditions to Closing set forth in the Asset Purchase Agreement of even date among the Geac Computer Systems, Inc. (the "US Buyer"), a Georgia corporation, and the Company (the "US Purchase Agreement").

          6.8. Closing Deliveries. The Buyer shall have received at or prior to
               ------------------
the Closing all documents set forth in this Section 6 and such other documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) an executed Assignment of Intellectual Property in substantially the form attached hereto as Exhibit A (the "Assignment");
                                          ---------

               (b) such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for the Buyer, as the Buyer shall reasonably request to effectively vest in the Buyer all of the right, title and interest in the Company Intellectual Property;

               (c) all technical data, formulations, product literature and other documentation relating to the Company Intellectual Property;

               (d) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

               (e) a certificate of the Secretaries of State for each jurisdiction in which the Company is qualified to do business as to the legal existence and good standing of the Company in each such jurisdiction;

               (f) a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and bylaws delivered pursuant to Section 2.1; and

               (g) such other documents, instruments or certificates as the Buyer may reasonably request.

     7.   Conditions to Obligations of the Company
          ----------------------------------------

          The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

          7.1. Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations. The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Company. The Buyer shall have each performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Notwithstanding the foregoing the materiality qualifications in the preceding two sentences shall not apply to any representation, warranty, term, condition, covenant, obligation, agreement or restriction that is itself qualified by materiality. At the Closing, the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer as to the Buyer's compliance with this Section 7.1.

          7.2. Company Proceedings. All corporate, Board of Directors,
               -------------------
shareholder and other proceedings required to be taken to authorize the Buyer to carry out this Agreement and the transactions contemplated hereby shall have been taken.

          7.3. Governmental Approvals. All governmental agencies (including
               ----------------------
Canadian and provincial agencies and authorities), departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer or the Company of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, including, without limitation, consent of the Department of Justice and Federal Trade Commission as required pursuant to the HSR Act.

          7.4. Consents of Third Parties. The Buyer shall have received all
               -------------------------
requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

          7.5. Adverse Proceedings. No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Acquired Assets.

          7.6. Fulfillment of Conditions to Closing in US Asset Purchase
               ---------------------------------------------------------
Agreement. On or prior to the Closing Date, the US Buyer shall have fulfilled
---------
all conditions to Closing set forth in the US Asset Purchase Agreement.

          7.7. Stockholder Approval. All shareholder approvals required to
               --------------------
authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Company Intellectual Property to the Buyer, shall have been obtained.

          7.8. Closing Deliveries. The Company shall have received at or prior
               ------------------
to the Closing all documents set forth in this Section 7 and such other documents, instruments or certificates as the Company may reasonably request including, without limitation:

               (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 6 as the Company shall reasonably request;

               (b) a certificate of the Corporations Branch of the Province of Ontario as to the legal existence and good standing of the Buyer;

               (c) a certificate signed by an authorized representative of the Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the certificate of incorporation and bylaws (or similar governing documents) delivered pursuant to Section 3.1;

               (d)  the Purchase Price;

               (e)  an executed Software License Agreement, as described in
Section 7.6 herein; and

               (f) such other documents, instruments or certificates as the Company may reasonably request.

     8.   Post-Closing Agreements
          -----------------------

          The Company agrees that from and after the Closing Date:

          8.1. Proprietary Information. The Company shall hold in confidence all
               -----------------------
knowledge and information of a secret or confidential nature with respect to the terms of this Agreement and the agreements contemplated hereby or the Business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company. The Company agrees that the remedy at law for any breach of this Subsection 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 8.1.

          8.2. Limitation on Use of Name. From and after the Closing Date,
               -------------------------
neither the Company nor any affiliate thereof shall use the names "SQL" or any derivation thereof in connection with any business related to, competitive with, or an outgrowth of, the Business as it is conducted on the date hereof, or in any new venture to which the Company, or any affiliate thereof, is a party.

          8.3. Non-Competition Agreement.
               -------------------------

               (a) For a period of five (5) years after the Closing Date, the Company shall not, directly or indirectly, within the United States, Canada or Mexico (i) engage in any business competitive with the Business of the Company as of the Closing Date, (ii) solicit customers, business, patronage or orders for, or sell any products, or perform any services which are, directly or indirectly, competitive with the products sold by and services rendered by the Business as of the Closing Date, or (iii) directly or indirectly hire, solicit for employment or encourage to leave the employment of the Buyer any of the employees of the Company who become employed by the Buyer pursuant to Section
1.5 herein unless such employees have ceased to be employed by the Buyer for at least six months.

               (b) For a period of five (5) years after the Closing Date, the Buyer shall not, directly or indirectly, hire, solicit for employment or encourage to leave the employment of the Company any of the employees of the Company not listed on the ERP List unless such employees have ceased to be employed by the Company for at least six (6) months.

               (c) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 8.3 are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United

States of America and each and every province of Canada. The parties also agree that damages are an inadequate remedy for any breach of this provision and that the Buyer or the Company, as the case may be, shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

          8.4. Sharing of Data.
               ---------------

               (a) The Company shall have the right for a period of six (6) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six (6) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or Acquired Assets transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

               (b) The Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer. Each party acknowledges and agrees that the transition contemplated by the preceding sentence may take up to sixty (60) days following the Closing Date, during which time the Company shall provide the Buyer with reasonable access to the Company's senior management for the purposes of facilitating the transfer of the Business and Acquired Assets to the Buyer.

          8.5. Cooperation of the Company. The Company will cooperate with the
               --------------------------
Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the Company Intellectual Property and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date.

          8.6. Limited License to the Company to use the software comprising the
               -----------------------------------------------------------------
Company Intellectual Property. The Buyer hereby grants to the Company a paid-up,
-----------------------------
non-exclusive, royalty-free, worldwide, irrevocable, perpetual license to use the software programs set forth on Schedule 8.6 solely for the Company's
                                   ------------
internal use and subject to the terms and conditions set forth in the Software License Agreement attached hereto as Exhibit C. The parties agree that effective
                                     ---------
one year after Closing the Company shall be liable to the Buyer for any costs related to maintenance and support for such software, but such costs shall not exceed the then-current maintenance and support fees charged by the Buyer to third parties for such services.

     9.   Intentionally Omitted
          ---------------------

     10.  Termination of Agreement; Option to Proceed; Damages
          ----------------------------------------------------

          10.1.  Termination by Lapse of Time. This Agreement shall terminate at
                 ----------------------------
5:00 p.m., Boston Time, on (a) October 15, 1999 if the Company has not set a date for its Stockholders' Meeting and mailed all materials required by law for such meeting or (b) November 5, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company and the Buyer.

          10.2.  Termination by Agreement of the Parties. This Agreement may be
                 ---------------------------------------
terminated by the mutual written agreement of the Company and the Buyer. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

          10.3.  Termination by Reason of Breach. This Agreement may be
                 -------------------------------
terminated by the Company if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder (a "Pre-Closing Breach"). This Agreement may be terminated by the Buyer if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Company or the failure of the Company to perform any condition or obligation hereunder. This Agreement may be terminated by either the Company or the Buyer if at any time prior to the Closing: (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement and the transactions contemplated herein, (b) Company enters into a binding written agreement with respect to a Superior Proposal, or (c) the US Asset Purchase Agreement is terminated.

          10.4.  Availability of Remedies at Law. In the event this Agreement is
                 -------------------------------
terminated by the Buyer or the Company pursuant to the provisions of Section
10.3 (other than as permitted pursuant to Section 4.4(b)), the parties hereto shall have available to them all remedies afforded to them by applicable law or in equity, including, without limitation, claims for specific performance and other equitable remedies.

     11.  Dispute Resolution
          ------------------

          11.1.  General. In the event that any dispute should arise between the
                 -------
parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a Pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this
Section 11.

          11.2.  Consent of the Parties. In the event of any dispute between the
                 ----------------------
parties with respect to any matter covered by this Agreement or any of the agreements entered into in connection herewith, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within sixty (60) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with this Section 11.

          11.3.  Arbitration.
                 -----------

                 (a) The Buyer, on the one hand, or the Company, on the other hand, may submit any matter referred to in Section 11.2 hereof to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Company shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association's Boston office if the arbitration is initiated by the Company and selected by the American Arbitration Association's Atlanta office if initiated by the Buyer. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

                 (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Company shall meet, at which time the Buyer and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                 (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Company. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                 (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                 (e) Any arbitration pursuant to this Section 11 shall be conducted in Boston if initiated by the Company and Atlanta if initiated by the Buyer. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Georgia for purposes of the enforcement of any arbitration award.

     12.  Brokers
          -------

          12.1.  For the Company. The Company represents and warrants that other
                 ---------------
than US Bancorp Piper Jaffray, no person, firm or corporation has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

          12.2.  For the Buyer. The Buyer represents and warrants that no
                 -------------
person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     13.  Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by telecopy, or sent by federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:


          To the Buyer:            Geac Canada Limited
                                   c/o Geac Computer Corporation Limited
                                   11 Allstate Parkway
                                   Suite 300
                                   Markham, Ontario
                                   L3R 9T8
                                   Attn: General Counsel

          With a copy to:          Gabor Garai, Esq.
                                   Epstein Becker & Green, P.C.
                                   75 State Street
                                   Boston, MA 02109
                                   Fax: (617) 342-4001

          To the Company:          Clarus Corp.
                                   3970 Johns Creek Court
                                   Suite 100
                                   Suwanee, GA 30024
                                   Attn: Stephen P. Jeffery, President and CEO
                                   Fax: (770) 291-8573

          With a copy to:          Sharon L. McBrayer, Esq.
                                   Womble Carlyle Sandridge & Rice PLLC
                                   1201 West Peachtree Street, NW
                                   Suite 3500
                                   Atlanta, GA 30309
                                   Fax: (404) 870-4825


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy or (b) three (3) business days after being sent, if sent by registered or certified mail.

     14.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, or the Company from any obligation or liability under this Agreement.

     15.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement by a written instrument executed by the Buyer or the Company.

     16.  Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     17.  Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Company, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder.

     18.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     19.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     20.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     21.  Definition of Knowledge.
          -----------------------

          The term "knowledge" as used in the phrases "to the knowledge of the Company," "to the Company's knowledge" or any other similar phrase attributing knowledge to the Company means the actual knowledge of the officers and key employees (i.e., vice presidents and above) of the Company after reasonable inquiry; provided, however, that in the case of any representation or warranty
         --------  -------
as to Embedded Third Party Software, "knowledge" means the actual knowledge of the officers and key employees (i.e., vice presidents and above) of the Company without inquiry. For purposes of the preceding definition, officers and key employees (i.e., vice presidents and above) includes any officer or key employee (i.e., vice presidents and above) who was an officer or key employee (i.e., vice presidents and above) from May 26, 1999 through the Closing Date.

     22.  Construction.
          ------------

          In the construction of this Agreement general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

     23.  Defined Terms in Section of Agreement Indicated.
          -----------------------------------------------

--------------------------------------------------------------------
            Defined Term                                    Section
--------------------------------------------------------------------
"Agreement"                                         Introduction
--------------------------------------------------------------------
"Assignment"                                        Section 6.8(a)
--------------------------------------------------------------------
"Business"                                          Introduction
--------------------------------------------------------------------
"Buyer" "                                           Introduction
--------------------------------------------------------------------
"Business Material Adverse Effect"                  Section 2.4(j)
--------------------------------------------------------------------
"Buyer Material Adverse Effect"                     Section 2.4(j)
--------------------------------------------------------------------
"Clarus Commerce"                                   Introduction
--------------------------------------------------------------------
"Clarus E Procurement"                              Introduction
--------------------------------------------------------------------
"Closing"                                           Section 1.5
--------------------------------------------------------------------
"Closing Date"                                      Section 1.5
--------------------------------------------------------------------
"Commercial Intellectual Property"                  Section 2.4
--------------------------------------------------------------------
"Commercial Software Rights                         Section 2.4
--------------------------------------------------------------------
"Company"                                           Introduction
--------------------------------------------------------------------
"Company Advisors"                                  Section 4.4(a)
--------------------------------------------------------------------
"Company's Board of Directors"                      Introduction
--------------------------------------------------------------------
"Company Registered Intellectual Property"          Section 2.4
--------------------------------------------------------------------

----------------------------------------------------------------------
"Date Sensitive Systems"                            Section 2.4(l)
----------------------------------------------------------------------
"Date Data"                                         Section 2.4(l)
----------------------------------------------------------------------
"Due Diligence Activities"                          Section 4.1
----------------------------------------------------------------------
"Electronic Commerce Business"                      Introduction
----------------------------------------------------------------------
"Embedded Third Party Software"                     Section 2.4
----------------------------------------------------------------------
"Encumbrances"                                      Section 2.3
----------------------------------------------------------------------
"Fairness Opinion"                                  Section 1.6
----------------------------------------------------------------------
"Financial Advisor"                                 Section 1.6
----------------------------------------------------------------------
"HSR Act"                                           Section 6.4
----------------------------------------------------------------------
"Intellectual Property Rights"                      Section 2.4
----------------------------------------------------------------------
"Knowledge"                                         Section 21
----------------------------------------------------------------------
"Pre-Closing Breach"                                Section 10.3
----------------------------------------------------------------------
"Proxy Statement"                                   Section 1.6
----------------------------------------------------------------------
"Purchase Price"                                    Section 1.3
----------------------------------------------------------------------
"Reference Rate"                                    Section 4.8(b)
----------------------------------------------------------------------
"Registered Intellectual Property                   Section 2.4
----------------------------------------------------------------------
"Software"                                          Section 2.4
----------------------------------------------------------------------
"SQL"                                               Section 8.2
----------------------------------------------------------------------
"Stockholders Meeting"                              Section 4.7
----------------------------------------------------------------------
"Third Party"                                       Section 4.4(b)
----------------------------------------------------------------------
"Third Party Acquisition"                           Section 4.4(b)
----------------------------------------------------------------------
"US Buyer"                                          Section 6.7
----------------------------------------------------------------------
"US Purchase Agreement"                             Section 6.7
----------------------------------------------------------------------
"Year 2000 Complaint"                               Section 2.4(l)
----------------------------------------------------------------------

     IN wITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                   GEAC CANADA LIMITED



                                   By:    __________________________

                                   Title: __________________________


                                   CLARUS CORPORATION



                                   By:    __________________________

                                   Title: __________________________

                                  APPENDIX C

                     OPINION OF U.S. BANCORP PIPER JAFFRAY

August   , 1999

The Board of Directors
Clarus Corporation
3970 Johns Creek Court
Suwanee, Georgia 30024

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to Clarus Corporation (the "Company") of the cash consideration (the "Consideration") to be received by the Company in the Transaction described below, pursuant to an Asset Purchase Agreement among the Company, Geac Computer Systems, Inc. and an Intellectual Rights Purchase Agreement among the Company and Geac Canada Limited (collectively, the "Agreements"). Geac Canada Limited, Geac Computer Systems, Inc. and their subsidiaries are collectively referred to as "Buyer." The Agreements provide for the transfer to Buyer of specified assets used in the Business (as defined in the Agreements) and the assumption by Buyer of specified liabilities of the Business (the "Transaction").

   U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Agreements and will receive a fee for services which is contingent upon consummation of the Transaction. We will also receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. Piper Jaffray makes a market in Company common stock and provides research coverage on Company common stock. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the drafts dated August 18, 1999 of the Agreements, (ii) certain financial, operating and business information related to the Company and the Business, (iii) certain internal financial information of the Business prepared for financial planning purposes and furnished by the management of the Company, (iv) certain publicly available market and securities data of the Company, and (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Business operates and selected public companies deemed comparable to the Business. We had discussions with members of the management of (a) the Company concerning the financial condition, current operating results and business outlook for the Company and the Business on a stand-alone basis, and (b) Buyer concerning the financial condition, current operating results and business outlook for the Business and the Buyer plans relating to the combined company.

   We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. The Company does not publicly disclose internal financial information of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the Transaction. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above by the Company has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

   In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We have assumed, with your consent, that the assets conveyed and liabilities assumed pursuant to the Agreements, constitute all material assets and liabilities associated with the operation of the Business as a going concern. We express no opinion regarding the liquidation value of any entity.

   In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits to the Company of the Transaction. Similarly, we have assumed that, notwithstanding various provisions of the Agreements concerning possible reduction of the Consideration following closing based on net asset values, accounts receivable or claims against the Escrow (as defined in the Agreements), the Company will receive the amount of Consideration set forth in the Agreements.

   This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company common stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

   This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or any other alternative transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed Consideration to be received by the Company in the Transaction pursuant to the Agreements is fair, from a financial point of view, to the Company as of the date hereof.

                                          Sincerely,

                                          U.S. BANCORP PIPER JAFFRAY INC.

                           INDEMNIFICATION AGREEMENT
                           -------------------------

     THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of the ___ day of August, 1999 by and among Clarus Corporation, a Delaware corporation (the "Company"), Geac Computer Systems, Inc., a Georgia corporation (the "US Buyer") and Geac Canada Limited, a Canadian corporation (the "IP Buyer" and, together with the US Buyer, the "Buyers").

     WHEREAS, immediately prior to the execution of this Agreement, the Company and the IP Buyer have entered into an Intellectual Property Rights Purchase Agreement pursuant to which the Company agreed to sell to the IP Buyer and the IP Buyer agreed to purchase from the Company certain intellectual property relating to the Business, as such term is hereafter defined (the "IP Purchase Agreement");

     WHEREAS, immediately prior to the execution of this Agreement, the Company and the US Buyer have entered into an Asset Purchase Agreement pursuant to which the Company agreed to sell and the US Buyer agreed to purchase certain other assets of the Company relating to the Business (the "US Purchase Agreement");

     WHEREAS, the parties to this Agreement desire to provide for indemnification rights and obligations pertaining to the breach of any of the covenants, obligations, representations and warranties set forth in the IP Purchase Agreement and the US Purchase Agreement; and

     WHEREAS, for purposes of this Agreement, the term "Business" means all of the business conducted by the Company, of each and every nature, relating to the development, marketing, licensing and sale of products exclusively for use in the Financial/Enterprise Resource Planning/Human Resources market, and, for greater certainty, excluding the Electronic Commerce Business;

     WHEREAS, for purposes of this Agreement, the term "Electronic Commerce Business" means the development, marketing, licensing and sale of products exclusively for use in electronic commerce, currently consisting of the "Clarus E Procurement" and "Clarus Commerce" products;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, in the IP Purchase Agreement and in the US Purchase Agreement, and intending to be legally bound, the Company, the IP Buyer and the US Buyer hereby agree as follows:

     1.   Definitions. All capitalized terms used herein and not otherwise
          -----------
defined shall have the respective meanings assigned to them in the IP Purchase Agreement or the US Purchase Agreement, as the case may be.

     2.   Indemnification.
          ---------------

          2.1  By the Company. The Company hereby agrees to indemnify and hold
               --------------
harmless each of the IP Buyer and the US Buyer from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions (collectively, the "Losses"), in connection with each of the following (it being understood and agreed that the enumeration of specific categories of Losses below does not limit the scope of any other categories of Losses listed below which may include such specific categories):

               (a) any breach of any representation or warranty, or non-fulfillment or non-performance on the part of the Company of any covenant or agreement, contained in this Agreement, the IP Purchase Agreement, the US Purchase Agreement, the Trademark License Agreement among the US Buyer, the IP Buyer and the Company, dated as of even date hereunder (including their respective Schedules) and any other related agreements or transactions contemplated herein or therein, or any certificates delivered by the Company in connection with such transaction (collectively, the "Covered Documents");

               (b) any product warranty or product liability claim (however characterized) relating to (i) products manufactured, delivered, licensed or sold by the Company prior to the Closing Date or (ii) the Company's use of the Company Intellectual Property, the Acquired Assets or the Company's business or operations prior to the Closing Date, except for claims by customers made pursuant to the Company's Software License and Support Agreement ("SLSA") where
(x) the remedy sought is a remedy specified therein and (y) such SLSA is an Assumed Contract (it being understood and agreed that the foregoing exception does not apply to claims under such SLSA where the remedy sought is not a remedy specified therein; provided, that the Buyer has used commercially reasonable
                   --------
efforts to meet its obligations under such SLSA); or

               (c) any claims, penalties or obligations in connection with any failure to comply with the requirements of the Uniform Commercial Code and bulk sales laws in force in the jurisdictions in which such laws may be applicable to the Company or the transactions contemplated by this Agreement.

          2.2  By the IP Buyer and the US Buyer. The IP Buyer and the US Buyer,
               --------------------------------
jointly and severally, hereby indemnify and hold harmless the Company from and against all Losses in connection with:

               (a) any breach of any representation or warranty, or non-fulfillment or non-performance on the part of the IP Buyer or the US Buyer, as applicable, of any covenant or agreement, contained in the Covered Documents;

               (b) the US Buyer's use of the Acquired Assets after the Closing Date; and

               (c) the IP Buyer's use of the Company Intellectual Property after the Closing Date.

          2.3  Claims for Indemnification. Whenever any claim shall arise for
               --------------------------
indemnification under this Section 2, the IP Buyer or the US Buyer, on the one hand, or the Company, on the other hand (the party seeking such indemnification, the "Indemnified Party"), shall promptly notify the other party or parties hereto (the party or parties from whom indemnification is sought, the "Indemnifying Party"), and such Indemnifying Party's counsel pursuant to the IP Purchase Agreement or the US Purchase Agreement, as applicable, in writing (the "Indemnification Notice") of the claim, which writing shall include the facts constituting the basis for such claim, the specific section of the IP Purchase Agreement or the US Purchase Agreement, as applicable, upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section
2.5 hereof. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted
                    --------  -------
against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within twenty (20) days after notification thereof, the Indemnified Party shall (until such time as the Indemnifying Party assumes control of the defense) have the right to settle or compromise such claim on commercially reasonable terms upon giving notice to the Indemnifying Party, so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim.

          2.4  Defense by the Indemnifying Party. (a) In connection with any
               ---------------------------------
claim which may give rise to indemnity hereunder resulting from or arising out of any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice given to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such claims or legal proceedings (provided that such counsel shall acknowledge in
                             --------
writing to the Indemnifying Party and the Indemnified Party that in conducting such defense it is representing both the Indemnifying Party and the Indemnified Party; and that if such counsel subsequently determines that there is a conflict of interest in continuing to represent both the Indemnifying Party and the Indemnified Party, such counsel shall notify such parties, in which event the Indemnified Party shall be entitled to participate in such defense with its own counsel). The reasonable fees of the counsel selected by the Indemnified Party in accordance with the preceding sentence shall be at the sole cost and expense of the Indemnifying Party if it is finally determined that the Indemnifying Party is responsible for such claim. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgement includes a full release of the Indemnified Party from such Third Party Claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within twenty (20) days after the date it receives written notice of such claim from the Indemnified Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the last sentence of Section 2.3), on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

          (b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

          2.5  Payment of Indemnification Obligation. Subject to Section 3
               -------------------------------------
hereof, upon a final determination of an indemnification claim, whereby such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final arbitration award pursuant to the provisions of the IP Purchase Agreement or the US Purchase Agreement, as applicable, then the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be promptly paid, (i) if owed by the Company to the US Buyer or the IP Buyer, in cash or by cashier's check or wire transfer of immediately available funds payable to the applicable Indemnified Party either directly by the Company or by the Escrow Agent from the Escrow Amount as specified in Section 3.5 below; and (ii) if owed by the US Buyer or the IP Buyer, as applicable, to the Company, in cash or by cashier's check or wire transfer of immediately available funds payable to the Company. The parties agree that any payment of an indemnification obligation hereunder by the Company to the Buyers shall constitute a reduction in the Purchase Price paid under the US Purchase Agreement.

          2.6  No Consequential Damages. The parties agree that special,
               ------------------------
punitive, consequential or exemplary damages shall not be included in any Losses for purposes hereof.

     3.   Limitations on Indemnification.
          ------------------------------

          3.1  Definitions. For purposes of this Agreement, the following terms
               -----------
shall have the following definitions:

          (a) "Class A Claims" shall mean claims for indemnification pursuant to Section 2.1(a) of this Agreement for a breach of any of the representations set forth in Section 2.12 or 2.17 of the US Purchase Agreement or the last two sentences of Section 2.3, Sections 2.4(f) or 2.4(g) or clause (iii) of the first sentence of Section 2.4(i) (in each case incorporating the defined terms of Section 2.4) of the IP Purchase Agreement.

          (b) "Class B Claims" shall mean claims for indemnification pursuant to Sections 2.1(b) or 2.1(c) of this Agreement, or pursuant to Section 2.1(a) of this Agreement for a breach of any of the representations and warranties set forth in those provisions of Section 2.4 of the IP Purchase Agreement that are not included within the scope of Class A Claims.

          (c) "Class C Claims" shall mean claims for indemnification pursuant to Section 2.1 of this Agreement which do not constitute Class A Claims or Class B Claims, including without limitation claims for indemnification for the breach of any of the representations, warranties, covenants and obligations of the Company set forth in the US Purchase Agreement and the IP Purchase Agreement.

          (d) "Company Claims" shall mean claims for indemnification pursuant to Section 2.2 of this Agreement.

          (e) "First Tier Amount" means, as of a given time, the least of the following dollar amounts:

               (i) $2,907,000 minus the aggregate amount of indemnification payments then made pursuant to Section
                         2.1 of this Agreement to satisfy all Class C Claims;

               (ii) one-half of the sum of the Purchase Price set forth in the US Purchase Agreement, as adjusted, and the Purchase Price set forth in the IP Purchase Agreement, as adjusted (together, the "Combined Purchase Price") minus the aggregate amount of indemnification payments then made pursuant to Section 2.1 of this Agreement to satisfy all Class B Claims and Class C Claims; and

               (iii) the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to
                         Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          (g) "Second Tier Amount" means, as of a given time, the lesser of the following dollar amounts:

               (i) one-half of the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to

                         Section 2.1 of this Agreement to satisfy all Class B Claims and Class C Claims; and

               (ii) the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to
                         Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          (h) "Third Tier Amount" means, as of a given time, the dollar amount equal to the Combined Purchase Price minus the aggregate amount of indemnification payments then made pursuant to Section 2.1 of this Agreement to satisfy all Class A Claims, Class B Claims and Class C Claims.

          3.2  The Company's Maximum Indemnification Liability.  All claims for
               -----------------------------------------------
indemnification and damages under this Agreement, the IP Purchase Agreement and the US Purchase Agreement, other than claims relating to Sections 1.8 and 1.9 of the US Purchase Agreement and claims based on fraud, shall be governed solely by this Agreement and limited to the amounts specified in this Section 3.2. The indemnification liability of the Company under Section 2.1 of this Agreement shall be subject to the limitations set forth below:

          (a) The Company's indemnification liability at any given time for Class A Claims shall be limited to the Third Tier Amount applicable at such time;

          (b) The Company's indemnification liability at any given time for Class B Claims shall be limited to the Second Tier Amount applicable at such time; and

          (c) The Company's indemnification liability at any given time for Class C Claims shall be limited to the First Tier Amount applicable at such time.

          For the avoidance of uncertainty, Schedule 3.2 attached hereto sets
                                            ------------
forth a number of hypothetical scenarios illustrating the operations of the indemnity limitations set forth in this Section 3.2. The Indemnified Party shall not be entitled to indemnification hereunder until the aggregate of all claims for indemnification by such party exceeds $50,000, in which case the Indemnified Party shall be entitled to recover the full amount of such claims.

          3.3  Other Company Liabilities. Notwithstanding the limitations of
               -------------------------
Section 3.2 above, the Company shall be liable to the full extent of the amounts payable pursuant to Sections 1.8 and 1.9 of the US Purchase Agreement, as well as to any liability for damages or indemnification arising by reason of fraud.

          3.4. Limitation on Liability of the US Buyer and the IP Buyer. The
               --------------------------------------------------------
maximum amount for which the US Buyer and the IP Buyer, in the aggregate, shall be liable with respect to Company Claims shall be one-half of the Purchase Price; provided, however, that the foregoing limitation shall not apply to their
       --------  -------
indemnity obligations under Sections 2.2(b) and (c) hereof.

          3.5  Use of Escrow Amount. All payment of indemnification obligations
               --------------------
for Class A Claims shall be satisfied from the Escrow Amount pursuant to the provisions of the Escrow Agreement; provided that if the Escrow Amount is exhausted or the Escrow Agreement has been terminated, such payments shall be made directly by the Company. All other payment of indemnification obligations shall be made in cash, or by wire transfer of immediately assessable funds, directly by the Indemnifying Party. The Escrow Amount shall be available, pursuant to the Escrow Agreement, for the payment of indemnification obligations for Class B and Class C Claims and unpaid amounts due under Section 4 hereof and
Section 1.9 of the US Purchase Agreement, to the extent specified in the US Agreement and the Escrow Agreement.

          3.6  Survival. All representations and warranties contained in
               --------
Sections 2.12 and 2.17 of the US Purchase Agreement shall survive until the expiration of the statute of limitations applicable to the subject matter thereof. All representations and warranties contained in Section 2.4 of the IP Purchase Agreement shall survive through the last calendar day of the eighteenth
(18th) full calendar month after the Closing Date. All representations, warranties and covenants contained elsewhere in the US Purchase Agreement, the IP Purchase Agreement and the Trademark License Agreement shall survive for 180 days after the Closing Date. Notwithstanding anything in the foregoing to the contrary, (i) claims, if any, asserted in writing prior to the applicable survival termination date set forth above and identified as claims for indemnification pursuant to this Section 3 shall survive until finally resolved and satisfied in full, (ii) claims based upon fraud or misrepresentations shall survive until the expiration of the applicable statute of limitations.

          3.7  Certain Additional Indemnity Arrangements. Schedule 2.6 attached
               -----------------------------------------
to the US Purchase Agreement sets out three customers to whom the Company has contractual deliverable obligations generally described in said schedule ("Deliverables"), which contracts are being assumed by the US Buyer.

     For a period of 18 months from the Closing Date, the Company agrees to indemnify the Buyers for 50% of all costs of any nature incurred by the Buyers to satisfy the Deliverables, up to a maximum indemnity of $490,000. Buyers shall deliver to the Company proper evidence and invoices of all such costs incurred. In the event the Buyers satisfy the Deliverables through the use of internal resources, such costs shall be charged at the Buyers' then current list price less 30%. The Buyer(s), after using reasonable efforts to resolve any dispute regarding the Deliverables, may satisfy or otherwise settle with each of the above referenced customers as it considers appropriate in its sole discretion.

     The above indemnity will apply independently of the other indemnity obligations set forth in this Section 3 and will have no impact thereon or be impacted thereby.

     4.   IP Purchase Price Adjustment Formula. The Purchase Price set forth in
          ------------------------------------
Section 1.3 of the IP Purchase Agreement (the "IP Purchase Price") shall be subject to adjustment after the Closing as follows to reflect the diminution in value of the Company's Intellectual Property:

          (a) Within thirty (30) days after the Closing Date, the Company shall deliver to the Buyers a schedule of assets acquired and liabilities assumed of the Business pursuant to the US Purchase Agreement as of the Closing Date (the "Closing Statement of Value"). Each account reflected on such Closing Statement of Value shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and the Company's past accounting practices applied consistently with the accounting practices utilized in preparing the Schedule of Acquired Assets and Assumed Liabilities as of March 31, 1999 attached as Schedule 4(a) hereto (the "Initial Asset/Liability Schedule"). The
            -------------
Company shall determine the Asset Value of the Business as of the Closing Date based on the information set forth in the Closing Statement of Value (the "Closing Asset Value"). For purposes of this Section 4, the "Asset Value of the Business" shall be the amount by which the net book value of the Total Current Assets included in the Acquired Assets exceeds the Assumed Liabilities. "Total Current Assets" means total current assets determined in accordance with GAAP and the Company's past accounting practices used in preparing the Initial Asset/Liability Schedule. The Company shall also determine the Asset Value of the Business as of the date of the Initial Asset/Liability Schedule based on the information set forth therein as to the net book value of the same categories of assets included in the Acquired Assets and the same categories of liabilities included in the Assumed Liabilities (the "Initial Asset Value"). The Closing Statement of Value shall be accompanied by a statement (the "Adjustment Statement") prepared by the Company setting forth the amount, if any, by which the Closing Asset Value is less than the Initial Asset Value (the "Adjustment Amount").

          (b) There shall be no adjustment to the IP Purchase Price if the Closing Asset Value is equal to or greater than the Initial Asset Value.

          (c) In the event that the Adjustment Statement indicates an Adjustment Amount and the Buyers dispute the calculation of the Closing Asset Value, they shall notify the Company in writing (the "Dispute Notice") of the amount, nature and basis of such dispute within fifteen (15) business days after delivery of the Closing Statement of Value. In the event of such dispute, the parties shall first use their reasonable efforts to resolve such dispute among themselves. In the event that the parties resolve such dispute among themselves, the Company shall immediately pay, by wire transfer to the IP Buyer, the Adjustment Amount. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then the dispute shall be submitted for binding resolution to a mutually acceptable, nationally recognized Big Five accounting firm which is independent of all parties.

          (d) If the Adjustment Statement indicates an Adjustment Amount and the Company has not received a Dispute Notice within the fifteen (15) day period referenced in clause (c) above, then the Adjustment Amount shall be deemed accepted by and binding upon the parties and the Company shall immediately pay, by wire transfer to the IP Buyer, the Adjustment Amount. The IP Purchase Price shall be decreased on a dollar-for-dollar basis for the Adjustment Amount.

          (e)  If any amount required to be paid by the Company pursuant to
Section 4(c) or (d) above is not paid within three (3) business days after it is due, the IP Buyer shall be entitled to submit a certificate to the Escrow Agent requiring immediate distribution of the unpaid amount from the Escrow Amount (the "Adjustment Certificate"). Notwithstanding such distribution, the Company shall be required to immediately deposit funds with the Escrow Agent to replace the amounts so distributed.

          (f) No adjustment to the Purchase Price set forth in the US Purchase Agreement shall be made as a result of the adjustments contemplated by this
Section 4.

     5.   Dispute Resolution. All disputes among the parties shall be resolved
          ------------------
in accordance with the procedures set forth in the US Purchase Agreement (with respect to disputes relating to such Agreement) or the IP Purchase Agreement (with respect to disputes relating to such Agreement and this Agreement).

     6.   Notices. All notices shall be given to the parties to this Agreement
          -------
in the manner and at the addressed specified in the US Purchase Agreement (with respect to all parties except the IP Buyer) and in the IP Purchase Agreement (with respect to the IP Buyer).

     7.   Successors and Assigns. This Agreement shall be binding upon and inure
          ----------------------
to the benefit of the parties hereto and their respective successors and assigns, except that the US Buyer and the IP Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the IP Buyer or the US Buyer or the Company from any obligation or liability under this Agreement.

     8.   Entire Agreement; Amendments; Attachments. This Agreement and all
          -----------------------------------------
agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement by a written instrument executed by the US Buyer, the IP Buyer and the Company.

     9.   Severability. Any provision of this Agreement which is invalid,
          ------------
illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     10.  Expenses. Except as otherwise expressly provided herein, the IP Buyer
          --------
and the US Buyer, on the one hand, and the Company, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder.

     11.  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Georgia.

     12.  Section Headings. The section headings are for the convenience of the
          ----------------
parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     13.  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                   GEAC COMPUTER SYSTEMS, INC.



                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________


                                   GEAC CANADA LIMITED


                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________



                                   CLARUS CORPORTION

                                   By:    _________________________________
                                   Name:  _________________________________
                                   Title: _________________________________

                                 Schedule 3.2
                                 ------------

              Sample Calculations of Indemnification Limitations
              --------------------------------------------------

     The following examples are for illustrative purposes only.

     Assume that the Combined Purchase Price is $17,100,000.

Example 1
---------

$4,000,000 Class B Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $8,550,000 - $4,000,000 = $4,550,000
Third Tier Amount = $17,100,000 - $4,000,000 = $13,100,000


Example 2
---------

$3,000,000 Class C Claim is the first claim paid.

First Tier Amount = $0
Second Tier Amount = $8,550,000 - $3,000,000 = $5,550,000
Third Tier Amount = $17,100,000 - $3,000,000 = $14,100,000

Example 3
---------

$7,000,000 Class A Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $8,550,000
Third Tier Amount = $17,100,000 - $7,000,000 = $10,100,000

Example 4
---------

$9,000,0000 Class A Claim is the first claim paid.

First Tier Amount = $2,907,000
Second Tier Amount = $17,100,000 - $9,000,000 = $8,100,000
Third Tier Amount = $17,100,000 - $9,000,000 = $8,100,000

                                  APPENDIX D

              For Clarus Corporation Special Stockholders Meeting

                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------
  This proxy is solicited on behalf of the Board of Directors of Clarus. This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal listed below.

   Proposal to approve the Asset Purchase Agreement between Clarus Corporation and Geac Computer Systems, Inc. and the Intellectual Property Rights Purchase Agreement between Geac Canada Limited and Clarus Corporation each dated August 24, 1999 and the other agreements between Geac and Clarus Corporation in connection therewith and the sale of substantially all of Clarus Corporation's financial and human resources assets pursuant thereto.

        [_] FOR                  [_] AGAINST                [_] ABSTAIN

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or adjournment(s), including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies. This proxy may be revoked at any time prior to voting hereof.

This proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned stockholder. If no direction is made, it will be voted in favor of the Proposal listed on this Proxy.

Dated:                    , 1999
       -------------------

---------------------------
       Signature(s)

---------------------------

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.